     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 29, 1998
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 --------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                 --------------

                                  AKORN, INC.
             (Exact name of registrant as specified in its charter)

          LOUISIANA                          2834                  72-0717400
 (State or Other Jurisdiction         (Primary Standard         (I.R.S. Employer
              of                          Industrial             Identification
Incorporation or Organization)       Classification Code            Number)
                                           Number)

                                 --------------

                          100 TRI-STATE INTERNATIONAL
                                   SUITE 100
                          LINCOLNSHIRE, ILLINOIS 60069
                                 (847) 236-3800

         (Address, Including Zip Code, and Telephone Number, Including
            Area Code, of Registrant's Principal Executive Offices)
                                 --------------

                             JOHN N. KAPOOR, PH.D.
                            CHIEF EXECUTIVE OFFICER
                          100 TRI-STATE INTERNATIONAL
                                   SUITE 100
                          LINCOLNSHIRE, ILLINOIS 60069
                                 (847) 236-3800

 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)
                                 --------------

                                   COPIES TO:

          JOHN L. MACCARTHY                         J. VAUGHAN CURTIS
           Winston & Strawn                         Alston & Bird LLP
         35 West Wacker Drive                      One Atlantic Center
       Chicago, Illinois 60601                  1201 West Peachtree Street
            (312) 558-5600                     Atlanta, Georgia 30309-3424
                                                      (404) 881-7000

                                 --------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                                 --------------
    If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                                 --------------

                        CALCULATION OF REGISTRATION FEE

                  TITLE OF EACH CLASS OF                      PROPOSED MAXIMUM AGGREGATE
               SECURITIES TO BE REGISTERED                        OFFERING PRICE(1)           AMOUNT OF REGISTRATION FEE
Common Stock, no par value per share......................           $45,000,000                       $13,275

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.
                                 --------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO
BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                                           SUBJECT TO COMPLETION
                                                                   JULY 29, 1998

                                5,540,000 Shares

                                  AKORN, INC.

                                  Common Stock
                                   ---------

    Of the 5,540,000 shares of common stock, no par value (the "Common Stock") offered hereby (the "Offering"), 5,000,000 shares are being sold by Akorn, Inc. ("Akorn" or the "Company" ) and 540,000 shares are being sold by certain stockholders of the Company (the "Selling Stockholders"). See "Principal and Selling Stockholders." The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders. The Common Stock is traded on the Nasdaq National Market under the symbol "AKRN." On July 27, 1998, the last reported sale price of the Common Stock was $6.41 per share.

                                 --------------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 5.
                                 -------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                    PRICE            UNDERWRITING           PROCEEDS            PROCEEDS TO
                                     TO              DISCOUNTS AND             TO                 SELLING
                                   PUBLIC             COMMISSIONS          COMPANY(1)          STOCKHOLDERS
Per Share..................           $                    $                    $                    $
Total(2)...................           $                    $                    $                    $

(1) Before deducting expenses of the Offering estimated at $550,000 payable by the Company.

(2) The Company has granted to the Underwriters a 30-day option to purchase up to 831,000 additional shares of Common Stock solely to cover over-allotments, if any. To the extent the option is exercised, the Underwriters will offer the additional shares at the Price to Public shown above. If the option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be
    $      , $      and $      , respectively.

                                 --------------

    The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, and subject to the right of the Underwriters to reject any order in whole or in part. It is expected that delivery of the Common Stock will be made at the offices of BT
Alex. Brown Incorporated, Baltimore, Maryland, on or about              , 1998.

BT Alex. Brown                                           Warburg Dillon Read LLC

              THE DATE OF THIS PROSPECTUS IS               , 1998.

                            [INSIDE COVER ART WORK]

              PICTURE OF CERTAIN STERILE SPECIALTY PHARMACEUTICAL
           PRODUCTS MARKETED BY THE COMPANY WITH CAPTION WHICH READS
       "PICTURED ABOVE ARE CERTAIN OF THE MORE THAN 90 STERILE SPECIALITY
                  PHARMACEUTICAL PRODUCTS MARKETED BY AKORN."

   PICTURE OF MANUFACTURING FACILITY OF THE COMPANY WITH CAPTION WHICH READS "PICTURED ABOVE IS ONE OF AKORN'S ASEPTIC FILLING LINES FOR THE MANUFACTURING OF
                 OPHTHALMIC AND INJECTABLE STERILE SOLUTIONS."

    Alftena-TM-, Sufenta-TM-, Pilo-20-TM-, Pilo-40-TM-, Indocyanine Green-TM-, Fluress-TM-, Fluoracaine-TM-, Gentak-TM-, BAL in Oil-TM-, Aurolate-TM-, Ful-Glo Strips-TM-, Rose Bengal Strips-TM-, Paremyd-TM-, Inapsine-TM-, Sublimaze-TM- and Piroxicam-TM- are trademarks of the Company.

THE UNDERWRITERS AND OTHER PERSONS MAY OVER-ALLOT OR EFFECT TRANSACTIONS THAT STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS (AND SELLING GROUP MEMBERS) MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK OF THE COMPANY ON NASDAQ IN ACCORDANCE WITH REGULATION M OR ANY SUCCESSOR RULES UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, ALL REFERENCES HEREIN TO "AKORN" OR THE "COMPANY" REFER TO AKORN, INC. AND ITS SUBSIDIARIES.

                                  THE COMPANY

    Akorn is a specialty pharmaceutical company that develops, manufactures and markets ophthalmic and injectable sterile pharmaceutical products in the United States. The Company sells more than 90 diagnostic and therapeutic pharmaceutical products focused primarily on ophthalmology, anesthesia, antidotes and rheumatology. The Company also markets ophthalmic surgical instruments and other supplies and provides contract manufacturing for third parties. The Company is one of a limited number of U.S. specialty pharmaceutical companies with sterile manufacturing capabilities. Akorn believes that its sterile manufacturing capabilities, combined with its ability to manufacture a variety of dosage forms (solutions, suspensions and ointments), afford it a competitive advantage. Many of the Company's ophthalmic pharmaceuticals are marketed under its well-recognized "Akorn" label. For the twelve months ended June 30, 1998, Akorn's net sales and net income were approximately $49.3 million and $3.8 million, respectively.

    While the $110 billion U.S. pharmaceutical market is dominated by large multinational pharmaceutical companies that conduct substantial research and development, significant sales are derived from specialty pharmaceutical products. The Company believes that pricing and profit pressures are causing major pharmaceutical companies to focus on developing new pharmaceuticals and marketing existing proprietary products, while considering divestitures or licensing of non-core products as a more effective means of realizing value from such products. The Company defines specialty pharmaceutical products as those products which share several, but not necessarily all, of the following characteristics: (i) products which no longer fit the strategic focus of major pharmaceutical companies; (ii) products with annual sales typically between $1 and $50 million; (iii) products which receive minimal promotion from major pharmaceutical companies but which compete in promotion-sensitive markets; (iv) products which have sales levels that are less likely to become targets of pricing pressure from managed care or other third-party payors, or which have a clear price advantage over alternative treatments; and (v) products which can leverage the existing sales force, manufacturing operations and marketing efforts of specialty pharmaceutical companies.

    Sterile pharmaceutical products consist of pharmaceuticals produced using sterile manufacturing techniques, such as aseptic filling technologies and heat sterilization. The manufacture of sterile pharmaceutical products, as compared to the production of non-sterile products such as tablets, requires more technologically sophisticated processes and personnel with technical expertise. In 1997, the U.S. ophthalmic and injectable sterile pharmaceutical markets had total U.S. sales of approximately $2.0 billion and $8.2 billion, respectively, which represent increases of approximately 10.0% and 12.0%, respectively, from 1996.

    To capitalize on the trend of major pharmaceutical companies devoting less resources to specialty pharmaceutical products, the Company focuses on sterile specialty pharmaceutical products that generally face limited competition. The Company's objective is to become a leading sterile specialty pharmaceutical company. To achieve this objective, the Company seeks to: (i) pursue strategic acquisitions of branded sterile specialty pharmaceutical products; (ii) internally develop sterile specialty pharmaceutical products; (iii) leverage its existing infrastructure and increase operating efficiencies; and (iv) expand its sterile manufacturing and technical capabilities. As part of this strategy, the Company is developing the capability to manufacture controlled-release and lyophilized (freeze-dried) pharmaceuticals in order to expand the dosage forms of its current products and pursue other markets.

    Since January 1, 1996, the Company has acquired or licensed 18 specialty pharmaceutical products. In acquiring or licensing pharmaceutical products, the Company targets products which complement its existing product lines and enable it to leverage its existing manufacturing, marketing and distribution capabilities. After acquiring or licensing a specialty pharmaceutical product, the Company generally focuses on increasing the marketing and promotion of the product and integrating it into the Company's existing product lines.

    The Company also develops pharmaceutical products internally. Since January 1, 1996, the Company has received approval for nine ANDAs and one NDA for internally developed sterile pharmaceutical products. In connection with its strategy to continue to internally develop sterile pharmaceutical products, Akorn currently has ten ANDAs submitted to the FDA for new products. In addition, over the next three years, the Company anticipates filing ANDAs for more than ten additional sterile pharmaceutical products and NDAs for three proprietary pharmaceutical products which are in various stages of development.

                                  THE OFFERING

Common Stock offered by the Company.............  5,000,000 shares
Common Stock offered by the Selling
  Stockholders..................................  540,000 shares
Common Stock to be outstanding after the
  offering......................................  22,952,063 shares(1)
Use of proceeds.................................  To repay certain indebtedness; for the acquisition and development of products;
                                                  for the expansion of manufacturing
                                                  facilities; and for working capital and
                                                  general corporate purposes. See "Use of
                                                  Proceeds."
Nasdaq National Market symbol...................  AKRN

------------------------------

(1) Excludes 1,929,238 shares of Common Stock issuable upon exercise of options outstanding as of June 30, 1998, with a weighted average exercise price of $2.79 per share. See Note K of the Notes to the Consolidated Financial Statements of the Company included elsewhere in this Prospectus.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                                    SIX
                                                                                                                  MONTHS
                                                                                                                   ENDED
                                             YEAR ENDED JUNE 30,                 SIX MONTHS       YEAR ENDED     JUNE 30,
                                 --------------------------------------------  ENDED DECEMBER    DECEMBER 31,    ---------
                                   1993(1)      1994       1995       1996       31, 1996(2)         1997
                                 -----------  ---------  ---------  ---------  ---------------  ---------------    1997
                                                                                                                 ---------
                                                                                                                 (UNAUDITED)
INCOME STATEMENTS:
  Net sales....................   $  23,612   $  31,266  $  37,505  $  33,925     $  16,519        $  42,323     $  19,044
  Cost of goods sold...........      13,913      18,048     23,328     21,972        10,761           23,547        10,700
                                 -----------  ---------  ---------  ---------  ---------------  ---------------  ---------
  Gross profit.................       9,699      13,218     15,177     11,953         5,758           18,776         8,344
  Selling, general and
    administrative expenses....       7,534       9,643     10,376      8,974         4,819           12,287         5,804
  Research and development.....         453         921        891      1,213           809            1,873           729
  Relocation costs.............          --          --         --         --            --            1,451         1,451
  Acquisition and severance
    costs......................          --          --         --        677            --               --            --
                                 -----------  ---------  ---------  ---------  ---------------  ---------------  ---------
  Operating income.............       1,712       2,654      3,910      1,089           130            3,165           360
  Interest income..............          25          84        106        113            33               41            27
  Interest expense.............        (288)       (181)       (25)      (441)         (243)            (497)         (254)
  Gain (loss) on marketable
    equity securities..........          --          --       (308)        80            --               --            --
  Other income, net............          69          16         55        136           150              135           128
                                 -----------  ---------  ---------  ---------  ---------------  ---------------  ---------
  Pretax income................       1,518       2,573      3,738        977            70            2,844           261
  Income taxes (benefit).......        (263)        158      1,232        189            26            1,052            97
                                 -----------  ---------  ---------  ---------  ---------------  ---------------  ---------
  Net income...................   $   1,781   $   2,415  $   2,506  $     788     $      44        $   1,792     $     164
                                 -----------  ---------  ---------  ---------  ---------------  ---------------  ---------
                                 -----------  ---------  ---------  ---------  ---------------  ---------------  ---------
  Net income per share:
    Basic......................   $    0.12   $    0.14  $    0.15  $    0.05     $    0.00        $    0.11     $    0.01
    Diluted....................        0.12        0.14       0.15       0.05          0.00             0.11          0.01
  Weighted average shares
    outstanding:
    Basic......................      14,159      16,185     16,236     16,383        16,580           16,614        16,596
    Diluted....................      14,955      16,711     16,799     16,788        16,763           16,925        16,802


                                   1998
                                 ---------

INCOME STATEMENTS:
  Net sales....................  $  26,038
  Cost of goods sold...........     12,775
                                 ---------
  Gross profit.................     13,263
  Selling, general and
    administrative expenses....      7,420
  Research and development.....      1,974
  Relocation costs.............         --
  Acquisition and severance
    costs......................         --
                                 ---------
  Operating income.............      3,869
  Interest income..............          1
  Interest expense.............       (492)
  Gain (loss) on marketable
    equity securities..........         --
  Other income, net............          1
                                 ---------
  Pretax income................      3,379
  Income taxes (benefit).......      1,230
                                 ---------
  Net income...................  $   2,149
                                 ---------
                                 ---------
  Net income per share:
    Basic......................  $    0.12
    Diluted....................       0.11
  Weighted average shares
    outstanding:
    Basic......................     17,769
    Diluted....................     18,837

                                                                                               JUNE 30, 1998
                                                                                         -------------------------
                                                                                          ACTUAL    AS ADJUSTED(3)
                                                                                         ---------  --------------
                                                                                                (UNAUDITED)
BALANCE SHEET DATA:
  Cash and cash equivalents............................................................  $     594    $   21,193
  Working capital......................................................................     11,430        32,029
  Total assets.........................................................................     48,220        68,819
  Total debt...........................................................................     17,735         8,935
  Shareholders' equity.................................................................     23,262        52,661

------------------------------

(1) Includes the reversal of a provision for a litigation judgment ($0.7 million), the reduction of estimated costs of reorganizing manufacturing operations ($0.4 million) and income tax benefits ($0.3 million).

(2) In October 1996, the Company changed its fiscal year from the year ending June 30 to a calendar year.

(3) Adjusted to give effect to the sale by the Company of 5,000,000 shares of Common Stock offered hereby (based on an assumed public offering price of $6.41 per share) and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

                           FORWARD-LOOKING STATEMENTS

    Certain statements in this Prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this document, the words "anticipate," "believe," "estimate" and "expect" and similar expressions are generally intended to identify forward-looking statements. Prospective investors are cautioned that any forward-looking statements, including statements regarding the intent, belief or expectations of the Company or its management are not guarantees of future performance and involve risks and uncertainties and that actual results may differ materially from those in the forward-looking statements as a result of various factors, including but not limited to: (i) the effects of federal, state and other governmental regulation of the Company's business; (ii) the Company's success in acquiring, developing, manufacturing and marketing new products; (iii) implementation of the Company's growth strategy; (iv) the effects of competition from generic pharmaceuticals and from other pharmaceutical companies; and (v) other factors referred to in this Prospectus. See "Risk Factors." The Company does not intend to update these forward-looking statements.

UNLESS OTHERWISE INDICATED, ALL SHARE AND FINANCIAL INFORMATION SET FORTH HEREIN REFLECT NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION. SEE "UNDERWRITING."

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS.

GOVERNMENT REGULATION

    Virtually all aspects of the Company's business are regulated by federal and state statutes and government agencies. The development, testing, manufacturing, processing, quality, safety, efficacy, packaging, labeling, record-keeping, distribution, storage and advertising of the Company's products, and disposal of waste products arising from such activities, are subject to regulation by one or more federal agencies, including the Food and Drug Administration ("FDA"), the Drug Enforcement Agency ("DEA"), the Federal Trade Commission ("FTC"), the Consumer Product Safety Commission, the Occupational Safety and Health Administration ("OSHA") and the U.S. Environmental Protection Agency ("EPA"). These activities are also regulated by similar state and local agencies. Failure to comply with applicable statutes and government regulations could have a material adverse effect on the Company's business, financial condition and results of operations.

    All pharmaceutical manufacturers, including the Company, are subject to regulation by the FDA under the authority of the Federal Food, Drug, and Cosmetic Act ("FDC Act"). Under the FDC Act, the federal government has extensive administrative and judicial enforcement powers over the activities of pharmaceutical manufacturers to ensure compliance with FDA regulations. Those powers include, but are not limited to, the authority to initiate court action to seize unapproved or non-complying products, to enjoin non-complying activities, to halt manufacturing operations that are not in compliance with current good manufacturing practices ("cGMP"), to recall products which present a health risk, and to seek civil monetary and criminal penalties. Other enforcement activities include refusal to approve product applications or the withdrawal of previously approved applications. Any such enforcement activities, including the restriction or prohibition on sales of products marketed by the Company or the halting of manufacturing operations of the Company, could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, product recalls may be issued at the discretion of the Company, the FDA or other government agencies having regulatory authority for pharmaceutical product sales. Recalls may occur due to disputed labeling claims, manufacturing issues, quality defects or other reasons. No assurance can be given that recalls of the Company's pharmaceutical products will not occur in the future. Any product recall could have a material adverse effect on the Company's business, financial condition and results of operations.

    All "new drugs" must be the subject of an FDA-approved new drug application ("NDA") before they may be marketed in the United States. Certain prescription drugs are not currently required to be the subject of an approved NDA but, rather, may be marketed pursuant to an FDA regulatory enforcement policy permitting continued marketing of those drugs until the FDA determines whether they are safe and effective. All generic equivalents to previously approved drugs or new dosage forms of existing drugs must be the subject of an FDA-approved abbreviated new drug application ("ANDA") before they may be marketed in the United States. The FDA has the authority to withdraw existing NDA and ANDA approvals and to review the regulatory status of products marketed under the enforcement policy. The FDA may require an approved NDA or ANDA for any drug product marketed under the enforcement policy if new information reveals questions about the drug's safety or effectiveness. All drugs must be manufactured in conformity with cGMP and drugs subject to an approved NDA or ANDA must be manufactured, processed, packaged, held, and labeled in accordance with information contained in the NDA or ANDA.

    The Company and its third-party manufacturers are subject to periodic inspection by the FDA to assure such compliance. The FDA imposes additional stringent requirements on the manufacture of sterile pharmaceutical products to ensure the sterilization processes and related control procedures consistently produce a sterile product. Additional sterile manufacturing requirements include the submission for expert review of detailed documentation for sterilization process validation in drug applications beyond those required for general manufacturing process validation. Various sterilization process requirements are the subject of detailed FDA guidelines, including requirements for the maintenance of microbiological control and quality stability. Pharmaceutical products must be distributed, sampled and promoted in accordance with FDA requirements. The FDA also regulates drug labeling and the advertising of prescription drugs. The Company believes its operating facilities and practices are in compliance with applicable federal and state law. However, a finding by a governmental agency or court that the Company is not in compliance could have a material adverse effect on the Company's business, financial condition and results of operations.

    While the Company believes that all of its current pharmaceuticals are lawfully marketed in the United States under current FDA enforcement policies or have received the requisite agency approvals for manufacture and sale, such marketing authority is subject to withdrawal by the FDA. In addition, modifications or enhancements of approved products are in many circumstances subject to additional FDA approvals which may or may not be granted and which may be subject to a lengthy application process. Any change in the FDA's enforcement policy or any decision by the FDA to require an approved NDA or ANDA for a Company product not currently subject to the approved NDA or ANDA requirements or any delay in the FDA approving an NDA or ANDA for a Company product could have a material adverse effect on the Company's business, financial condition and results of operations.

    A number of products marketed by the Company are "grandfathered" drugs which are permitted to be manufactured and marketed without FDA-issued ANDAs or NDAs on the basis of their having been marketed prior to enactment of relevant sections of the FDC Act. The regulatory status of these products is subject to change and/or challenge by the FDA, which could establish new standards and limitations for manufacturing and marketing such products, or challenge the evidence of prior manufacturing and marketing upon which grandfathering status is based. The Company is not aware of any current efforts by the FDA to change the status of any of its "grandfathered" products, but there can be no assurance that such initiatives will not occur in the future. Any such change in the status of the Company's "grandfathered" products could have a material adverse effect on the Company's business, financial condition and results of operations.

    The Company also manufactures and sells drugs which are "controlled substances" as defined in the federal Controlled Substances Act and similar state laws, which establishes, among other things, certain licensing, security and record keeping requirements administered by the DEA and similar state agencies, as well as quotas for the manufacture, purchase and sale of controlled substances. The DEA could limit or reduce the amount of controlled substances which the Company is permitted to manufacture and market. The Company has not experienced sanctions or fines for non-compliance with the foregoing regulations, but no assurance can be given that any such sanctions or fines would not have a material adverse effect on the Company's business, financial condition and results of operations.

    The Company cannot determine what effect changes in regulations or statutes or legal interpretation, when and if promulgated or enacted, may have on its business in the future. Changes could, among other things, require changes to manufacturing methods, expanded or different labeling, the recall, replacement or discontinuation of certain products, additional record keeping and expanded documentation of the properties of certain products and scientific substantiation. Such changes or new legislation could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Government Regulation."

DEPENDENCE ON ACQUISITION AND LICENSING OF PHARMACEUTICAL PRODUCTS

    Until the Company develops and introduces a sufficient number of its own pharmaceutical products, it must rely upon the availability for purchase or licensing of pharmaceutical product lines of other pharmaceutical or biotechnology companies. Other companies, including those with substantially greater financial, marketing and other resources, compete with the Company for the right to acquire or license such products. The Company's success in executing this strategy depends, in part, on its ability to identify potential products that meet the Company's criteria, including possessing a recognizable brand name or being complementary to the Company's existing product lines. See "Business--Strategy." There can be no assurance that the Company will have success in identifying potential product acquisitions or licensing opportunities or that, if identified, it will complete such product acquisitions or obtain such licenses on acceptable terms or that it will successfully integrate any acquired or licensed products into its existing product lines. The inability to complete acquisitions of, or obtain licenses for, pharmaceutical products could have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, there can be no assurance that the Company, once it has obtained rights to a pharmaceutical product and committed to payment terms, will be able to generate sales sufficient to create a profit or otherwise avoid a loss. Any inability to generate such sufficient sales or any subsequent reduction of sales could have a material adverse effect on the Company's business, financial condition and result of operations. See "Business--Strategy" and "--Product Acquisitions."

DEPENDENCE ON DEVELOPMENT OF PHARMACEUTICAL PRODUCTS AND MANUFACTURING
  CAPABILITIES

    The Company's strategy for growth is dependent upon its ability to develop products that can be promoted through existing marketing and distribution channels and, when appropriate, the enhancement of such marketing and distribution channels. The Company currently has ten ANDAs submitted to the FDA for new sterile pharmaceutical products. In addition, over the next three years, the Company currently anticipates filing ANDAs for more than ten additional pharmaceutical products and NDAs for three proprietary pharmaceutical products which are in various stages of development. The Company may not meet its anticipated time schedule for the filing of ANDAs and NDAs or may decide not to pursue ANDAs or NDAs that it has submitted or anticipates submitting. The internal development of new pharmaceutical products by the Company is dependent upon the research and development capabilities of the Company's personnel and its infrastructure. There can be no assurance that the Company will successfully develop new pharmaceutical products or, if developed, successfully integrate new products into its existing product lines. In addition, there can be no assurance that the Company will receive all necessary approvals from the FDA or that such approvals will not involve delays which adversely affect the marketing and sale of the Company's products. The Company's failure to develop new products or receive FDA approval of new or previously filed ANDAs or NDAs, could have a material adverse effect on the Company's business, financial condition and results of operations. Another part of the Company's growth strategy is to develop the capability to manufacture controlled-release ophthalmic pharmaceutical products and lyophilized (freeze-dried) pharmaceutical products. While the Company has devoted resources to developing these capabilities, it may not be successful in developing these capabilities, or the Company may not realize the anticipated benefits from developing these capabilities. See "Business--Strategy."

GENERIC SUBSTITUTION

    The Company's branded pharmaceutical products are subject to competition from generic equivalents and alternative therapies. Generic pharmaceuticals are the chemical and therapeutic equivalents of brand-name pharmaceuticals and represent an increasing proportion of pharmaceuticals dispensed in the United States. There is no proprietary protection for most of the branded pharmaceutical products sold by the Company and generic and other substitutes for most of its branded pharmaceutical products are sold by other pharmaceutical companies. In addition, governmental and cost-containment pressures regarding the dispensing of generic equivalents will likely result in generic substitution and competition generally for the Company's branded pharmaceutical products. Although the Company attempts to mitigate the effect of this substitution through, among other things, creation of strong brand-name recognition and product-line extensions for its branded pharmaceutical products, there can be no assurance that the Company will be successful in these efforts. Increased competition in the sale of generic pharmaceutical products could have a material adverse effect on the Company's business, financial condition and results of operations. See "--Competition; Uncertainty of Technological Change" and "Business--Competition." Generic substitution is regulated by the federal and state governments, as is reimbursement for generic drug dispensing. There can be no assurance that substitution will be permitted for newly-approved generic drugs or that such products will be subject to government reimbursement.

DEPENDENCE ON GENERIC AND OFF-PATENT PHARMACEUTICAL PRODUCTS

    For the six months ended June 30, 1998, the Company derived 49.8% of its net sales from the sale of generic pharmaceutical products. The success of the Company depends, in part, on its ability to anticipate which branded pharmaceuticals are about to come off patent and thus permit the Company to develop, manufacture and market equivalent generic pharmaceutical products. Generic pharmaceuticals must meet the same quality standards as branded pharmaceuticals, even though these equivalent pharmaceuticals are sold at prices which are significantly lower than that of branded pharmaceuticals. In addition, generic products that third parties develop may render the Company's generic products noncompetitive or obsolete. Although the Company has successfully brought generic pharmaceutical products to market in a timely manner in the past, there can be no assurance that the Company will be able to consistently bring these products to market quickly and efficiently in the future. An increase in competition in the sale of generic pharmaceutical products or the Company's failure to bring such products to market before its competitors could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Strategy."

COMPETITION; UNCERTAINTY OF TECHNOLOGICAL CHANGE

    The Company competes with other pharmaceutical companies, including major pharmaceutical companies with financial resources substantially greater than those of the Company, in acquiring, developing, manufacturing and marketing pharmaceutical products. The selling prices of pharmaceutical products typically decline as competition increases. Further, other products now in use, under development or acquired by other pharmaceutical companies, may be more effective or offered at lower prices than the Company's current or future products. The industry is characterized by rapid technological change which may render the Company's products obsolete, and competitors may develop their products more rapidly than the Company. Competitors may also be able to complete the regulatory process sooner, and therefore, may begin to market their products in advance of the Company's products. The Company believes that competition in sales of its products is based primarily on price, service, availability and product efficacy. There can be no assurance that: (i) the Company will be able to acquire or develop commercially attractive pharmaceutical products; (ii) additional competitors will not enter the market; or (iii) competition from other pharmaceutical companies will not have a material adverse effect on the Company's business, financial condition and results of operations. See "--Generic Substitution" and "Business--Competition."

DEPENDENCE ON SUPPLY OF RAW MATERIALS AND COMPONENTS

    The Company requires a supply of quality raw materials and components to manufacture and package pharmaceutical products for itself and for third parties with which it has contracted. The principal components of the Company's products are active and inactive pharmaceutical ingredients and certain packaging materials. Many of these components are available from only a single source and, in many of the Company's ANDAs and NDAs, only one supplier of raw materials has been identified. Because FDA approval of drugs requires manufacturers to specify their proposed suppliers of active ingredients and certain packaging materials in their applications, FDA approval of any new supplier would be required if active ingredients or such packaging materials were no longer available from the specified supplier. The qualification of a new supplier could delay the Company's development and marketing efforts. If for any reason the Company is unable to obtain sufficient quantities of any of the raw materials or components required to produce and package its products, it may not be able to manufacture its products as planned, which could have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON THIRD-PARTY MANUFACTURERS

    For the six months ended June 30, 1998, the Company derived 51.1% of its net sales from the sale of products manufactured by third parties. There can be no assurance that the Company's dependence on third parties for the manufacture of such products will not adversely affect the Company's profit margins or its ability to develop and deliver its products on a timely and competitive basis. If for any reason the Company is unable to obtain or retain third-party manufacturers on commercially acceptable terms, it may not be able to distribute its products a planned. No assurance can be made that the manufacturers utilized by the Company will be able to provide the Company with sufficient quantities of its products or that the products supplied to the Company will meet the Company's specifications. Any delays or difficulties with third-party manufacturers could adversely affect the marketing and distribution of certain of the Company's products, which could have a material adverse effect on the Company's business, financial condition and results of operations.

PRODUCT LIABILITY

    The Company faces exposure to product liability claims in the event that the use of its technologies or products or those it licenses from third parties is alleged to have resulted in adverse effects in users thereof. Receipt of regulatory approval for commercial sale of such products does not mitigate such product liability risks. While the Company has taken, and will continue to take, what it believes are appropriate precautions, there can be no assurance that it will avoid significant product liability exposure. In addition, future product labeling may include disclosure of additional adverse effects, precautions and contraindications, which may adversely impact sales of such products. The Company currently has product liability insurance in the amount of $10.0 million for aggregate annual claims with a $25,000 deductible per incident and a $150,000 aggregate annual deductible. However, there can be no assurance that its insurance coverage will be sufficient to cover fully potential claims. Additionally, there can be no assurance that adequate insurance coverage will be available in the future at acceptable costs, if at all, or that a product liability claim would not have a material adverse effect on the Company's business, financial condition and results of operations.

NEED TO ATTRACT AND RETAIN KEY PERSONNEL IN HIGHLY COMPETITIVE MARKETPLACE

    The Company's performance depends, to a large extent, on the continued service of its key research and development personnel, other technical employees, managers and sales personnel and its ability to continue to attract and retain such personnel. Competition for such personnel is intense, particularly for highly motivated and experienced research and development and other technical personnel. The Company is facing increasing competition from companies with greater financial resources for such personnel. There can be no assurance that the Company will be able to attract and retain sufficient numbers of highly-skilled personnel in the future, and the inability to do so could have a material adverse effect on the Company's business, operating results and financial condition. See "Business-- Competition" and "--Employees."

DEPENDENCE ON KEY EXECUTIVE OFFICERS

    The Company's success will depend, in part, on its ability to retain its key executive officers. The loss of one or more of the Company's key executive officers could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management."

QUARTERLY FLUCTUATION OF RESULTS; POSSIBLE VOLATILITY OF STOCK PRICE

    The Company's results of operations may vary from quarter to quarter due to a variety of factors including the timing of acquisitions, development and sales of branded pharmaceutical products, expenditures incurred to acquire and promote additional pharmaceutical products, changes in the Company's customer base, a customer's termination of a substantial account, the availability and cost of raw materials, interruptions in supply by third-party manufacturers, the introduction of new products or technological innovations by the Company's competitors, delays in obtaining government approvals, including FDA approval of NDAs or ANDAs for Company products, loss of key personnel, the mix of products sold by the Company, changes in sales and marketing expenditures, competitive pricing pressures and general economic and industry conditions which affect customer demand. There can be no assurance that the Company will be successful in maintaining or improving its profitability or avoiding losses in any future period. Such fluctuations may result in volatility in the price of the Common Stock. Due to the foregoing factors, it is possible that in future quarters the Company's operating results will be below the expectations of investors or securities analysts. Such an event could adversely affect the market price of the Common Stock. In the past, following periods of volatility in the market price of their securities, companies have become defendants in securities class action litigation. Any such litigation initiated against the Company could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Summary of Results of Operations by Quarter."

PATENTS AND PROPRIETARY RIGHTS

    The patent position of competitors in the pharmaceutical industry generally is highly uncertain, involves complex legal and factual questions, and is the subject of much litigation. There can be no assurance that any patent applications relating to the Company's potential products or processes will result in patents being issued, or that the resulting patents, if any, will provide protection against competitors who: (i) successfully challenge the Company's patents; (ii) obtain patents that may have an adverse effect on the Company's ability to conduct business; or (iii) are able to circumvent the Company's patent position. It is possible that other parties have conducted or are conducting research and could make discoveries of pharmaceutical formulations or processes that would precede any discoveries made by the Company, which could prevent the Company from obtaining patent protection for these discoveries or marketing products developed therefrom. Consequently, there can be no assurance that others will not independently develop pharmaceutical products similar to or obsoleting those that the Company is planning to develop, or duplicate any of the Company's products. The inability of the Company to obtain patents for its products and processes or the ability of competitors to circumvent or obsolete the Company's patents could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Patents and Proprietary Rights."

RELATIONSHIPS WITH OTHER ENTITIES; CONFLICTS OF INTEREST

    Dr. John N. Kapoor, Ph.D., the Company's Chairman of the Board and Chief Executive Officer, is affiliated with EJ Financial Enterprises, Inc., a health care investment firm ("EJ Financial"). See "Certain Relationships and Related Transactions." EJ Financial is involved in the management of health care companies in various fields, and Dr. Kapoor is involved in various capacities with the management and operation of these companies. The John N. Kapoor Trust, the beneficiary of which is Dr. Kapoor, is a principal shareholder of each of these companies. As a result, Dr. Kapoor devotes approximately two days per week to the business of the Company. Although such companies do not currently compete directly with the Company, certain companies with which EJ Financial is involved are in the pharmaceutical business. Discoveries made by one or more of these companies could render the Company's products less competitive or obsolete. Potential conflicts of interest could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management."

LITIGATION INVOLVING THE COMPANY'S CHAIRMAN

    Dr. Kapoor was previously the Chairman and President of Lyphomed, Inc., a manufacturer of injectable pharmaceuticals ("Lyphomed"). Fujisawa Pharmaceutical Co. Ltd. ("Fujisawa") was a major stockholder of Lyphomed from the mid-1980s until 1990, at which time Fujisawa completed a tender offer for the remaining shares of Lyphomed, including the shares held by Dr. Kapoor. Prior to and following the tender offer by Fujisawa, Lyphomed experienced regulatory difficulties with the FDA relating to the manufacturing and laboratory practices involving certain generic pharmaceutical products. In 1991, the FDA investigated and issued a Form 483 citing differences between the Company's generic drug applications and underlying raw data. Lyphomed also experienced, following the tender offer, declining results of operations. Fujisawa filed suit in federal district court in Illinois against Dr. Kapoor alleging securities fraud, racketeering, and other federal and state law claims relating to the purchase of Lyphomed. In addition to substantial monetary relief, Fujisawa also sought the imposition of a constructive trust on the assets of Dr. Kapoor, including the shares of the Common Stock, representing approximately 23.6% of the Common Stock, beneficially owned by Dr. Kapoor. The district court dismissed Fujisawa's federal claims against Dr. Kapoor and Fujisawa appealed. The appellate court affirmed the district court's dismissal of the securities fraud claim on the grounds that the statute of limitations had run, but overturned the district court's dismissal of the racketeering claims and remanded the matter, including the state law claims, to the trial court. Dr. Kapoor has denied Fujisawa's allegations and continues to defend the suit. Although the Company is not a party to these suits, these proceedings against Dr. Kapoor, the imposition of a constructive trust on the shares of the Common Stock held by Dr. Kapoor or heightened FDA scrutiny as a result of these proceedings could have a material adverse effect on the Company.

SHARES ELIGIBLE FOR FUTURE SALE

    Immediately after completion of this Offering, the Company will have 22,952,063 shares of Common Stock outstanding. Of these shares, 21,952,063 shares (including the 5,540,000 shares sold pursuant to this Offering) will be freely tradable without restriction or further registration under the Securities Act other than those shares held by "affiliates" of the Company. The remaining 1,000,000 shares will become eligible for resale in December 1998, subject to the limitations set forth under Rule 144 ("Rule 144") under the Securities Act of 1933, as amended (the "Securities Act"), as applicable. The Company, together with its executive officers and directors (holding in the aggregate approximately 5,064,793 shares of Common Stock after completion of this Offering), will enter into agreements not to, subject to certain exceptions, register the sale of, sell, offer to sell, contract to sell, grant any option to purchase or otherwise dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, other than the shares offered hereby, for a period ranging from 90 to 180 days after the date of this Prospectus, without the prior written consent of BT Alex. Brown Incorporated. However, BT Alex. Brown Incorporated may, in its discretion, waive the foregoing restrictions in whole or in part, with or without a public announcement of such action. The sale of a substantial number of shares of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock. In addition, any such sale or such perception could make it more difficult for the Company to sell equity securities or equity-related securities in the future at a time and price that the Company deems appropriate. See "Shares Eligible for Future Sale."

RISKS RELATED TO YEAR 2000 ISSUES

    The "Year 2000" issue concerns the potential exposures related to the automated generation of business and financial misinformation resulting from the application of computer programs which have been written using two digits, rather than four, to define the applicable year of business transactions resulting in the year 2000 being recognized as the year 1900 by the computer program. The Company utilizes commercially available software to store and process its business information transactions. The Company has already begun to modify its computer systems to be Year 2000-compliant by upgrading the server software of its injectable business and completing the installations of Year 2000-compliant financial software in the ophthalmic business. The Company expects to be fully Year 2000-compliant by the end of 1998. In addition, the Company has communicated with others with whom it does significant business to determine their Year 2000-compliance readiness and the extent to which the Company is vulnerable to any third-party Year 2000 issues. Failure of the Company or its significant suppliers or customers to address adequately the Year 2000 issue could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Issue."

                                  THE COMPANY

    The Company is a Louisiana corporation founded in 1971 in Abita Springs, Louisiana. In January 1992, the Company acquired Taylor Pharmacal Company, a manufacturer of specialty injectable pharmaceutical products ("Taylor Pharmaceuticals"). In June 1996, the Company acquired Pasadena Research Laboratories, Inc., a distributor and marketer of injectable products ("PRL"). In July 1998, the Company acquired assets of Advanced Remedies, Inc., used in the manufacture of sterile ophthalmic and injectable pharmaceutical products ("ARI"). In 1997, the Company moved its principal executive offices to 100 Tri-State International, Suite 100, Lincolnshire, Illinois 60069-4404. The Company's telephone number is (847) 236-3800. The Company anticipates moving its principal executive offices to 2500 Millbrook Drive, Buffalo Grove, Illinois 60089 in September 1998.

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the 5,000,000 shares of Common Stock offered by the Company, after deducting discounts and commissions and estimated offering expenses payable by the Company, are estimated to be $29.4 million ($34.4 million if the Underwriters' over-allotment option is exercised in full), based upon an assumed offering price of $6.41 per share.

    The Company intends to use such net proceeds: (i) to repay approximately $14.8 million of indebtedness under the Company's revolving credit facility;
(ii) for the acquisition and development of additional ophthalmic and injectable pharmaceutical products; (iii) for expansion of manufacturing facilities; and
(iv) for working capital and general corporate purposes. The indebtedness under the Company's revolving credit facility accrues at an annual rate equal to the Federal Funds Rate plus an applicable margin. The rate on this indebtedness approximated 7.0% as of June 30, 1998. The revolving credit facility matures on December 20, 1999.

    The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders. See "Principal and Selling Stockholders."

                                DIVIDEND POLICY

    The Company has not paid cash dividends on the Common Stock since 1991 and does not anticipate paying any cash dividends in the foreseeable future. Instead, the Company anticipates that it will retain all of its earnings for the continued operation and expansion of its business for the foreseeable future. In addition, the terms of the Company's revolving credit facility prohibit it from paying dividends or making other payments with respect to its Common Stock without bank consent. Any future payment of dividends will depend upon the Company's future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and such other factors as the Board of Directors may deem relevant.

                          PRICE RANGE OF COMMON STOCK

    The Common Stock is quoted on the Nasdaq National Market under the symbol "AKRN." The following table sets forth for the periods indicated the range of high and low bid prices for the Common Stock as reported on the Nasdaq National Market.

                                                                                                    HIGH        LOW
                                                                                                  ---------  ---------
YEAR ENDED DECEMBER 31, 1997
  First Quarter.................................................................................  $    3.00  $    1.75
  Second Quarter................................................................................       2.63       1.94
  Third Quarter.................................................................................       3.00       2.03
  Fourth Quarter................................................................................       4.38       2.94

YEAR ENDING DECEMBER 31, 1998
  First Quarter.................................................................................       6.88       2.75
  Second Quarter................................................................................       9.06       6.03
  Third Quarter (through July 27, 1998).........................................................       8.00       6.06

    On July 27, 1998, the last reported sale price of the Common Stock on the Nasdaq National Market was $6.41 per share. At June 30, 1998 the Company had approximately 700 holders of record of Common Stock.

                                 CAPITALIZATION

    The following table sets forth as of June 30, 1998: (i) the capitalization of the Company; and (ii) the capitalization of the Company as adjusted to reflect the Offering (based on an assumed offering price of $6.41 per share) and the application of the estimated net proceeds therefrom, all as if they occurred on June 30, 1998:

                                                                                               JUNE 30, 1998
                                                                                         -------------------------
                                                                                           ACTUAL     AS ADJUSTED
                                                                                         -----------  ------------
                                                                                              (IN THOUSANDS)
Cash and cash equivalents..............................................................  $       594   $   21,193
                                                                                         -----------  ------------
                                                                                         -----------  ------------
Long-term obligations(1):
  Long-term debt.......................................................................  $    13,638   $    4,838
  Capital lease obligations............................................................          125          125
                                                                                         -----------  ------------
    Total long-term obligations........................................................       13,763        4,963
                                                                                         -----------  ------------
Shareholders' equity:
  Preferred stock, $1.00 par value; 5,000,000 shares authorized;
    no shares issued outstanding.......................................................           --           --
  Common stock, no par value; 40,000,000 shares authorized; 17,952,063 shares issued
    and outstanding, 22,952,063 shares issued and outstanding as adjusted(2)...........       17,569       46,968
  Retained earnings....................................................................        6,158        6,158
  Treasury stock-at cost...............................................................         (465)        (465)
                                                                                         -----------  ------------
    Total shareholders' equity.........................................................       23,262       52,661
                                                                                         -----------  ------------
        Total capitalization...........................................................  $    37,025   $   57,624
                                                                                         -----------  ------------
                                                                                         -----------  ------------

------------------------
(1) Excludes current maturities.
(2) Excludes 1,929,238 shares of Common Stock issuable upon the exercise of options outstanding as of June 30, 1998 issued under the Company's 1988 Incentive Compensation Program and 1991 Stock Option Plan for Directors, with a weighted average exercise price of $2.79 per share. See "Management--1988 Incentive Compensation Program," "--1991 Stock Option Plan for Directors" and Note K of the Notes to the Consolidated Financial Statements of the Company included elsewhere in this Prospectus.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected consolidated financial data as of and for the year ended December 31, 1997, as of and for the six months ended December 31, 1996 and as of and for the two fiscal years ended June 30, 1996 and 1995 have been derived from the Consolidated Financial Statements of the Company which have been audited by Deloitte & Touche LLP, independent auditors whose report appears elsewhere in this Prospectus. The following selected consolidated financial data as of and for the two fiscal years ended June 30, 1994 and 1993 are derived from the audited consolidated financial statements not included herein. The selected consolidated financial data for the six months ended June 30, 1997 and 1998 have been derived from the Company's unaudited consolidated financial statements. The unaudited consolidated financial statements reflect, in the opinion of management, all adjustments of a normally recurring nature necessary for a fair presentation of financial position and results of operations. The results for the six months ended June 30, 1998 are not necessarily indicative of the results to be expected for the entire year. The selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                                                                                                    SIX MONTHS
                                           YEAR ENDED JUNE 30,                 SIX MONTHS       YEAR ENDED        ENDED JUNE 30,
                               --------------------------------------------  ENDED DECEMBER    DECEMBER 31,    --------------------
                                 1993(1)      1994       1995       1996       31, 1996(2)         1997          1997       1998
                               -----------  ---------  ---------  ---------  ---------------  ---------------  ---------  ---------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)                (UNAUDITED)
INCOME STATEMENTS:
  Net sales..................   $  23,612   $  31,266  $  37,505  $  33,925     $  16,519        $  42,323     $  19,044  $  26,038
  Cost of goods sold.........      13,913      18,048     22,328     21,972        10,761           23,547        10,700     12,775
                               -----------  ---------  ---------  ---------  ---------------  ---------------  ---------  ---------
  Gross profit...............       9,699      13,218     15,177     11,953         5,758           18,776         8,344     13,263
  Selling, general and
    administrative
    expenses.................       7,534       9,643     10,376      8,974         4,819           12,287         5,804      7,420
  Research and development...         453         921        891      1,213           809            1,873           729      1,974
  Relocation costs...........          --          --         --         --            --            1,451         1,451         --
  Acquisition and severance
    costs....................          --          --         --        677            --               --            --         --
                               -----------  ---------  ---------  ---------  ---------------  ---------------  ---------  ---------
  Operating income...........       1,712       2,654      3,910      1,089           130            3,165           360      3,869
  Interest income............          25          84        106        113            33               41            27          1
  Interest expense...........        (288)       (181)       (25)      (441)         (243)            (497)         (254)      (492)
  Gain (loss) on marketable
    equity securities........          --          --       (308)        80            --               --            --         --
  Other income, net..........          69          16         55        136           150              135           128          1
                               -----------  ---------  ---------  ---------  ---------------  ---------------  ---------  ---------
  Pretax income..............       1,518       2,573      3,738        977            70            2,844           261      3,379
  Income taxes (benefit).....        (263)        158      1,232        189            26            1,052            97      1,230
                               -----------  ---------  ---------  ---------  ---------------  ---------------  ---------  ---------
  Net income.................   $   1,781   $   2,415  $   2,506  $     788     $      44        $   1,792     $     164  $   2,149
                               -----------  ---------  ---------  ---------  ---------------  ---------------  ---------  ---------
                               -----------  ---------  ---------  ---------  ---------------  ---------------  ---------  ---------
  Net income per share:
    Basic....................   $    0.12   $    0.14  $    0.15  $    0.05     $    0.00        $    0.11     $    0.01  $    0.12
    Diluted..................        0.12        0.14       0.15       0.05          0.00             0.11          0.01       0.11
  Weighted average shares
    outstanding:
    Basic....................      14,159      16,185     16,236     16,383        16,580           16,614        16,596     17,769
    Diluted..................      14,955      16,711     16,799     16,788        16,763           16,925        16,802     18,837


                                                 JUNE 30,                              DECEMBER 31,                  JUNE 30,
                               --------------------------------------------  --------------------------------  --------------------
                                  1993        1994       1995       1996          1996             1997          1997       1998
                               -----------  ---------  ---------  ---------  ---------------  ---------------  ---------  ---------
                                                                          (IN THOUSANDS)
                                                                                                                   (UNAUDITED)
BALANCE SHEET DATA:
  Cash and cash
    equivalents..............   $   1,114   $   1,894  $     775  $     891     $   1,380        $   2,413     $     737  $     594
  Working capital............       5,445       7,938      8,458      7,650         8,204           11,021         4,963     11,430
  Total assets...............      15,008      22,190     27,491     29,817        28,013           38,715        36,297     48,220
  Total debt.................       3,193       1,150      4,883      5,696         5,831           10,902         7,164     17,735
  Shareholders' equity.......       6,916      12,704     15,585     16,301        16,374           20,251        16,552     23,262

------------------------------
(1) Includes the reversal of a provision for a litigation judgment ($0.7 million), the reduction of estimated costs of reorganizing manufacturing operations ($0.4 million) and income tax benefits ($0.3 million).
(2) In October 1996, the Company changed its fiscal year from the year ending June 30 to a calendar year.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS. SEE "RISK FACTORS" FOR TRENDS AND UNCERTAINTIES KNOWN TO THE COMPANY THAT COULD CAUSE REPORTED FINANCIAL INFORMATION TO DIFFER MATERIALLY FROM FUTURE RESULTS.

OVERVIEW

    Akorn is a speciality pharmaceutical company that develops, manufactures and markets ophthalmic and injectable sterile pharmaceutical products in the United States. The Company sells more than 90 diagnostic and therapeutic pharmaceutical products focused primarily on ophthalmology, anesthesia, antidotes and rheumatology. The Company sells branded and generic pharmaceuticals, as well as ophthalmic surgical instruments and other supplies, to hospitals, clinics, group purchasing organizations, ophthalmalogists, optometrists and other specialty physicians. The Company also provides contract manufacturing of injectable pharmaceuticals for pharmaceutical and biotechnology companies.

    For the six-month period ended June 30, 1998, 53.1% of the Company's net sales were derived from the sale of ophthalmic products and 46.9% were from the sale of injectable products, including contract manufacturing for third parties. For the six-month period ended June 30, 1998, 49.8% of the Company's net sales were from the sale of generic pharmaceuticals, 30.9% were from the sale of branded pharmaceuticals, 14.4% were from its contract manufacturing operations and 4.9% were from the sale of ophthalmic surgical instruments and other supplies. In the pharmaceutical industry, prices and margins for branded pharmaceuticals are generally significantly higher than those for generic pharmaceuticals. However, most of the branded pharmaceuticals sold by the Company face competition from generic and other substitutes so these differences are not as great for pharmaceutical products sold by the Company. For the six-month period ended June 30, 1998, no single pharmaceutical product accounted for more than 10.0% of the Company's net sales and only two of these products accounted for more than 5.0% of the Company's net sales. Effective July 1, 1996, the Company changed its fiscal year from June 30 to December 31.

  CHARGEBACKS

    Most of the Company's products sold to group-purchasing organization members are distributed through wholesalers. The Company bills the wholesaler at the Company's list price and reserves the estimated difference between list and contract price. This reserve is carried as a reduction of accounts receivable. The Company regularly evaluates the reserve balance against actual chargebacks processed by wholesalers.

  CORPORATE ACQUISITIONS

    In January 1992, the Company acquired Taylor Pharmaceuticals in a pooling-of-interests transaction valued at approximately $4.0 million. Taylor Pharmaceuticals was a privately-held contract manufacturer of sterile pharmaceuticals. The acquisition enabled the Company to increase its margins and limit supply disruptions by internally manufacturing many of the ophthalmic pharmaceuticals which it previously obtained from third-party manufacturers. The acquisition also allowed the Company to diversify its revenues by contract manufacturing injectable pharmaceuticals for third parties.

    In June 1996, the Company acquired PRL in a pooling-of-interests transaction valued at approximately $3.8 million. PRL was a privately-held marketer of sterile injectable pharmaceuticals primarily focused on antidotes and rheumatology. The acquisition of PRL enabled the Company to expand the customer base for its injectable pharmaceutical products.

    In July 1998, the Company acquired the assets, including four approved ANDAs and five submitted ANDAs, of ARI from Sidmak, Inc. for approximately $4.0 million. The acquisition was paid for in cash and financed by the Company's existing $25.0 million revolving credit facility. The ARI acquisition provides the Company with capability to manufacture ophthalmic ointments and suspensions and will allow the Company to reduce further its dependence on third-party manufacturers.

  PRODUCT ACQUISITIONS, LICENSING AND DEVELOPMENT

    Since January 1, 1996, the Company has acquired or licensed 18 specialty pharmaceutical products. The Company generally seeks to acquire or license specialty pharmaceutical products which complement its existing product lines and allow it to leverage existing manufacturing and marketing capabilities. Since January 1, 1996, the Company has received FDA approval for nine ANDAs and one NDA. As of June 30, 1998, the Company had ten ANDAs submitted to the FDA for new products and had three NDAs and more than ten ANDAs in various stages of development. See "Risk Factors Dependence on Development of Pharmaceutical Products and Manufacturing Capabilities" and "--Dependence on Acquisition and Licensing of Pharmaceutical Products."

  SEASONALITY

    While there is seasonal demand for some of the Company's pharmaceutical products, seasonal fluctuations in demand have not historically had a material effect on the Company's consolidated quarterly revenues.

RESULTS OF OPERATIONS

    The following table sets forth, for the periods indicated, selected statements of income data as a percentage of net sales:

                                                               SIX MONTHS ENDED
                                       YEAR ENDED JUNE 30,                                            SIX MONTHS ENDED
                                                                 DECEMBER 31,        YEAR ENDED           JUNE 30,
                                       --------------------  --------------------   DECEMBER 31,    --------------------
                                         1995       1996       1995       1996          1997          1997       1998
                                       ---------  ---------  ---------  ---------  ---------------  ---------  ---------
Net sales:
  Ophthalmic.........................       63.4%      61.4%      65.6%      62.2%         58.8%         61.0%      53.1%
  Injectable.........................       36.6       38.6       34.4       37.8          41.2          39.0       46.9
                                       ---------  ---------  ---------  ---------         -----     ---------  ---------
                                           100.0      100.0      100.0      100.0         100.0         100.0      100.0
Gross profit.........................       40.5       35.2       38.2       34.9          44.4          43.8       50.9
Selling, general and administrative
  expenses...........................       27.7       26.5       27.7       29.2          29.0          30.5       28.5
Research and development.............        2.4        3.6        2.8        4.9           4.4           3.8        7.6
Operating income.....................       10.4        3.2        7.7        0.8           7.5           1.9       14.9
Interest expense.....................       (0.1)      (1.3)      (1.2)      (1.5)         (1.2)         (1.3)      (1.9)
Other income, net....................        0.2        0.4        0.0        0.9           0.3           0.7        0.0
Net income...........................        6.7        2.3        4.7        0.3           4.2           0.9        8.3

SIX MONTHS ENDED JUNE 30, 1998 AND 1997

    NET SALES. Consolidated net sales increased 36.7% in the six-month period ended June 30, 1998 compared to the same period in 1997. Ophthalmic-related sales increased 18.8%, reflecting new product introductions and acquisitions as well as growth in the base business. Injectable-related sales increased 64.8% compared to the same period in 1997 due primarily to product acquisitions and increased contract manufacturing activity.

    GROSS PROFIT. Consolidated gross profit increased 59.0% during the period, with gross margins increasing from 43.8% to 50.9%, reflecting product acquistions.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased 27.8% during the six-month period ended June 30, 1998 as compared to the same period in 1997, reflecting increased marketing and promotional activities in the ophthalmic business as well as increased amortization of intangibles related to product acquisitions. The percentage of selling, general and administrative expenses to net sales decreased from 30.5% to 28.5%.

    RESEARCH AND DEVELOPMENT. Research and development expenses increased 170.8% in the period, to $2.0 million from $0.7 million in the same period in 1997. The increase reflects an increased number of products under development, including TP-1000. Improved gross profits have enabled the Company to devote substantial resources to developing patented products as part of its long-term growth strategy.

    RELOCATION EXPENSES. During the six-month period ended June 30, 1997, the Company recorded $1.5 million in charges related to the relocation of the ophthalmic business and executive offices from Abita Springs, Louisiana to the Chicago area. The charges primarily relate to severance and retention bonus payments as well as a write-down of the Abita Springs facility and equipment to estimated net realizable value.

    INTEREST EXPENSE. Interest expense for the six months ended June 30, 1998 was $0.5 million which represented an increase of 93.7% as compared to the same period in 1997 due to higher outstanding debt balances.

    NET INCOME. The Company reported net income of $2.1 million or $0.11 per diluted share for the six months ended June 30, 1998. The net income for the comparable prior-year period was $0.2 million or $0.01 per diluted share.

YEARS ENDED DECEMBER 31, 1997 AND JUNE 30, 1996

    NET SALES. Net sales increased 24.8% for the year ended December 31, 1997 compared to the year ended June 30, 1996. Ophthalmic-related sales increased 19.5%, primarily due to strong performance in the diagnostic and therapeutic product lines. The acquisition of Indocyanine Green from Becton, Dickinson & Co. in April 1997 and the introduction of the Company's generic version of Timolol Maleate also contributed to the sales increase. Injectable-related sales increased 33.1%, primarily due to penetration into the hospital market and strong performance in rheumatology and antidote products, including BAL in Oil, acquired from Becton, Dickinson & Co. in April 1997. Injectable-related sales also benefited from a continuing shortage of certain blood-derivative pharmaceuticals distributed by the Company.

    GROSS PROFIT. Consolidated gross profit increased 57.0% for the year, with gross margins increasing from 35.2% to 44.4%. The increase in gross margins was caused by product acquisitions, a shift in ophthalmic sales mix to higher-margin products and the injectable business' re-engineering of production processes to reduce costs of manufacturing. Margins on the Company's generic version of Timolol Maleate have declined at a faster than anticipated rate, due to the large number of competitors offering the product.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased 36.9%, reflecting increased marketing and promotional activities in the ophthalmic business, provisions for employee performance bonuses and expenses associated with the new corporate office facility.

    RESEARCH AND DEVELOPMENT. Research and development expenses increased 54.4%, reflecting a greater number of products under development. Actual spending on research and development for the year included approximately $0.7 million pre-funded by Pfizer, Inc. for clinical development of Piroxicam. The pre-funded development reserve was exhausted during 1997. Additional spending for data analysis and development of the NDA filing will be reflected in 1998 research and development expenses.

    RELOCATION EXPENSES. During 1997, the Company recorded $1.5 million in charges related to the relocation of the ophthalmic business and executive offices from Abita Springs, Louisiana to the Chicago area. The charges primarily relate to severance and retention bonus payments as well as a write-down of the Abita Springs facility and equipment to estimated net realizable value.

    INTEREST EXPENSE. Interest expense increased 12.7%, reflecting higher average outstanding debt balances. Interest income declined 63.7% due to the liquidation of investments of Piroxicam development funds to finance clinical trials.

    NET INCOME. Net income for 1997 was $1.8 million or $0.11 per diluted share compared to $0.8 million or $0.05 per diluted share for the year ended June 30, 1996. The increase in earnings resulted from the above-mentioned items.

SIX MONTHS ENDED DECEMBER 31, 1996 AND 1995

    NET SALES. Net sales declined 2.5% for the six months ended December 31, 1996 as compared to the same period in 1995. Ophthalmic-related sales declined 7.6%, primarily due to the Company's decision to discontinue its practice of granting wholesaler discounts at the end of each quarter. Injectable-related sales increased 7.2%, primarily due to the acquisition of two anesthesia products from Janssen Pharmaceutica, Inc. in July 1996.

    GROSS PROFIT. Consolidated gross profit declined 11.1% compared to the prior year period, with gross margins declining from 38.2% to 34.9%. The decline can be attributed to under-absorption of plant overhead expenses caused by decreased unit sales volume in contract manufacturing services.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased 2.5% over the prior year period, primarily due to increased marketing and promotional activities in the ophthalmic business.

    RESEARCH AND DEVELOPMENT. Research and development expenses increased 69.2%, reflecting an increased number of products in development.

    INTEREST EXPENSE. Interest and other income (expense) increased due to increased interest expense on higher average outstanding debt balances.

    NET INCOME. Net income for the period was $44,000 or $0.00 per diluted share compared with $0.8 million or $0.05 per diluted share in the prior year period. The decline is primarily due to the under-absorption of manufacturing overhead expenses and the increase in research and development expenditures.

YEARS ENDED JUNE 30, 1996 AND 1995

    NET SALES. Consolidated net sales declined 9.5% for the year ended June 30, 1996 compared to the previous year. Ophthalmic-related sales declined 12.4%, primarily due to the loss of sales of the segment's best-selling allergy product, which was converted to over-the-counter status in October 1994, and to the Company's decision to discontinue its practice of granting wholesaler discounts at the end of each quarter. Injectable-related sales declined 4.5%, primarily due to loss of contract manufacturing customers which resulted in a reduction in manufacturing unit volume.

    GROSS PROFIT. Consolidated gross profit declined 21.2% compared to the prior year period, with gross margins declining from 40.5% to 35.2%. The decline can be attributed to price pressure on generic pharmaceuticals and under-absorption of manufacturing overhead due to low unit sales volume.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses declined 13.5% over the prior year period, primarily due to cost-cutting activities in the ophthalmic business in response to sales declines.

    RESEARCH AND DEVELOPMENT. Research and development expenses increased 36.1%, reflecting an increased number of ophthalmic generic products in development.

    ACQUISITION AND SEVERANCE COSTS. The Company incurred legal, accounting and severance costs of $0.7 million in 1996 associated with the acquisition of PRL.

    INTEREST EXPENSE. Interest expense increased $0.4 million due to borrowings for the construction projects at the Company's facilities in Decatur, Illinois. In 1995, other expense included a $0.3 million charge for decline in market value of an equity investment.

    NET INCOME. The Company's net income for the period was $0.8 million or $0.05 per diluted share compared with $2.5 million or $0.15 per diluted share in the prior year period. The decline is primarily due to the decline in sales, under-absorption of manufacturing overhead expenses, increased research and development expenditures and costs related to the acquisition of PRL.

SUMMARY OF RESULTS OF OPERATIONS BY QUARTER

    The following table sets forth certain quarterly operating information for each of the eight quarters ending June 30, 1998. These data have been prepared on the same basis as the audited financial statements contained elsewhere in this Prospectus and include all normally recurring adjustments necessary for the fair presentation of the information for the periods presented, when read in conjunction with the Company's Consolidated Financial Statements and related Notes thereto. Results for any previous fiscal quarter are not necessarily indicative of results for the full year or for any future quarter. See "Risk Factors--Quarterly Fluctuation of Results; Possible Volatility of Stock Price."

                                                                    QUARTER ENDED
                             --------------------------------------------------------------------------------------------
                              SEP. 30,     DEC. 31,     MAR. 31,    JUNE 30,   SEP. 30,   DEC. 31,   MAR. 31,   JUNE 30,
                                1996         1996         1997        1997       1997       1997       1998       1998
                             -----------  -----------  -----------  ---------  ---------  ---------  ---------  ---------
                                                                    (IN THOUSANDS)
Net sales..................   $   8,101    $   8,416    $   8,869   $  10,176  $  11,058  $  12,220  $  12,051  $  13,987
Gross profit...............       2,969        2,789        3,428       4,916      4,745      5,687      6,242      7,021
Selling, general and
  administrative
  expenses.................       2,433        2,386        2,558       3,246      2,993      3,489      3,745      3,675
Research and development...         515          294          361         368        342        803        728      1,246
Operating income...........          21          109         (942)      1,302      1,410      1,395      1,769      2,100
Interest expense...........        (128)        (115)        (116)       (138)      (115)      (129)      (190)      (301)
Other income, net..........         150           --          128          --         --         --         --         --
Net income (loss)..........   $      35    $       9    $    (577)  $     742  $     825  $     802  $   1,048  $   1,101
                             -----------  -----------  -----------  ---------  ---------  ---------  ---------  ---------
                             -----------  -----------  -----------  ---------  ---------  ---------  ---------  ---------

LIQUIDITY AND CAPITAL RESOURCES

    As of June 30, 1998, the Company had cash and cash equivalents of $0.6 million. Working capital at that date was $11.4 million versus $5.0 million at June 30, 1997. At June 30, 1998, the Company had $10.3 million of financing available under its $25.0 million revolving credit facility.

    During the year ended December 31, 1997, the Company generated sufficient cash from operations to finance its working capital requirements, primarily an increase in accounts receivable and inventories related to increased sales volume. Management anticipates additional investment in working capital to finance continued sales growth. Investing activities, which include purchases of property, plant and equipment as well as the purchase of product-related intangible assets, required $6.3 million in cash. Investing activities were funded through issuance of long-term debt of $4.0 million short-term borrowings of $1.8 million and proceeds from the sale of stock of $2.1 million. In 1997, the Company entered into a $15.0 million revolving credit facility, subject to certain financial covenants. In June 1998, the aggregate borrowing commitment under such revolving credit facility was increased to $25.0 million. Management believes that cash flow from operations, in conjunction with borrowing availability under its revolving credit facility, will be sufficient to meet the cash needs of the business for the next twelve months.

    For the six-month period ended December 31, 1996, the Company generated cash from operations in excess of working capital requirements. For the period, net cash provided by operating activities was $2.5 million. The increase in cash provided by operating activities was primarily related to the increase in accruals for wholesaler chargebacks. Net cash utilized for investing activities during the period was approximately $2.0 million which included purchases of property, plant and equipment as well as the purchase of certain product lines. These investing activities were partially funded through net sales of investments and short-term borrowings of $1.5 million.

    For the twelve-month period ended June 30, 1996, the Company generated cash from operations in excess of working capital requirements. For the period, net cash provided by operating activities was $10,000 as compared to $0.7 million for the same period in 1995. The decline in cash provided by operating activities was primarily related to the increase in inventory associated with new product acquisitions and other factors. Net cash utilized for investing activities during the period was approximately $0.9 million which included purchases of property, plant and equipment and product licensing costs. These investing activities were partially funded through net sales of investments.

RECENTLY ISSUED FINANCIAL ACCOUNTING STANDARDS

    In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income," which requires all items of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Other comprehensive income may include foreign currency items, minimum pension liability adjustments and unrealized gains and losses on certain investments in debt and equity securities. The accumulated balance of other comprehensive income must be displayed separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. The Company has adopted this accounting standard effective as of January 1, 1998. Because the Company had no other items of comprehensive income, reclassification of financial statements for earlier periods was not required.

    In June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," which redefines how operating segments are determined and requires disclosure of certain financial and descriptive information about a Company's operating segments. The Company will adopt this accounting standard as of December 31, 1998, as required. The Company expects to continue reporting on ophthalmic and injectable segments.

YEAR 2000 ISSUE

    The Company utilizes commercially available software to store and process its business information and transactions. The Company's plans to become Year 2000-compliant involve upgrading the server software of its injectable business and completing the installation of Year 2000-compliant financial software in the ophthalmic business. The Company expects to be fully compliant by the end of 1998. The cost of this software upgrade and conversion is estimated at less than $0.5 million, of which approximately $0.3 million was incurred in 1997. In addition, the Company has communicated with companies with whom it does significant business to determine their Year 2000-compliance readiness and the extent to which the Company is vulnerable to any third-party Year 2000 issues. Based on these communications, the Company does not believe that such companies' Year 2000-compliance readiness will have a material adverse effect on the Company. See "Risk Factors--Risks Related to Year 2000 Issues."

                                    BUSINESS

OVERVIEW

    Akorn is a specialty pharmaceutical company that develops, manufactures and markets ophthalmic and injectable sterile pharmaceutical products in the United States. The Company sells more than 90 diagnostic and therapeutic pharmaceutical products focused primarily on ophthalmology, anesthesia, antidotes and rheumatology. The Company also markets ophthalmic surgical instruments and other supplies and provides contract manufacturing for third parties. The Company is one of a limited number of U.S. specialty pharmaceutical companies with sterile manufacturing capabilities. Akorn believes that its sterile manufacturing capabilities, combined with its ability to manufacture a variety of dosage forms (solutions, suspensions and ointments), afford it a competitive advantage. Many of the Company's ophthalmic pharmaceuticals are marketed under its well-recognized "Akorn" label. For the twelve months ended June 30, 1998, Akorn's net sales and net income were approximately $49.3 million and $3.8 million, respectively.

    Since January 1, 1996, the Company has acquired or licensed 18 specialty pharmaceutical products. In acquiring or licensing pharmaceutical products, the Company targets products which complement its existing product lines and enable it to leverage its existing manufacturing, marketing and distribution capabilities. After acquiring or licensing a specialty pharmaceutical product, the Company generally focuses on increasing the marketing and promotion of the product and integrating it into the Company's existing product lines.

    The Company also develops pharmaceutical products internally. Since January 1, 1996, the Company has received approval for nine ANDAs and one NDA for internally developed sterile pharmaceutical products. In connection with its strategy to continue to internally develop sterile pharmaceutical products, Akorn currently has ten ANDAs submitted to the FDA for new products. In addition, over the next three years, the Company anticipates filing ANDAs for more than ten additional sterile pharmaceutical products and NDAs for three proprietary pharmaceutical products which are in various stages of development.

INDUSTRY OVERVIEW

    UNITED STATES PHARMACEUTICAL MARKET. In 1997, sales of pharmaceuticals in the U.S. were approximately $110 billion. While the market is dominated by large multinational pharmaceutical companies which conduct substantial research and development on new pharmaceuticals, significant sales are derived from specialty pharmaceutical products. Industry consolidation and pricing pressures from cost-containment initiatives have raised the threshold level of sales necessary for an individual product to justify significant research and development expenditures and active marketing and promotion from a major pharmaceutical company. As a result, major pharmaceutical companies have generally elected to focus on existing proprietary product lines and develop new branded pharmaceutical products rather than compete in specialty pharmaceutical product lines. Further, the Company believes that pricing and profit pressures are leading major pharmaceutical companies to consider divestitures or licensing of non-core products as a more effective means of realizing value from such products. Major pharmaceutical companies may choose not to market specialty pharmaceutical products because: (i) the market size for an individual product may be too small; (ii) most of such products are no longer subject to patent protection; (iii) continuing to manufacture such products may no longer be cost-effective; and (iv) raw materials may be difficult to obtain.

    The result of the foregoing factors has been the emergence of pharmaceutical companies that acquire, license or develop specialty pharmaceutical products. The Company defines specialty pharmaceutical products as those products which share several, but not necessarily all, of the following characteristics: (i) products which no longer fit the strategic focus of major pharmaceutical companies; (ii) products with annual sales typically in the range of $1 to $50 million; (iii) products which receive minimal promotion from major pharmaceutical companies but compete in promotion-sensitive markets; (iv) products which have sales levels that are less likely to become targets of pricing pressure from managed care or third-party payors, or which have a clear price advantage over alternative treatments; and
(v) products which can leverage the existing sales force, manufacturing operations and marketing efforts of specialty pharmaceutical companies.

    STERILE PHARMACEUTICAL PRODUCTS. Sterile pharmaceutical products consist of pharmaceuticals produced using sterile manufacturing techniques, such as aseptic filling technologies and heat sterilization. Sterile pharmaceutical products are typically administered in non-solid dosage forms through the injection of solutions or the application of ointments or suspensions. Several factors limit the number of specialty pharmaceutical companies that manufacture sterile pharmaceutical products. The manufacture of sterile pharmaceutical products, as compared to the production of non-sterile pharmaceutical products such as tablets, requires more technologically sophisticated processes and personnel with technical expertise. In addition, substantial capital expenditures are required to develop and maintain the capability to manufacture sterile products. Furthermore, the manufacturing and marketing of sterile pharmaceutical products is subject to extensive governmental regulation. See "--Government Regulation."

    All ophthalmic and injectable pharmaceutical products are required to be manufactured in a sterile process because of the way they are administered to patients (I.E., through application to the eye or injection). In 1997, the U.S. ophthalmic and injectable sterile pharmaceutical markets had total sales of approximately $2.0 billion and $8.2 billion, respectively, which represent increases of approximately 10.0% and 12.0%, respectively, from 1996. The Company believes that U.S. sales of ophthalmic and injectable sterile pharmaceutical products will continue to grow due to a significant number of products coming off patent and increasing demand due to the aging of the U.S. population.

STRATEGY

    To capitalize on the trend of major pharmaceutical companies devoting less resources to specialty pharmaceutical products, the Company focuses on sterile specialty pharmaceutical products that generally face limited competition. The Company's objective is to leverage its manufacturing and marketing strengths to become a leading specialty sterile pharmaceutical products company. To achieve this objective, the Company seeks to:

    PURSUE STRATEGIC ACQUISITIONS OF BRANDED STERILE SPECIALTY PHARMACEUTICAL PRODUCTS. In order to expand or complement its ophthalmic and injectable product lines, the Company intends to continue to pursue strategic acquisitions of branded sterile specialty pharmaceutical products. The Company focuses on the acquisition of products that it believes are capable of achieving a substantial market presence. Since January 1, 1996, the Company has acquired or licensed 14 branded specialty pharmaceutical products. Such products include: (i) Alfenta and Sufenta, anesthesia-related pharmaceutical products acquired from Janssen Pharmaceutica, Inc.; (ii) Pilo-20 and Pilo-40, therapeutic glaucoma products acquired from ALZA Corporation; and (iii) Indocyanine Green, a diagnostic retinal product acquired from Becton, Dickinson & Co. In addition, the Company enters into licensing arrangements with respect to third-party products such as Biolon-TM-, a product used in ophthalmic surgery to which the Company obtained marketing and distribution rights from Bio-Technology General Ltd. The Company has dedicated personnel who identify and evaluate potential product acquisitions and licensing opportunities. After acquiring or licensing a branded specialty pharmaceutical product, the Company generally focuses on increasing the marketing and promotion of such product and integrating it into its existing product lines.

    INTERNALLY DEVELOP STERILE SPECIALTY PHARMACEUTICAL PRODUCTS. The Company intends to capitalize on its existing research and development expertise to continue to internally develop sterile specialty pharmaceutical products. Since January 1, 1996, the Company has received FDA approval for nine ANDAs and one NDA for internally developed pharmaceutical products. The Company currently has ten ANDAs submitted to the FDA for new products. In addition, over the next three years, the Company anticipates filing ANDAs for more than ten additional pharmaceutical products and NDAs for three proprietary pharmaceutical products which are in various stages of development. The Company's NDA filings are typically for new indications or uses for existing pharmaceutical products. These NDAs provide the Company the potential to enter new markets at a lower cost than by developing new proprietary pharmaceutical compounds. See "Risk Factors--Dependence on Development of Pharmaceutical Products and Manufacturing Capabilities." In developing pharmaceutical products, the Company targets pharmaceuticals which complement its existing products and enable it to leverage its existing manufacturing and marketing capabilities. The Company also develops pharmaceutical products in order to eliminate the need to purchase pharmaceuticals from third-party manufacturers.

    LEVERAGE EXISTING INFRASTRUCTURE AND INCREASE OPERATING EFFICIENCIES. The Company intends to improve its profitability by leveraging its existing infrastructure and increasing operating efficiencies. The Company believes that its research and development, manufacturing and marketing capabilities provide it with the ability to profitably offer a broad range of specialty sterile pharmaceutical products. The Company believes that it can use its existing marketing capabilities to increase sales of specialty pharmaceutical products with limited additional expenditures on infrastructure. The Company's existing research and development resources support both ophthalmic and injectable products. The Company's manufacturing and research and development resources, including those recently acquired from ARI, provide it with the opportunity to enhance profitability by internally manufacturing and developing substantially more of its products. Finally, the Company intends to continue to increase operating efficiencies by upgrading capital equipment and reengineering manufacturing processes.

    EXPAND STERILE MANUFACTURING AND TECHNICAL CAPABILITIES. The Company intends to expand its sterile manufacturing and technical capabilities to address additional specialty markets and dosage forms. The Company is one of a limited number of specialty pharmaceutical companies with sterile product manufacturing capabilities. Through the recent acquisition of ARI, the Company added the capability to manufacture additional sterile dosage forms (suspensions and ointments). The Company is also developing the capability to manufacture controlled-release ophthalmic pharmaceutical products and lyophilized (freeze-dried) pharmaceutical products. By developing these additional manufacturing capabilities, the Company intends to expand dosage forms within existing markets and pursue other markets. See "Risk Factors--Dependence on Development of Pharmaceutical Products and Manufacturing Capabilities."

OPHTHALMIC PRODUCTS

    The Company markets therapeutic and diagnostic ophthalmic pharmaceutical products as well as ophthalmic surgical instruments and supplies. The ophthalmic business generated net sales of approximately $24.9 million in 1997, which represented 58.9% of the Company's total net sales for that year. The Company believes a significant factor in the success of its ophthalmic products has been its ability to capitalize on its extensive ophthalmic product line and well-recognized "Akorn" label. The Company attributes its name recognition primarily to the success of its comprehensive product catalog which is distributed periodically to approximately 60,000 potential customers, including ophthalmologists, optometrists, hospitals, pharmacies and clinics. The Company has an active base of over 15,000 ophthalmic customers who have made at least one purchase in the last 12 months.

    The Company believes it is a leading provider of diagnostic ophthalmic pharmaceutical products. The Company's diagnostic ophthalmic pharmaceutical products are primarily for use in physicians' offices and include a complete line of ophthalmic dilating and constricting solutions, anesthetics and topical stains. The Company's therapeutic ophthalmic pharmaceutical product line includes antibiotics, anti-inflammatories, antibiotic/anti-inflammatory combinations, glaucoma medications, steroids and decongestants/antihistamines. Currently, substantially all of the Company's diagnostic ophthalmic pharmaceutical products consist of branded products, whereas most of the Company's therapeutic ophthalmic pharmaceutical products are generic versions of products which have come off patent. In response to the typical decline in the price of generic pharmaceutical products over time, the Company has focused additional resources on developing selected pharmaceutical products for sale under its "Akorn" label and acquiring or licensing branded ophthalmic pharmaceutical products. As of June 30, 1998, the Company manufactured approximately 44.0% of the ophthalmic pharmaceutical products that it sold, and it obtained the remainder, as well as the ophthalmic surgical instruments and supplies that it sold, from outside suppliers. As a result of the Company's acquisition of ARI in July 1998, which provides it with the ability to manufacture sterile ointments and suspensions, the Company will manufacture a greater percentage of the ophthalmic pharmaceutical products that it sells. Ophthalmic surgical instruments and supplies available from the Company include surgical knives and other surgical instruments, balanced salt solution, post-operative kits, surgical tapes, eye shields and anti-ultraviolet goggles.

    The following are summary descriptions of certain of the Company's significant ophthalmic products:

    FLURESS and FLUORACAINE. Fluress and Fluoracaine are diagnostic ophthalmic solutions combining fluorescein dye with alternative anesthetics. Fluress and Fluoracaine are used for procedures such as tonometry (pressure testing), removal of corneal foreign bodies and other short corneal or conjunctival procedures. Fluress and Fluoracaine are branded ophthalmic products manufactured by the Company. A number of fluorescein products with significantly lower market share compete with Fluress and Fluoracaine in the United States.

    INDOCYANINE GREEN ("ICG"). ICG is a diagnostic, water-soluble dye used by ophthalmologists to study circulation in the back of the retina. ICG is a branded product subject to an NDA owned by the Company and is manufactured for it by a third-party contractor. There are no generic equivalents of ICG marketed in the United States.

    GENTAK. Gentak is a broad-spectrum topical antibiotic used to treat a variety of ophthalmic bacterial infections. It is supplied in 5ml and 15ml bottles of solution and a 3.5 gram ointment tube. Gentak is a branded generic equivalent of Gentamycin Sulfate and is currently manufactured for the Company by a third-party contractor. There are a number of products competing with the Company in this market.

    OPHTHALMIC PRODUCTS BY CATEGORY. The table below sets forth information concerning certain ophthalmic sterile pharmaceutical products marketed by the
Company:

                                                                                      NUMBER OF
                                                                                  PRODUCTS SOLD BY           U.S.
PRODUCT CATEGORY                                                                     THE COMPANY        MARKET SIZE(1)
------------------------------------------------------------------------------  ---------------------  -----------------
                                                                                                         (IN MILLIONS)
Antibiotic....................................................................               14            $     122
Antibiotic/Anti-Inflammatory..................................................               10                  130
Anti-Inflammatory.............................................................                7                   94
Diagnostic....................................................................               15                   33(2)
Glaucoma......................................................................                7                  715
Other Therapeutic.............................................................               25                  272

------------------------
(1) Based on 1997 sales as reported by IMS America (other than as set forth in footnote (2)).
(2) Based on internal Company estimates.

INJECTABLE PRODUCTS

    The Company manufactures and markets a line of specialty injectable pharmaceutical products. The Company's injectable business generated net sales of $17.4 million in 1997, which represented 41.1% of the Company's total net sales for that year.

    The Company utilizes its research and development, sterile manufacturing and marketing capabilities to offer a variety of specialty injectable pharmaceutical products. Pharmaceutical products manufactured and marketed by the Company include anesthetics, antidotes and pharmaceuticals used to treat rheumatoid arthritis. Currently, most of the injectable pharmaceutical products manufactured and marketed by the Company are generic products. To support its efforts to sell injectable pharmaceutical products, the Company also supplies customers with difficult-to-obtain pharmaceutical products, such as blood-derivative pharmaceuticals, from outside sources. As part of its injectable business, the Company also manufactures injectable pharmaceutical products for third parties. See "--Manufacturing."

    The following are summary descriptions of certain of the Company's significant injectable products:

    ALFENTA and SUFENTA. Alfenta and Sufenta are therapeutic injectable opioid analgesics used in inducing and maintaining general anesthesia. Each product is a branded pharmaceutical manufactured and marketed by the Company. Alfenta and Sufenta are each subject to an NDA owned by the Company and are primarily sold to hospitals and outpatient surgery centers. Alfenta is on patent until June 1999 while Sufenta is no longer protected by patent. While a number of competitors market a generic version of Sufenta, there are no generic equivalents of Alfenta marketed in the United States.

    BAL IN OIL. BAL in Oil is a therapeutic dimercaprol injection used to treat arsenic, gold and mercury poisoning. BAL in Oil is a branded pharmaceutical manufactured and marketed by the Company. It is subject to an NDA owned by the Company and is primarily sold to hospitals and military health care facilities. There are no generic equivalents of BAL in Oil marketed in the United States.

    CYANIDE ANTIDOTE PACKAGES. Cyanide antidote packages are therapeutic kits that contain the necessary pharmaceuticals to treat cyanide poisoning. The Company manufactures and markets the pharmaceuticals used in these kits. These kits compete in the antidote segment of the injectable pharmaceutical product market and are primarily sold to hospitals and industrial companies. While there are other products used to treat cyanide poisoning that compete with these cyanide antidote packages, there are no other kits which compete with these packages in the U.S. market.

    AUROLATE (GOLD SODIUM THIOMALATE INJECTION). Aurolate is a therapeutic aqueous solution used to treat selected cases of active rheumatoid arthritis in both adults and juveniles. The product is currently manufactured and marketed by the Company and is primarily sold to rheumatology clinics and hospitals. There are no generic equivalents of Aurolate marketed in the United States.

    INJECTABLE PRODUCTS BY CATEGORY. The table below sets forth information concerning certain injectable sterile pharmaceutical products marketed by the
Company:

                                                                                       NUMBER OF
                                                                                   PRODUCTS SOLD BY            U.S.
PRODUCT CATEGORY                                                                      THE COMPANY         MARKET SIZE(1)
------------------------------------------------------------------------------  -----------------------  -----------------
                                                                                                           (IN MILLIONS)
Anesthesia....................................................................                 4             $      98
Antidote......................................................................                 5                    46
Rheumatology..................................................................                 1                    26
Other.........................................................................                 5                    56(2)

------------------------
(1) Based on 1997 sales as reported by IMS America (other than with respect to footnote (2)).
(2) Based on internal Company estimates.

PRODUCT ACQUISITIONS

    The Company generally seeks to acquire or license specialty pharmaceutical products which: (i) complement the Company's existing products and allow the Company to leverage its existing manufacturing and marketing capabilities; (ii) increase profitability; or (iii) establish or enhance strategic relationships with major pharmaceutical companies. The table below sets forth information concerning certain branded products acquired or licensed by the Company since January 1, 1996:

                                           PHARMACEUTICAL
DATE                                           PRODUCT         PRODUCT CATEGORY               SELLER
--------------------------------------  ---------------------  ----------------  --------------------------------
July 1998.............................         Fluress            Diagnostic              Allergan, Inc.
                                           Ful-Glo Strips         Diagnostic              Allergan, Inc.
                                         Rose Bengal Strips       Diagnostic              Allergan, Inc.

March 1998............................      BioLon-TM-(1)           Other           BioTechnology General Ltd.

February 1998.........................         Pilo-20             Glaucoma              ALZA Corporation
                                               Pilo-40             Glaucoma              ALZA Corporation

January 1998..........................         Alfenta            Anesthesia       Janssen Pharmaceutica, Inc.
                                               Sufenta            Anesthesia       Janssen Pharmaceutica, Inc.

December 1997.........................         Paremyd            Diagnostic              Allergan, Inc.

April 1997............................       BAL In Oil            Antidote          Becton, Dickinson & Co.
                                                 ICG              Diagnostic         Becton, Dickinson & Co.

July 1996.............................        Inapsine            Anesthesia       Janssen Pharmaceutica, Inc.
                                              Sublimaze           Anesthesia       Janssen Pharmaceutica, Inc.

------------------------
(1)  Indicates a branded pharmaceutical product that was licensed not acquired.

    Since January 1, 1996, the Company has also acquired five generic pharmaceutical products.

RESEARCH AND DEVELOPMENT

    In developing new sterile pharmaceutical products, the Company considers a variety of factors including: (i) existing or potential marketing opportunities for such products; (ii) the capability of the Company to manufacture such products; (iii) whether such products complement existing products of the Company; (iv) the opportunities to leverage such products with the development of additional products; and (v) the ability to develop co-marketing relationships with other pharmaceutical companies. The Company currently has 36 full-time employees that are involved in research and development. The Company's research and development expenditures for 1995, 1996, 1997 and the first six months of 1998 were $0.9 million, $1.2 million, $1.9 million and $2.0 million, respectively.

    Since January 1, 1996, the Company has received FDA approval for nine ANDAs and one NDA for internally developed sterile pharmaceutical products. The Company currently has ten ANDAs submitted to the FDA for new sterile pharmaceutical products. In addition, over the next three years, the Company currently anticipates filing ANDAs for more than ten additional sterile pharmaceutical products and NDAs for three proprietary pharmaceutical products which are in various stages of development. See "Risk Factors--Dependence on Development of Pharmaceutical Products and Manufacturing Capabilities."

    Set forth below is a brief description by product category of currently submitted or contemplated ANDAs for new products and NDAs for new indications of existing products:

                                                                                        UNDER DEVELOPMENT
                                                                         SUBMITTED    ----------------------    U.S. MARKET
                                                                           ANDAS         ANDAS       NDAS         SIZE(1)
                                                                       -------------  -----------  ---------  ---------------
                                                                                                               (IN MILLIONS)
OPHTHALMIC:
  Antibotic..........................................................            2             3          --     $     122
  Antibiotic/Anti-Inflammatory.......................................           --             2          --           130
  Anti-Inflammatory..................................................           --            --           1            94
  Diagnostic.........................................................            2            --          --            33(2)
  Glaucoma...........................................................            2             1          --           715
  Other Therapeutic..................................................           --             2           1           272

INJECTABLE:
  Anesthesia.........................................................            4             3          --     $      98
  Antidote...........................................................           --            --          --            46
  Rheumatology.......................................................           --            --          --            26
  Other..............................................................           --             4           1            56(2)
                                                                             -----         -----   ---------
TOTAL................................................................           10            15           3
                                                                             -----         -----   ---------
                                                                             -----         -----   ---------

------------------------------

(1) Based on 1997 sales as reported by IMS America (other than with respect to footnote (2)).

(2) Based on internal Company estimates.

    Set forth below is a brief description of certain proprietary products currently under development by the Company which have been publicly announced:

    PIROXICAM OPHTHALMIC SOLUTION ("PIROXICAM"). Piroxicam is a non-steroidal anti-inflammatory drug to be used during cataract surgery. The Company has acquired the ophthalmic indication for this compound from Pfizer, Inc. The Company currently anticipates filing an NDA for this product in 1999. According to industry sources, U.S. sales in the non-steroidal, anti-inflammatory market were approximately $60.0 million in 1997.

    COMBINATION MIOTIC LYOPHILIZED POWDER AND DILUENT ("MLPD"). MLPD is a therapeutic product to be used to reduce and control post-operative intraocular pressure increases during and following cataract surgery. The Company has licensed the world-wide rights to MLPD and currently anticipates filing an NDA for this product in 2000. According to industry sources, U.S. sales in this market were approximately $15.0 million in 1997.

    TP-1000. TP-1000 is a therapeutic injectable product to be used in the treatment of migraine headaches. The Company has filed an Investigational New Drug application for this product and has completed initial dose ranging studies. The Company currently anticipates filing an NDA for this product in 1999. According to industry sources, U.S. sales in the injectable migraine treatment market were approximately $50.0 million in 1997.

SALES AND MARKETING

    The Company maintains a multi-channel sales and marketing structure for its ophthalmic products. This structure includes 21 field sales representatives who, together with two district managers, make personal calls on customers, such as physicians and group practices. In addition, the Company maintains an 11-person telemarketing team that sells primarily to ophthalmologists, optometrists and clinics. The Company's eight-person customer service group is responsible for processing orders, including those originating from the Company's product catalog. This catalog features over 2,000 ophthalmic products and is distributed to over 60,000 potential customers including ophthalmologists, optometrists, hospitals, chain-pharmacies and clinics. The catalog is widely-recognized in the ophthalmic industry and has an active base of over 15,000 customers who have made at least one purchase in the last 12 months. The Company believes that the catalog's presence with ophthalmologists, optometrists, hospitals, chain-pharmacies and other customers provides it with valuable recognition of the "Akorn" name. The Company attempts to leverage this name recognition in its sales and marketing efforts. The ophthalmic business also employs a national accounts group consisting of four persons who sell primarily to full-service wholesalers, retail chains and other group purchasing organizations.

    The Company's sales and marketing efforts for its injectable pharmaceutical products include employing nine telemarketing and customer service representatives who sell through telemarketing and direct-mail activities. In addition, the Company has entered into a significant number of contracts with national and regional group purchasing organizations to distribute its injectable products and increase its sales volume. The Company also intends to build a key-account sales force for the injectable business over the next several years as new products are introduced. The Company's customers for injectable pharmaceutical products consist primarily of individual hospitals and clinics, specialty physicians and group purchasing organizations.

MANUFACTURING

    The Company's manufacturing facilities, located in Decatur, Illinois and Somerset, New Jersey, have approximately 131,000 square feet and 30,000 square feet, respectively. Each facility includes manufacturing, packaging, laboratory, office and warehouse space. The Company manufactures products in accordance with cGMP requirements and is licensed by the DEA to procure and produce controlled substances.

    The Company has the ability to manufacture a diverse group of sterile pharmaceutical products which it believes provides it with a competitive advantage in the specialty pharmaceutical industry. With the acquisition of the ARI business in July 1998, the Company added two additional product dosage forms (ointments and suspensions) for which it did not previously have manufacturing capabilities. In addition, the Company anticipates adding freeze-dried (lyophilized) and control-release manufacturing capabilities. This increased manufacturing capability will allow the Company to further reduce its dependence on third-party manufacturers and give the Company the opportunity to increase margins.

    As of June 30, 1998, aggregate capacity utilization at the Company's manufacturing facilities was approximately 50.0%. In general, the Company transfers production of newly acquired pharmaceutical products and their product line extensions for which it has production capabilities to its manufacturing facilities as soon as practicable after regulatory requirements and contractual obligations are satisfied. See "Risk Factors--Government Regulation." The Company also maintains integrated manufacturing support systems including quality assurance, quality control, regulatory compliance, inventory control and packaging.

    The Company requires a supply of quality raw materials and components to manufacture and package pharmaceutical products for itself and for third parties with which it has contracted. If for any reason the Company is unable to obtain sufficient quantities of any of the raw materials or components required to produce and package its products, it may not be able to deliver its products as planned, which could have a material adverse effect on the Company's business, financial condition and results of operations.

    CONTRACT MANUFACTURING AND RELATED CAPABILITIES. The Company manufactures injectable pharmaceutical products for third parties which allows it to use excess capacity at its manufacturing facilities. The Company's third-party manufacturing and related capabilities include product development, process and product validation, manufacturing and the filing of ANDAs for its customers. These capabilities allow the Company to market its services to specialty pharmaceutical companies, development-stage biotechnology companies and contract research organizations which do not have these capabilities. The Company also manufactures injectable pharmaceuticals for major pharmaceutical companies which the Company believes allows it to establish or enhance its relationships with these companies so that when one of them decides to divest or license a specialty pharmaceutical product, it is more likely to give the Company an opportunity to acquire or license the product. For example, the Company manufactures sterile pharmaceuticals for Janssen Pharmaceutica, Inc. and Pfizer, Inc., from each of which it has acquired or licensed specialty pharmaceutical products.

    The Company has historically limited its sales and marketing efforts in the contract manufacturing business to personal contacts with major pharmaceutical companies and limited trade journal advertisements. In 1997, the Company implemented an expanded marketing program emphasizing the full-service capabilities of the injectable business' third-party contract manufacturing operations. Components of this marketing program include increased print advertising, attendance at trade shows by Company personnel and contributions to industry journals and publications, as well as a continued emphasis on personal contacts and relationships with major pharmaceutical companies.

PATENTS AND PROPRIETARY RIGHTS

    The Company considers the protection of discoveries in connection with its development activities important to its business. The Company intends to seek patent protection in the United States and selected foreign countries where deemed appropriate. To date, the Company has received one U.S. patent for its ophthalmic and injectable pharmaceutical products and has two additional patent applications pending. There can be no assurance that the Company will obtain U.S. or foreign patents or, if obtained, that they will provide substantial protection or be of commercial benefit.

    The Company also relies upon trade secrets, unpatented proprietary know-how and continuing technological innovation to develop its competitive position. The Company enters into confidentiality agreements with certain of its employees pursuant to which such employees agree to assign to the Company any inventions relating to the Company's business made by them while in the Company's employ. However, there can be no assurance that others may not acquire or independently develop similar technology or, if patents are not issued with respect to products arising from research, that the Company will be able to maintain information pertinent to such research as proprietary technology or trade secrets.

COMPETITION

    The ophthalmic and injectable pharmaceutical industries are highly competitive, with many established manufacturers, suppliers and distributors actively engaged in all phases of the business. Most of the Company's competitors have substantially greater financial and other resources, including a larger volume of sales, more sales personnel and larger facilities than the Company. The Company's competitors in the ophthalmic pharmaceutical industry include: Alcon Laboratories, Inc., owned by Nestle, S.A.; Allergan, Inc.; CIBA Vision, a division of Novartis, AG; and Bausch & Lomb Incorporated. The Company's competitors in the injectable pharmaceutical industry include Abbott Laboratories; Gensia Sicor Inc.; and Steris Laboratories, a division of Schein Pharmaceutical, Inc. The Company believes that competition in the sale of its products is based primarily on price, service, availability and product efficacy. See "Risk Factors--Competition; Uncertainty of Technological Change."

GOVERNMENT REGULATION

    Virtually all aspects of the Company's business are regulated by federal and state statutes and government agencies. The developing, testing, manufacturing, processing, quality, safety, efficacy, formulation, packaging, labeling, record-keeping, distribution, storage and advertising of the Company's products, and disposal of waste products arising from such activities, are subject to regulation by one or more federal agencies, including the FDA. These activities are also regulated by various agencies of the states and localities in which the Company's products are sold.

    All pharmaceutical manufacturers, including the Company, are subject to regulation by the FDA under the authority of the FDC Act. Under the FDC Act, the federal government has extensive administrative and judicial enforcement powers over the activities of pharmaceutical manufacturers to ensure compliance with FDA regulations. Those powers include, but are not limited to, the authority to initiate court action to seize unapproved or non-complying products, to enjoin non-complying activities, to halt manufacturing operations that are not in compliance with cGMP, to recall products which present a health risk and to seek civil monetary and criminal penalties. Other enforcement activities include refusal to approve product applications or the withdrawal of previously approved applications. The initiation of any of these enforcement activities, including the restriction or prohibition on sales of products marketed by the Company or the halting of manufacturing operations of the Company, could materially adversely affect the Company's business, financial condition and results of operations.

    All "new drugs" must be the subject of an NDA, and all generic equivalents must be the subject of an ANDA, before they may be marketed in the United States. Certain prescription drugs are not currently required to be the subject of an approved NDA or ANDA but, rather, may be marketed pursuant to an FDA regulatory enforcement policy permitting continued marketing of those drugs until the FDA determines whether they are safe and effective. The FDA has the authority to withdraw existing NDA or ANDA approvals and to review the regulatory status of products marketed under the enforcement policy. The FDA may require an approved NDA or ANDA for any drug product marketed under the enforcement policy if new information reveals questions about the drug's safety or effectiveness. All drugs must be manufactured in conformity with cGMPs and drug products subject to an approved NDA or ANDA must be manufactured, processed, packaged, held, and labeled in accordance with information contained in the NDA or ANDA.

    The Company and its third-party manufacturers are subject to periodic inspection by the FDA to assure such compliance. The FDA imposes additional stringent requirements on the manufacture of sterile pharmaceutical products to ensure the sterilization processes and related control procedures consistently produce a sterile product. Additional sterile manufacturing requirements include the submission for expert review of detailed documentation for sterilization process validation in drug applications beyond those required for general manufacturing process validation. Various sterilization process requirements are the subject of detailed FDA guidelines, including requirements for the maintenance of microbiological control and quality stability. Pharmaceutical products must be distributed, sampled and promoted in accordance with FDA requirements. The FDA also regulates drug labeling and the advertising of prescription drugs.

    While the Company believes that all of its current pharmaceuticals are lawfully marketed in the United States under current FDA enforcement policies or have received the requisite agency approvals for manufacture and sale, such marketing authority is subject to withdrawal by the FDA. In addition, modifications or enhancements of approved products are in many circumstances subject to additional FDA approvals which may or may not be granted and which may be subject to a lengthy application process. The Company's and its third-party manufacturers' manufacturing facilities are continually subject to inspection by such governmental agencies and manufacturing operations could be interrupted or halted in any such facilities if such inspections prove unsatisfactory.

    A number of products marketed by the Company are "grandfathered" drugs which are permitted to be manufactured and marketed without FDA-issued ANDAs or NDAs on the basis of their having been marketed prior to enactment of relevant sections of the FDC Act. The regulatory status of these products is subject to change and/or challenge by the FDA, which could establish new standards and limitations for manufacturing and marketing such products, or challenge the evidence of prior manufacturing and marketing upon which grandfathering status is based. The Company is not aware of any current effort by the FDA to change the status of any of its "grandfathered" products, but there is no assurance that such initiatives will not occur in the future.

    ANDA PROCESS. FDA approval is required before a generic equivalent to a previously approved brand drug or new dosage form of an existing brand drug can be marketed. The Company usually receives approval for such products by submitting an ANDA to the FDA. When processing an ANDA, the FDA waives the requirement of conducting complete clinical studies, although it may require bioavailability and/or bioequivalence studies. "Bioavailability" indicates the rate and extent of absorption and levels of concentration of a drug product in the blood stream needed to produce a therapeutic effect. "Bioequivalence" compares the bioavailability of one drug product with another, and when established, indicates that the rate of absorption and levels of concentration of a generic drug in the body are substantially equivalent to the previously approved drug. An ANDA may be submitted for a drug on the basis that it is bioequivalent to a previously listed drug, contains the same active ingredient, has the same route of administration, dosage form, and strength as the listed drug, and otherwise complies with legal and regulatory requirements.

    Among the requirements for drug approval by the FDA is that the Company's manufacturing procedures and operations conform to cGMPs. The cGMP regulations must be followed at all times during the manufacture, storage and distribution of pharmaceutical products. In complying with the standards set forth in the cGMP regulations, the Company must continue to expend time, money and effort in the areas of production, quality control and record keeping to ensure full compliance.

    If the FDA believes a company is not in compliance with cGMPs, certain sanctions are imposed upon that company including: (i) withholding from the company new drug approvals as well as approvals for supplemental changes to existing applications; (ii) preventing the company from receiving the necessary export licenses to export its products; and (iii) classifying the company as an "unacceptable supplier" and thereby disqualifying the company from selling products to federal agencies. The Company believes it is currently in compliance with cGMPs.

    In May 1992, the Generic Drug Enforcement Act (the "Generic Act") was enacted. The Generic Act, a result of the legislative hearings and investigations into the generic drug approval process, allows the FDA to impose debarment and other penalties on individuals and companies that commit certain illegal acts relating to the generic drug approval process. In some situations, the Generic Act requires the FDA to debar (i.e., not accept or review ANDAs for a period of time) a company or an individual that has committed certain violations. It also provides for temporary denial of approval of applications during the investigation of certain violations that could lead to debarment and also, in more limited circumstances, provides for the suspension of the marketing of approved drugs by the affected company. Lastly, the Generic Act allows for civil penalties and withdrawal of previously approved applications. Neither the Company nor any of its employees have ever been subject to debarment.

    NDA PROCESS. FDA approval is required before any new drug can be marketed. An NDA is a filing submitted to the FDA to obtain approval of a drug not eligible for an ANDA and must contain complete pre-clinical and clinical safety and efficacy data or a right of reference to such data. Before administering a new drug in healthy human subjects may begin, stringent government requirements for preclinical data must be satisfied. The pre-clinical data, typically obtained from studies in animal species, as well as from laboratory studies, are submitted in an Investigational New Drug ("IND") application, or its equivalent in countries outside the United States, where clinical trials are to be conducted. The preclinical data must provide an adequate basis for evaluating both the safety and the scientific rationale for the initiation of clinical trials.

    Clinical trials are typically conducted in three sequential phases, although the phases may overlap. In Phase I, which frequently begins with the initial introduction of the compound into healthy human subjects prior to introduction into patients, the product is tested for safety, adverse effects, dosage, tolerance absorption, metabolism, excretion and other elements of clinical pharmacology. Phase II typically involves studies in a small sample of the intended patient population to assess the efficacy of the compound for a specified indication, to determine dose tolerance and the optimal dose range as well as to gather additional information relating to safety and potential adverse effects. Phase III trials are undertaken to further evaluate clinical safety and efficacy in an expanded patient population at typically dispersed study sites, in order to determine the overall risk-benefit ratio of the compound, and to provide an adequate basis for product labeling. Each trial is conducted in accordance with certain standards under protocols that detail the objects of the study, the parameters to be used to monitor safety and efficacy criteria to be evaluated. Each protocol must be submitted to the FDA as part of the IND. In some cases, the FDA allows a company to rely on data developed in foreign countries and therefore not independently repeat some or all of those studies.

    Data from preclinical testing and clinical trials are submitted to the FDA as an NDA for marketing approval and to other health authorities as a marketing authorization application. The process of completing clinical trials for a new drug may take several years and require the expenditure of substantial resources. Preparing an NDA or marketing authorization application involves considerable data collection, verification, analysis and expense, and there can be no assurance that approval from the FDA or any other health authority will be granted on a timely basis, if at all. The approval process is affected by a number of factors, primarily the risks and benefits demonstrated in clinical trials as well as the severity of the disease and the availability of alternative treatments. The FDA or other health authorities may deny an NDA or marketing authorization application if the regulatory criteria are not satisfied, or such authorities may require additional testing or information.

    Even after initial FDA or other health authority approval has been obtained, further studies, including Phase IV post-marketing studies, may be required to provide additional data on safety. Additional studies generally also are required to gain approval for the use of a product as a treatment for clinical indications other than those for which the product was initially tested. Also, the FDA or other regulatory authorities require post-marketing reporting to monitor the adverse effects of the drug. Results of post-marketing programs may limit or expand the further marketing of the products. Further, if there are any modifications to the drug, including changes in indication, manufacturing process or labeling or a change in the manufacturing facility, an application seeking approval of such changes must be submitted to the FDA or other regulatory authority. Additionally, the FDA regulates post-approval promotional labeling and advertising activities to assure that such activities are being conducted in conformity with statutory and regulatory requirements. Failure to adhere to such requirements can result in regulatory actions which could have a material adverse effect on the Company's business, results of operations and financial condition.

    The Company also manufactures and sells drugs which are "controlled substances" as defined in the federal Controlled Substances Act and similar state laws, which establishes, among other things, certain licensing, security and record keeping requirements administered by the DEA and similar state agencies, as well as quotas for the manufacture, purchase and sale of controlled substances. The DEA could limit or reduce the amount of controlled substances which the Company is permitted to manufacture and market. The Company has not experienced sanctions or fines for non-compliance with the foregoing regulations, but no assurance can be given that any such sanctions or fines would not have a material adverse effect on the Company's business, financial condition and results of operations.

EMPLOYEES

    As of July 20, 1998, the Company employed 309 persons, consisting of 157 manufacturing employees, 80 sales and marketing employees, 36 research and development employees and 36 management and other employees. The Company's success depends in large part on attracting and retaining talented and experienced personnel. See "Risk Factors--Need to Attract and Retain Key Personnel in Highly Competitive Marketplace." None of the Company's employees are represented by labor unions and the Company considers its relationship with its employees to be good.

FACILITIES

    The Company's headquarters and administrative, sales and marketing operations are based in approximately 11,000 square feet of leased space located in an office building in Lincolnshire, Illinois. In September 1998, the Company anticipates moving its principal executive offices to an approximately 38,000 square foot office and warehouse facility in Buffalo Grove, Illinois. The Company's former headquarters, consisting of approximately 30,000 square feet in Abita Springs, Louisiana, is currently subject to a pending contract for sale which the Company expects to close by the end of 1998.

    The Company owns a 55,000 square-foot manufacturing facility in Decatur, Illinois and leases a 30,000-square foot manufacturing facility in Somerset, New Jersey. The Company also owns a 76,000 square foot facility located in Decatur, Illinois. This facility is currently used for packaging, distribution, warehousing and office space. The Company also leases approximately 7,000 square feet of office and warehousing space in San Clemente, California. The Company considers its facilities adequate to accommodate growth in the foreseeable future.

LEGAL PROCEEDINGS

    From time to time, the Company is a party to legal proceedings arising in the ordinary course of business. The Company believes that it is not a party to any legal proceedings which, if adversely decided, would have a material adverse effect on the Company's business, financial condition and results of operations.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The executive officers and directors of the Company are as follows:

               NAME                      AGE                                     POSITION
-----------------------------------      ---      -----------------------------------------------------------------------
John N. Kapoor, Ph.D...............          54   Chairman of the Board of Directors and Chief Executive Officer
Floyd Benjamin.....................          55   Executive Vice President and Director
R. Scott Zion......................          47   Senior Vice President
Rita J. McConville.................          40   Vice President, Chief Financial Officer, Secretary and Treasurer
Daniel E. Bruhl, M.D.(1)...........          56   Director
Doyle S. Gaw(1)....................          67   Director

------------------------
(1) Member of the Compensation Committee and the Audit Committee

    DR. KAPOOR has served as Chief Executive Officer of the Company since May 1996, and as Chairman of the Board of the Company since May 1995 and from December 1991 to January 1993. From April 1993 to May 1995, Dr. Kapoor served as acting Chairman of the Board of the Company. Dr. Kapoor currently serves as chairman of the board of Option Care, Inc. ("OCI"), a company specializing in infusion services and supplies, and served as OCI's chief executive officer from August 1993 to April 1996. Since April 1990, Dr. Kapoor has served as president of EJ Financial. Dr. Kapoor currently serves as a director for two specialty pharmaceutical companies, Unimed, Inc. and NeoPharm, Inc.

    MR. BENJAMIN has served as Executive Vice President and a director of the Company since May 1996. Mr. Benjamin has served as President of Taylor Pharmaceuticals since May 1996. From October 1994 to May 1996, Mr. Benjamin served as president of PRL. From October 1993 to October 1994, he was a consultant to PRL. From February 1992 to October 1993, Mr. Benjamin was president and chief executive officer of Neocrin, Inc., a biomedical venture capital company. Prior to February 1992, Mr. Benjamin served as chief operating officer of Lyphomed.

    MR. ZION has served as Senior Vice President of the Company since January 4, 1997. In addition, he has served as General Manager of the Company's ophthalmic business during such period. From February 1993 through November 1996, Mr. Zion was Senior Vice President of Pilkington Barnes Hind, a worldwide contact lens manufacturer and marketer. Prior to February 1993, Mr. Zion was in a variety of sales and sales management positions at Mead Johnson, a Bristol-Myers Squibb subsidiary.

    MS. MCCONVILLE has served as Vice President, Chief Financial Officer, Secretary and Treasurer of the Company since March 1997. From August 1993 to March 1997, Ms. McConville served as Senior Director and Controller of OCI. From June 1990 to July 1993, she served as Controller of VideOcart, Inc., a sales and marketing company.

    DR. BRUHL has served as a director of the Company since 1983. Dr. Bruhl is an ophthalmologist who serves as president of the Surgery Center of Fort Worth and as a director of Medsynergies, Inc., a private ophthalmology practice management company. From 1983 to 1996, Dr. Bruhl served as a director of Surgical Care Affiliates until it merged with HEALTHSOUTH Corporation.

    MR. GAW has served as a director of the Company since 1977. From 1988 to 1990, Mr. Gaw served as Chairman of the Board of Directors of the Company. Mr. Gaw is a private investor focusing on real estate investments.

    The Company's executive officers are appointed annually by, and serve at the discretion of, the Board of Directors. Other than Dr. Kapoor, each executive officer is a full-time employee of the Company.

Dr. Kapoor devotes approximately two days per week to his duties as Chief Executive Officer. See "Risk Factors--Relationships With Other Entities; Conflicts of Interest." There are no family relationships between any director or executive officer of the Company.

COMMITTEES OF THE BOARD OF DIRECTORS

    COMPENSATION COMMITTEE. The members of the Compensation Committee are Daniel E. Bruhl, M.D. and Doyle S. Gaw, both of whom are non-employee directors. The Compensation Committee reviews various compensation matters with respect to the executive officers and directors of the Company.

    AUDIT COMMITTEE. The members of the Audit Committee are Dr. Bruhl and Mr. Gaw, both of whom are non-employee directors. The Audit Committee is responsible for consulting with the independent auditors and discussing audit recommendations with management and reporting the results of its reviews to the Board of Directors.

DIRECTOR COMPENSATION

    For services as Chairman of the Board of the Company, John N. Kapoor, Ph.D. receives a fee of $50,000 per year, which is included in the Summary Compensation Table. Each other director who is not a salaried officer or consultant of the Company receives a fee for his services as a director of $1,000 per regular meeting of the Board of Directors, $250 per telephone meeting and $500 per committee meeting, plus reimbursement of his expenses related to those services. In addition, the chairman of each committee (other than Dr. Kapoor) receives an annual fee of $2,500.

    All directors of the Company participate in the Company's Stock Option Plan for Directors, pursuant to which each director of the Company is granted an option to acquire 5,000 shares of Common Stock on the day after each annual meeting of shareholder at which he is elected to serve as a director. Any director appointed between annual meetings is entitled to receive a pro rata portion of an option to acquire 5,000 shares. The Compensation Committee may, in its sole discretion, grant an option to purchase up to 100,000 shares to a person who is not already a director and who becomes a director at any time. No member of the Compensation Committee is eligible to be granted such an option and any director who has been granted such an option is not permitted to serve on the Compensation Committee for one year after such grant. Options granted under the plan expire five years from the date of grant. The option exercise price for all options granted under the plan is the fair market value of the shares covered by the option at the time of the grant.

EXECUTIVE COMPENSATION

    The following table summarizes the compensation paid by the Company for services rendered during fiscal years 1996 and 1997 and the six-month interim period ended December 31, 1996 to the Company's chief executive officer and to each other executive officer of the Company whose total annual salary and bonus for such year exceeded $100,000 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG-TERM
                                                                                COMPENSATION
                                                                               --------------
                                                                                 NUMBER OF
                                            ANNUAL COMPENSATION                  SECURITIES
                               ----------------------------------------------    UNDERLYING        ALL OTHER
NAME AND PRINCIPAL POSITION       FISCAL YEAR ENDED       SALARY      BONUS       OPTIONS       COMPENSATION(1)
-----------------------------  -----------------------  ----------  ---------  --------------  -----------------
John N. Kapoor, Ph.D.(2).....  December 31, 1997        $   78,750  $  21,000(3)        5,000     $    40,000
  Chairman and Chief           December 31, 1996(4)         34,375     --            85,938           --
  Executive Officer            June 30, 1996                10,000     --             5,000            40,000

Floyd Benjamin(5)............  December 31, 1997           200,000     --             5,000             2,250
  Executive Vice President     December 31, 1996(4)        100,000     --            50,000           --
                               June 30, 1996                16,667     --             3,750           --

R. Scott Zion(6).............  December 31, 1997           175,774     54,000(3)      125,000         101,183
  Senior Vice President

Rita J. McConville(7)........  December 31, 1997            87,351     26,250(3)       45,000             688
  Vice President, Chief
  Financial Officer,
  Secretary and Treasurer

--------------------------
(1) Represents contributions to the Company's 401(k) Plan, except as indicated in notes (2) and (6).
(2) During the years ended June 30, 1996 and December 31, 1997, Dr. Kapoor received $50,000 for his services as Chairman of the Board, $40,000 of which was waived in exchange for other consideration, as described under "Certain Relationships and Related Transactions." Dr. Kapoor became Chief Executive Officer on May 31, 1996. Beginning in July 1996, Dr. Kapoor has received $68,750 annually for his services as Chief Executive Officer.
(3) Represents bonuses awarded for 1997 performance paid in 1998.
(4) Represents the six months ended December 31, 1996. In October 1996, the Company changed its fiscal year from the year ending June 30 to a calendar year.
(5) Mr. Benjamin became an executive officer of the Company on May 31, 1996.
(6) Mr. Zion became an executive officer of the Company on January 4, 1997. His other compensation includes $98,739 for reimbursement of relocation expenses and $2,444 for an automobile allowance.
(7) Ms. McConville became an executive officer of the Company on February 28, 1997.

    The table below sets forth information as to options granted during fiscal year 1997 to the Named Executive Officers:

OPTIONS GRANTS IN 1997

                                                       INDIVIDUAL GRANTS                         POTENTIAL REALIZABLE
                                  ------------------------------------------------------------     VALUE AT ASSUMED
                                   NUMBER OF                                                    ANNUAL RATES OF STOCK
                                  SECURITIES     PERCENT OF TOTAL                               PRICE APPRECIATION FOR
                                  UNDERLYING    OPTIONS GRANTED TO     EXERCISE                      OPTION TERM
                                    OPTIONS          EMPLOYEES         PRICE PER   EXPIRATION   ----------------------
NAME                                GRANTED           IN 1997            SHARE        DATE         5%          10%
--------------------------------  -----------  ---------------------  -----------  -----------  ---------  -----------
John N. Kapoor, Ph.D. ..........       5,000                 1%        $    2.28      2/28/02   $   3,150  $     6,960
Floyd Benjamin..................       5,000                 1%             2.28      2/28/02       3,150        6,960
R. Scott Zion...................     125,000                13%             2.38      2/28/02      82,021      181,245
Rita J. McConville..............      45,000                 5%             2.38      2/28/02      29,528       65,248

    The table below sets forth information as to options exercised during fiscal year 1997 by the Named Executive Officers:

AGGREGATED OPTION EXERCISES IN 1997 AND FISCAL YEAR-END OPTION VALUES

                                                           NUMBER OF SECURITIES
                                                                UNDERLYING              VALUE OF UNEXERCISED
                                                          UNEXERCISED OPTIONS AT        IN-THE-MONEY OPTIONS
                                                             DECEMBER 31, 1997          AT DECEMBER 31, 1997
                                                        ---------------------------  ---------------------------
NAME                                                    EXERCISABLE  UNEXERCISABLE   EXERCISABLE  UNEXERCISABLE
------------------------------------------------------  -----------  --------------  -----------  --------------
John N. Kapoor, Ph.D. ................................      67,969         42,969     $  84,401    $     64,239
Floyd Benjamin........................................      33,750         25,000        47,381          37,375
R. Scott Zion.........................................      31,250         93,750        39,063         117,188
Rita J. McConville....................................      11,250         33,750        14,063          42,188

1988 INCENTIVE COMPENSATION PROGRAM

    Under the 1988 Incentive Compensation Program (the "Incentive Program") any officer or key employee of the Company is eligible to receive non-qualified options as designated by the Board of Directors. Currently, 4,500,000 shares of the Common Stock are reserved to be issued under the Incentive Program of which approximately 2.3 million shares were still available as of June 30, 1998. The exercise price of the options granted under the Incentive Program may not be less than 50% of the fair market value of the shares subject to the option on the date of grant, as determined by the Board of Directors. All options granted under the Incentive Program during the year ended December 31, 1997, the six months ended December 31, 1996 and the years ended June 30, 1996 and 1995 have exercise prices equivalent to the market value of the Common Stock on the date of grant. Options granted under the Incentive Program generally vest over a period of three years and expire within a period of five years.

1991 STOCK OPTION PLAN FOR DIRECTORS

    Under the 1991 Stock Option Plan for Directors (the "Directors' Plan") persons elected as directors of the Company are granted nonqualified options at the fair market value of the shares subject to the option on the date of the grant. Each director of the Company is automatically granted an option each year to acquire 5,000 shares under the Directors' Plan on the day following the annual meeting of shareholders. As of December 31, 1997, 500,000 shares of the Common Stock were reserved to be issued under the Directors' Plan. Options granted under the Directors' Plan are exercisable six months after the date of grant and expire five years from the date of grant.

EMPLOYEE STOCK PURCHASE PLAN

    The Akorn, Inc. Employee Stock Purchase Plan (the "Stock Purchase Plan") permits eligible employees to acquire shares of the Company's common stock through payroll deductions not exceeding 15.0% of gross compensation, at a 15.0% discount from market price. A maximum of 1,000,000 shares of the Company's common stock may be acquired under the terms of the Stock Purchase Plan. Purchases of shares were issued from treasury stock and approximated 56,000, 18,000 and 9,000 shares, respectively, during the fiscal year ended June 30, 1996, the six months ended December 31, 1996 and the fiscal year ended December 31, 1997.

RETIREMENT PLAN

    All employees who have attained the age of 21 with six months of service are eligible for participation in the Company's 401(k) Plan. The Company's matching contribution is a discretionary percentage of the amount contributed by each employee.

EMPLOYMENT AGREEMENTS

    In May 1996, the Company entered into an employment agreement with Floyd Benjamin providing for an annual salary of $200,000, plus bonuses determined by a formula stated in the agreement. The Board of Directors has the discretion to increase Mr. Benjamin's annual salary. Mr. Benjamin's current annual salary is $212,000.

    The agreement terminates three years from inception. If Mr. Benjamin's employment is otherwise terminated by the Company without "cause" as defined in the agreement, he is entitled to a lump sum payment equal to his salary through the remainder of the employment term, plus any performance-based bonus to which he would have been entitled had the performance goals been achieved. Mr. Benjamin is also subject to non-compete and confidentiality provisions pursuant to the terms of his employment agreement.

    The Company may pay up to 50.0% of any of Mr. Benjamin's bonuses in options to purchase Common Stock, with such options being valued at 25.0% of the market price at the time the options are issued. The options will be issued under the Incentive Program, on terms similar to other options issued under the Incentive Program.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    For services performed by John N. Kapoor, Ph.D. in connection with the Company's acquisition of Taylor Pharmaceuticals, the John N. Kapoor Trust, an entity controlled by Dr. Kapoor (the "Kapoor Trust"), received 125,000 shares of Common Stock which were subject to forfeiture if the market price of the Common Stock did not reach $5.00 by January 15, 1996. In August 1995, the Company, the Kapoor Trust and Dr. Kapoor entered into an agreement under which: (i) the forfeiture period was extended to January 15, 1998; (ii) the forfeiture would not occur in the event that persons unaffiliated with Dr. Kapoor acquired beneficial ownership of more than 50% of the outstanding common stock of the Company; and (iii) Dr. Kapoor waived his right to receive $40,000 otherwise payable to him by the Company for serving as Chairman of the Board in fiscal 1996. On May 23, 1997, the Company, the Kapoor Trust and Dr. Kapoor entered into an agreement under which (i) the forfeiture period was extended to January 15, 2000; and (ii) Dr. Kapoor waived his right to receive $40,000 otherwise payable to him by the Company for serving as Chairman of the Board in fiscal 1997. On February 20, 1998, the Common Stock closed at $5.1875 with the result that the above described forfeiture provision was terminated.

    Under agreements between the Company and the Kapoor Trust, the Kapoor Trust is entitled to designate up to two individuals to be nominated and recommended by the Board of Directors for election as a director. In 1998, Dr. Kapoor was nominated by the Kapoor Trust.

    In November 1991, the Company and EJ Financial entered into a consulting agreement whereby EJ Financial serves as an independent consultant which provides management consulting services relating to the Company's strategic corporate objectives, primarily in the area of new product opportunities. In exchange for these services, EJ Financial is paid a consulting fee in the amount of $1,500 per month in addition to reimbursement by the Company of certain related expenses.

                       PRINCIPAL AND SELLING STOCKHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of Common Stock as of June 30, 1998, and as adjusted to reflect the sale of the Common Stock offered hereby, by: (i) all persons known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock; (ii) each director of the Company, each Named Executive Officer, and each Selling Stockholder; and (iii) all directors and executive officers as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares of Common Stock beneficially owned by them.

                                                          SHARES BENEFICIALLY                    SHARES BENEFICIALLY
                                                           OWNED PRIOR TO THE      SHARES TO       OWNED AFTER THE
                                                              OFFERING(1)           BE SOLD          OFFERING(1)
DIRECTORS, EXECUTIVE OFFICERS AND                       ------------------------    IN THE     ------------------------
SELLING STOCKHOLDERS                                      NUMBER       PERCENT     OFFERING      NUMBER       PERCENT
------------------------------------------------------  -----------  -----------  -----------  -----------  -----------
John N. Kapoor, Ph.D.(2)(3)...........................    4,313,494       23.9%           --     4,313,494       18.7%
Floyd Benjamin(4).....................................      521,667        2.9%           --       521,667        2.3%
R. Scott Zion(5)......................................       87,150       *               --        87,150       *
Rita J. McConville....................................       30,199       *               --        30,199       *
Daniel E. Bruhl, M.D..................................      301,767        1.7%           --       301,767       *
Doyle S. Gaw..........................................      120,360       *               --       120,360       *
Yankoff Revocable Living Trust........................      412,667        2.3%      200,000       212,667       *
Gencarella Revocable Living Trust.....................      340,000        1.9%      340,000            --          --
All Directors and Executive Officers as a group (6
  persons)(6).........................................    5,374,637       29.4%           --     5,374,637       23.1%

------------------------------

*   Less than 1%.

(1) Beneficial ownership of shares, as determined in accordance with applicable Commission rules, includes shares as to which a person has or shares voting power and/or investment power. Except as set forth in the accompanying footnotes, the named persons have sole voting power and sole investment power over the shares shown as beneficially owned by them. Beneficial ownership also includes shares issuable upon exercise of options currently vested or vesting within 60 days of June 30, 1998.

(2) Dr. Kapoor is the only person known to the Company to be the beneficial owner of 5% or more of the Common Stock. His address is 225 East Deerpath, Suite 250, Lake Forest, Illinois 60045.

(3) Of such 4,313,494 shares: (i) 4,207,400 are owned directly by the Kapoor Trust of which Dr. Kapoor is the sole trustee and beneficiary; (ii) 30,000 are owned by a trust, the trustee of which is Dr. Kapoor's wife and the beneficiaries of which are their children; and (iii) 76,094 are issuable pursuant to options granted by the Company directly to Dr. Kapoor.

(4) Mr. Benjamin's shares are held by a trust of which Mr. Benjamin and his wife are trustees and their child is beneficiary. Includes 55,000 shares issuable pursuant to options granted by the Company directly to Mr. Benjamin.

(5) Of such 87,150 shares, 20,400 are owned by Mr. Zion's minor children.

(6) Of such 5,374,637 shares, 181,094 are not presently outstanding, but are issuable pursuant to option rights described in the preceding footnotes and 108,750 are issuable pursuant to options held by Named Executive Officers who are not also directors.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    The authorized capital stock of the Company consists of 40,000,000 shares of Common Stock, no par value, and 5,000,000 shares of Preferred Stock, par value $1.00 per share (the "Preferred Stock"). Prior to the consummation of this Offering, the Company will have outstanding 17,952,063 shares of Common Stock and no shares of Preferred Stock. Upon completion of this Offering, the Company will have outstanding 22,952,063 shares of Common Stock and no shares of Preferred Stock.

COMMON STOCK

    Holders of Common Stock are entitled to one vote per share for the election of directors and all other matters submitted for stockholder vote, except matters submitted to the vote of another class or series of shares. Holders of Common Stock are not entitled to cumulative voting rights. Therefore, the holders of a majority of the shares voting for the election of directors can elect all of the directors if they choose to do so. The holders of Common Stock are entitled to dividends in such amounts and at such times, if any, as may be declared by the Board of Directors out of funds legally available therefor. The Company has not paid any dividends on its Common Stock since 1991 and does not anticipate paying any cash dividends on such Common Stock in the foreseeable future. See "Dividend Policy." Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all net assets available for distribution to stockholders after payments to creditors. The Common Stock is not redeemable and has no preemptive or conversion rights.

    The rights of the holders of Common Stock are subject to the rights of the holders of any Preferred Stock which may, in the future, be issued. All outstanding shares of Common Stock are, and the shares of Common Stock to be sold by the Company in this Offering when issued will be, duly authorized, validly issued, fully paid and nonassessable.

PREFERRED STOCK

    The Board of Directors has the authority to issue the Preferred Stock in one or more series and to fix the price, rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others.

LIMITATION OF LIABILITY AND INDEMNIFICATION

    LIMITATION OF LIABILITY. As permitted by the Business Corporation Law of Louisiana (the "BCLL"), the Company's Articles of Incorporation provides that no director or officer of the Company shall be personally liable for monetary damages to the Company or its shareholders for breach of fiduciary duty as a director or officer except for: (i) any breach of the director's or officer's duty of loyalty to the Company or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law; (iii) authorizing illegal dividends or redemptions; or (iv) any transaction from which the director or officer derived an improper personal benefit. In addition, the provision applies only to claims against a director or officer arising out of his or her role as a director or officer and not in any other capacity. Further, liability of a director for violations of the federal securities laws will not be limited by this provision. Directors and officers will, however, no longer be liable for monetary damages arising from decisions involving violations of the duty of care which could be deemed grossly negligent.

    INDEMNIFICATION. The Company's By-laws provide that any person shall be indemnified who was or is a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action by or in the right of the Company) by reason of the fact that he or she is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of the Company of another entity, against expenses actually and reasonably incurred by him or her in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the corporation or had no reason to believe his or her conduct was unlawful. In accordance with the BCLL, indemnification shall be made by the Company only as authorized in a specific case upon a determination that the applicable standard has been met. Such determination may be made: (i) by a majority vote of a quorum of the board of directors who are disinterested; (ii) by independent counsel; or (iii) by the shareholders. The Company's By-laws permit the Company to procure insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of the Company of another entity, against liability asserted against him or her in any such capacity, or arising out of his or her status as such, whether or not the Company would have the power to indemnify him or her against such liability under the BCLL. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

REGISTRATION RIGHTS

    Pursuant to a Stock Registration Rights Agreement dated as of November 15, 1990, between the Company and the Kapoor Trust, the Company has granted the Kapoor Trust certain "demand" and "piggyback" registration rights (collectively, the "Kapoor Registration Rights") with respect to any shares of Common Stock held by the Kapoor Trust (4,207,400 shares as of June 30, 1998). Subject to certain conditions, the demand registration rights permit the Kapoor Trust to request one demand registration. Subject to certain conditions, the piggyback registration rights permit the Kapoor Trust to include its shares of Common Stock in a registration of Common Stock (except pursuant to Form S-4 or Form S-8) or in connection with an exchange offering or offering of securities solely to existing holders of the Company's securities. The Company will bear expenses arising from exercise of the Kapoor Registration Rights, except that the Company shall not pay any underwriting discounts or commissions.

    In connection with the acquisition of PRL in May 1996, the Company granted the Benjamin Family Trust, the Yankoff Revocable Living Trust and the Gencarella Revocable Living Trust (collectively, the "PRL Shareholders") certain "piggyback" registration rights with respect to 1,400,000 shares of Common Stock that were issued in the acquisition. Subject to certain conditions, the piggyback registration rights permit the PRL Shareholders to include their shares of Common Stock in a registration of Common Stock (except pursuant to Form S-4 or S-8). The PRL Shareholders are responsible for any underwriting discounts and selling commissions and must pay their pro rata share of all filing fees and blue-sky expenses.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Common Stock is Harris Trust and Savings Bank, Chicago, Illinois.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Immediately after completion of this Offering, the Company will have 22,952,063 shares of Common Stock outstanding. Of these shares, 21,952,063 shares (including the 5,540,000 shares sold pursuant to this Offering) will be freely tradable without restriction or further registration under the Securities Act other than those shares held by "affiliates" of the Company. The remaining 1,000,000 shares will become eligible for resale in December 1998, subject to the limitations set forth under Rule 144 under the Securities Act, as applicable.

    Shares of Common Stock in the hands of "affiliates" are generally deemed "restricted shares" under Rule 144. The number of shares of Common Stock available for sale in the public market is limited by restrictions under the Securities Act and lock-up agreements under which certain holders of such shares have agreed not to sell or otherwise dispose of any of their shares for a period ranging from 90 to 180 days after the effective date of this Offering without the prior written consent of BT Alex. Brown Incorporated. All of the "restricted shares" in the hands of "affiliates" of the Company are eligible for sale by the holders thereof (other than 1,000,000 shares held by the Kapoor Trust) subject, however, to the manner of sale, volume, notice information requirements and other restrictions (other than the holding period) of Rule 144, as applicable.

    In general, under Rule 144 of the Securities Act as currently in effect, beginning 90 days after this Offering, a person (or persons whose shares are aggregated) who has beneficially owned "restricted shares" for at least one year, including a person who may be deemed an "affiliate" of the Company, is entitled to sell within any three-month period a number of shares of Common Stock that does not exceed the greater of 1% of the then-outstanding shares of Common Stock of the Company (229,520 shares after giving effect to this Offering) or the average weekly trading volume of the Common Stock as reported through the Nasdaq National Market during the four calendar weeks preceding such sale. Sales under Rule 144 of the Securities Act are subject to certain restrictions relating to manner of sale, notice and the availability of current public information about the Company. In addition, under Rule 144(k) of the Securities Act, a person who is not an "affiliate" of the Company at any time 90 days preceding a sale, and who has beneficially owned shares for at least two years, would be entitled to sell such shares immediately following this Offering without regard to the volume limitations, manner of sale provisions or notice or other requirements of Rule 144 of the Securities Act.

    The Company is party to a registration rights agreement with the Kapoor Trust pursuant to which the Kapoor Trust was granted certain "demand" and "piggyback" registration rights with respect to any shares of Common Stock held by the Kapoor Trust (4,207,400 shares as of June 30, 1998). In addition, certain shareholders of the Company received "piggyback" registration rights in connection with the acquisition of PRL in 1996 relating to the 1,400,000 shares of Common Stock issued in such acquisitions. See "Description of Capital Stock--Registration Rights." Options to purchase approximately 1,088,894 shares of Common Stock will be exercisable upon consummation of the Offering. No prediction can be made as to the effect, if any, that sales of additional shares or the availability of such additional shares for sale will have on the market price of the Common Stock. Sales of substantial amounts of Common Stock in the public market could have an adverse effect on the market price of the Common Stock.

                                  UNDERWRITING

    Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below (the "Underwriters"), through their Representatives, BT Alex. Brown Incorporated and Warburg Dillon Read LLC, have severally agreed to purchase from the Company and the Selling Stockholders the following respective number of shares of Common Stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this
Prospectus:

                                                                                                        NUMBER OF
                                             UNDERWRITER                                                 SHARES
-----------------------------------------------------------------------------------------------------  -----------
BT Alex. Brown Incorporated..........................................................................
Warburg Dillon Read LLC..............................................................................
                                                                                                       -----------
Total................................................................................................    5,540,000
                                                                                                       -----------
                                                                                                       -----------

    The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all shares of the Common Stock offered hereby if any of such shares are purchased.

    The Company has been advised by the Representatives of the Underwriters that the Underwriters propose to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus and to
certain dealers at such price less a concession not in excess of $    per share.
The Underwriters may allow, and such dealers may reallow, a concession not in
excess of $    per share to certain other dealers. After the public offering, the offering price and other selling terms may be changed by the Representatives of the Underwriters.

    The Company has granted to the Underwriters an option, exercisable not later than 30 days after the date of this Prospectus, to purchase up to 831,000 additional shares of Common Stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by it in the above table bears to 5,540,000 and the Company will be obligated, pursuant to the option, to sell such shares to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the Common Stock offered hereby. If purchased, the Underwriters will offer such additional shares on the same terms as those on which the 5,540,000 shares are being offered.

    The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

    The Company and holders of approximately 5,064,793 shares of Common Stock have agreed not to offer, sell or otherwise dispose of any of such Common Stock for a period ranging from 90 to 180 days after the date of this Prospectus without the prior consent of BT Alex. Brown Incorporated on behalf of the Representatives of the Underwriters.

    The Underwriters have advised the Company that, pursuant to Regulation M under the Securities Exchange Act of 1934, as amended, certain persons participating in this Offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, which may have the effect of stabilizing or maintaining the market price of the Common Stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of the Common Stock on behalf of the Underwriters for the purpose of fixing or maintaining the price of the Common Stock. A "syndicate covering transaction" is the bid for the purchase of the Common Stock on behalf of the Underwriters to reduce a short position incurred by the Underwriters in connection with this Offering. A "penalty bid" is an arrangement permitting the Underwriters to reclaim the selling concession otherwise accruing to an Underwriter or dealer in connection with this Offering if the Common Stock originally sold by such Underwriter or dealer is purchased by the Underwriters in a syndicate covering transaction and has therefore not been effectively placed by such Underwriter or dealer. The Underwriters have advised the Company that such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

    As permitted by Rule 103 under the Securities Exchange Act of 1934, as amended, Underwriters or prospective underwriters that are market makers ("passive market makers") in the Common Stock may make bids for or purchases of Common Stock on the Nasdaq National Market until such time, if any, when a stabilizing bid for such securities has been made. Rule 103 generally provides that: (i) a passive market maker's net daily purchases of the Common Stock may not exceed 30% of its average daily trading volume in such securities for the two full consecutive calendar months (or any 60 consecutive days ending within the ten days) immediately preceding the filing date of the Registration Statement of which this Prospectus forms a part; (ii) a passive market maker may not effect transactions or display bids for the Common Stock at a price that exceeds the highest independent bid for the Common Stock by persons who are not passive market makers; and (iii) bids made by passive market makers must be identified as such.

                                 LEGAL MATTERS

    Certain legal matters in connection with the Common Stock offered hereby are being passed upon for the Company by Winston & Strawn, Chicago, Illinois and Jones Walker Walchter Poitevent Carrere & Denegre, LLP, New Orleans, Louisiana. Certain legal matters will be passed upon for the Underwriters by Alston & Bird LLP, Atlanta, Georgia.

                                    EXPERTS

    The financial statements of the Company included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section of the Commission at Room 1024, 540 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of the reports, proxy statements and other information can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, upon payment of prescribed rates and, in certain cases, by accessing the Commission's World Wide Web site at http://www.sec.gov.

    The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act (together with all amendments, exhibits, schedules and supplements thereto, the "Registration Statement"), of which this Prospectus forms a part, with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement. Certain items are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits thereto. Statements contained in this Prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement may be inspected without charge at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of all or any part of the Registration Statement may be obtained from such offices upon the payment of the fees prescribed by the Commission. The Registration Statement can also be inspected by accessing the Commission's World Wide Web site at http:// www.sec.gov.

                                  AKORN, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Auditors........................................................  F-2

Unaudited Condensed Consolidated Financial Statements as of June 30, 1998:

  Unaudited Condensed Consolidated Balance Sheets as of June 30, 1998 and December 31,
    1997..............................................................................  F-3

  Unaudited Condensed Consolidated Statements of Income for the Three Months and the
    Six Months Ended June 30, 1998 and June 30, 1997..................................  F-4

  Unaudited Condensed Consolidated Statements of Cash Flow for the Three Months and
    the Six Months Ended June 30, 1998 and June 30, 1997..............................  F-5

  Notes to Condensed Consolidated Financial Statements................................  F-6

Consolidated Financial Statements as of December 31, 1997:

  Consolidated Balance Sheets as of December 31, 1997 and 1996........................  F-7

  Consolidated Statements of Income for the Year Ended December 31, 1997, the Six
    Months Ended December 31, 1996 and the Years Ended June 30, 1996 and 1995.........  F-8

  Consolidated Statements of Shareholders' Equity for the Year Ended December 31,
    1997, the Six Months Ended December 31, 1996 and the Years Ended June 30, 1996 and
    1995..............................................................................  F-9

  Consolidated Statements of Cash Flows for the Year Ended December 31, 1997, the Six
    Months ended December 31, 1996 and the Years Ended June 30, 1996 and 1995.........  F-10

  Notes to Consolidated Financial Statements..........................................  F-11

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders of Akorn, Inc.:

    We have audited the accompanying consolidated balance sheets of Akorn, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity, and cash flows for the year ended December 31, 1997, the six months ended December 31, 1996 and the years ended June 30, 1996 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Akorn, Inc. and subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for the year ended December 31, 1997, the six months ended December 31, 1996 and the years ended June 30, 1996 and 1995 in conformity with generally accepted accounting principles.

Deloitte & Touche LLP

Chicago, Illinois
February 27, 1998

                                  AKORN, INC.
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                                                     DECEMBER 31,
                                                                                                         1997
                                                                                        JUNE 30,    --------------
                                                                                          1998
                                                                                      ------------
                                                                                      (UNAUDITED)
                                                      ASSETS
Current assets:
  Cash and cash equivalents.........................................................   $      594     $    2,413
  Short-term investments............................................................           --             96
  Accounts receivable, net..........................................................        8,908          5,429
  Inventory.........................................................................       11,922          9,955
  Deferred income taxes.............................................................          517          1,350
  Prepaid expenses and other assets.................................................          387            390
                                                                                      ------------  --------------
    Total current assets............................................................       22,328         19,633

Product licenses and other assets...................................................       13,373          6,687

Property, plant and equipment, net..................................................       12,519         12,395
                                                                                      ------------  --------------

Total assets........................................................................   $   48,220     $   38,715
                                                                                      ------------  --------------
                                                                                      ------------  --------------

                                       LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Short-term borrowings.............................................................   $      250     $    1,750
  Current installments of long-term debt and capital lease obligations..............        3,722            149
  Trade accounts payable............................................................        3,680          3,447
  Income taxes payable..............................................................          333            462
  Accrued compensation..............................................................          881            985
  Accrued expenses and other liabilities............................................        2,032          1,819
                                                                                      ------------  --------------
    Total current liabilities.......................................................       10,898          8,612

Long-term debt and capital lease obligations........................................       13,763          9,003

Other liabilities...................................................................          297            849

Shareholders' equity:
  Common stock......................................................................       17,104         16,241
  Retained earnings.................................................................        6,158          4,010
                                                                                      ------------  --------------
    Total shareholders' equity......................................................       23,262         20,251
                                                                                      ------------  --------------

Total liabilities and shareholders' equity..........................................   $   48,220     $   38,715
                                                                                      ------------  --------------
                                                                                      ------------  --------------

           See notes to condensed consolidated financial statements.

                                  AKORN, INC.
                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                      THREE MONTHS ENDED     SIX MONTHS ENDED
                                                                           JUNE 30,              JUNE 30,
                                                                     --------------------  --------------------
                                                                       1998       1997       1998       1997
                                                                     ---------  ---------  ---------  ---------
Net sales..........................................................  $  13,987  $  10,176  $  26,038  $  19,044
Cost of goods sold.................................................      6,966      5,260     12,775     10,700
                                                                     ---------  ---------  ---------  ---------
  Gross profit.....................................................      7,021      4,916     13,263      8,344

Selling, general and administrative expenses.......................      3,675      3,246      7,420      5,804
Research and development...........................................      1,246        368      1,974        729
Relocation charges.................................................         --         --         --      1,451
                                                                     ---------  ---------  ---------  ---------
                                                                         4,921      3,614      9,394      7,984
                                                                     ---------  ---------  ---------  ---------
  Operating income.................................................      2,100      1,302      3,869        360

Interest expense...................................................       (301)      (138)      (492)      (254)
Interest and other income, net.....................................         --         14          2        155
                                                                     ---------  ---------  ---------  ---------
                                                                          (301)      (124)      (490)       (99)
                                                                     ---------  ---------  ---------  ---------
Income before income taxes.........................................      1,799      1,178      3,379        261

Income taxes.......................................................        698        436      1,230         97
                                                                     ---------  ---------  ---------  ---------

Net income.........................................................  $   1,101  $     742  $   2,149  $     164
                                                                     ---------  ---------  ---------  ---------
                                                                     ---------  ---------  ---------  ---------
Net income per share:
  Basic............................................................  $    0.06  $    0.04  $    0.12  $    0.01
  Diluted..........................................................       0.06       0.04       0.11       0.01
Weighted average shares outstanding:
  Basic............................................................     17,850     16,598     17,769     16,596
  Diluted..........................................................     19,094     16,800     18,837     16,802

           See notes to condensed consolidated financial statements.

                                  AKORN, INC.
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                                                SIX MONTHS ENDED
                                                                                                    JUNE 30,
                                                                                              --------------------
                                                                                                1998       1997
                                                                                              ---------  ---------
OPERATING ACTIVITIES
Net income..................................................................................  $   2,149  $     164
Adjustments to reconcile net income to net cash (used) provided by operating activities:
    Depreciation and amortization...........................................................      1,846        809
    Building and equipment write down.......................................................         --        400
    Changes in operating assets and liabilities.............................................     (4,669)     1,724
                                                                                              ---------  ---------
Net cash (used) provided by operating activities............................................       (674)     3,097

INVESTING ACTIVITIES
  Purchases of property, plant and equipment................................................       (950)      (981)
  Product license acquisitions..............................................................     (7,580)    (4,305)
  Net maturities of investments.............................................................         96         --
                                                                                              ---------  ---------
Net cash used in investing activities.......................................................     (8,434)    (5,286)

FINANCING ACTIVITIES
  Repayment of long-term debt...............................................................         --        (21)
  Issuance of long-term debt................................................................      8,405      1,500
  Proceeds from sale of stock...............................................................        583         13
  Reductions in capital lease obligations...................................................        (73)       (78)
  Short-term borrowings, net................................................................     (1,500)       132
  Debt acquisition costs....................................................................       (126)        --
                                                                                              ---------  ---------
Net cash provided by financing activities...................................................      7,289      1,546
                                                                                              ---------  ---------

Increase (decrease) in cash and cash equivalents............................................     (1,819)      (643)

Cash and cash equivalents at beginning of period............................................      2,413      1,380
                                                                                              ---------  ---------

Cash and cash equivalents at end of period..................................................  $     594  $     737
                                                                                              ---------  ---------
                                                                                              ---------  ---------

           See notes to condensed consolidated financial statements.

                                  AKORN, INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE A--BASIS OF PRESENTATION

    The accompanying unaudited condensed consolidated financial statements include the accounts of Akorn, Inc. and its wholly owned subsidiaries (the Company). Intercompany transactions and balances have been eliminated in consolidation. These financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and accordingly do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three- and six-month periods ended June 30, 1998 are not necessarily indicative of the results that may be expected for a full year. For further information, refer to the consolidated financial statements and footnotes for the year ended December 31, 1997, included in the Company's Annual Report on Form 10-K.

NOTE B--NONCASH TRANSACTIONS

    On June 5, 1998, a former employee exercised options for 105,000 shares of the Company's common stock. The individual tendered approximately 22,000 shares of the Company's outstanding stock as consideration for the option exercise and approximately 33,000 shares to satisfy the personal income tax withholding requirements of the transaction, all of which was recorded as treasury stock. The net effect of this transaction was to increase accrued liabilities by $280,000, increase common stock and paid in capital by $185,000, and increase treasury stock by $465,000.

NOTE C--SUBSEQUENT EVENTS

    On July 14, 1998, the Company announced the acquisition of three ophthalmic diagnostic products from Allergan, Inc. The Company paid Allergan $4.65 million, with $2.0 million paid upon closing, $1.5 million payable one year from the closing and $1.15 million payable two years from the closing.

    On July 16, 1998, the Company announced the acquisition of the Advanced Remedies, Inc. ophthalmic manufacturing and development operation from Sidmak Laboratories, Inc. The Company paid Sidmak approximately $4.0 million cash, financed through the Company's line of credit.

NOTE D--RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income," which requires all items of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Other comprehensive income may include foreign currency items, minimum pension liability adjustments and unrealized gains and losses on certain investments in debt and equity securities. The accumulated balance of other comprehensive income must be displayed separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. The Company has adopted this accounting standard January 1, 1998, as required. Currently, the Company does not have any items that qualify as "other comprehensive income." Accordingly, no separate statement has been presented herein.

    In June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," which redefines how operating segments are determined and requires disclosure of certain financial and descriptive information about a company's operating segments. The Company will adopt this accounting standard as of December 31, 1998, as required. The Company expects to continue reporting on ophthalmic and injectable segments.

                                  AKORN, INC.

                          CONSOLIDATED BALANCE SHEETS

                                 (IN THOUSANDS)

                                                                                                 DECEMBER 31,
                                                                                             --------------------
                                                                                               1997       1996
                                                                                             ---------  ---------
                                                     ASSETS
Current assets:
  Cash and cash equivalents................................................................  $   2,413  $   1,380
  Certificates of deposit..................................................................         96        576
  Trade accounts receivable (less allowances for uncollectibles of $522 and $359 at
    December 31, 1997 and 1996, respectively)..............................................      5,429      1,544
  Inventory................................................................................      9,955      8,838
  Deferred income taxes....................................................................      1,350      1,101
  Prepaid expenses and other assets........................................................        390        401
                                                                                             ---------  ---------
    Total current assets...................................................................     19,633     13,840
Other assets:
  Intangibles, net.........................................................................      6,588      1,162
  Other....................................................................................         99        178
                                                                                             ---------  ---------
    Total other assets.....................................................................      6,687      1,340
Property, plant and equipment, net.........................................................     12,395     12,833
                                                                                             ---------  ---------
    Total assets...........................................................................  $  38,715  $  28,013
                                                                                             ---------  ---------
                                                                                             ---------  ---------
                                      LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Short-term borrowings....................................................................  $   1,750  $     250
  Current installments of long-term debt...................................................         --         19
  Current portion of capital lease obligations.............................................        149        151
  Pre-funded development costs.............................................................         --        685
  Trade accounts payable...................................................................      3,447      1,892
  Income taxes payable.....................................................................        462          1
  Accrued compensation.....................................................................        985        885
  Accrued reorganization costs.............................................................         83        108
  Deferred royalties.......................................................................         --        167
  Accrued expenses and other liabilities...................................................      1,736      1,478
                                                                                             ---------  ---------
    Total current liabilities..............................................................      8,612      5,636
Long-term debt.............................................................................      8,800      4,858
Capital lease obligations..................................................................        203        353
Deferred income taxes......................................................................        849        792
Commitments and contingencies (see Note P).................................................         --         --
Shareholders' equity:
  Preferred stock, $1.00 par value--authorized 5,000,000 shares; none issued...............         --         --
  Common stock, no par value--authorized 40,000,000 shares; issued 17,630,076 shares in
    1997 and 16,600,927 shares in 1996; outstanding 17,630,076 and 16,591,918 shares at
    December 31, 1997 and 1996, respectively...............................................     16,241     14,174
  Treasury stock, at cost--9,009 shares at December 31, 1996...............................         --        (31)
  Retained earnings........................................................................      4,010      2,231
                                                                                             ---------  ---------
    Total shareholders' equity.............................................................     20,251     16,374
                                                                                             ---------  ---------
Total liabilities and shareholders' equity.................................................  $  38,715  $  28,013
                                                                                             ---------  ---------
                                                                                             ---------  ---------

                See notes to consolidated financial statements.

                                  AKORN, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              YEAR ENDED      SIX MONTHS    YEAR ENDED JUNE 30,
                                                             DECEMBER 31,   ENDED DECEMBER  --------------------
                                                                 1997          31, 1996       1996       1995
                                                            --------------  --------------  ---------  ---------
Net sales.................................................    $   42,323      $   16,519    $  33,925  $  37,505
Cost of goods sold........................................        23,547          10,761       21,972     22,328
                                                            --------------  --------------  ---------  ---------
  Gross profit............................................        18,776           5,758       11,953     15,177

Selling, general and administrative expenses..............        12,287           4,819        8,974     10,376
Research and development..................................         1,873             809        1,213        891
Relocation costs..........................................         1,451              --           --         --
Acquisition and severance costs...........................            --              --          677         --
                                                            --------------  --------------  ---------  ---------
                                                                  15,611           5,628       10,864     11,267
                                                            --------------  --------------  ---------  ---------
  Operating income........................................         3,165             130        1,089      3,910

Interest and other income (expense):
  Interest income.........................................            41              33          113        106
  Interest expense........................................          (497)           (243)        (441)       (25)
  Gain (loss) on marketable equity securities.............            --              --           80       (308)
  Other income, net.......................................           135             150          136         55
                                                            --------------  --------------  ---------  ---------
                                                                    (321)            (60)        (112)      (172)
                                                            --------------  --------------  ---------  ---------
Income before income taxes................................         2,844              70          977      3,738

Income taxes..............................................         1,052              26          189      1,232
                                                            --------------  --------------  ---------  ---------
Net income................................................    $    1,792      $       44    $     788  $   2,506
                                                            --------------  --------------  ---------  ---------
                                                            --------------  --------------  ---------  ---------
Net income per share:
  Basic...................................................    $     0.11      $     0.00    $    0.05  $    0.15
  Diluted.................................................          0.11            0.00         0.05       0.15
Weighted average shares outstanding:
  Basic...................................................        16,614          16,580       16,383     16,236
  Diluted.................................................        16,925          16,763       16,788     16,799

                See notes to consolidated financial statements.

                                  AKORN, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                 (IN THOUSANDS)

                                                 COMMON STOCK                                       UNREALIZED
                                          --------------------------   RETAINED                     GAIN (LOSS)
                                             SHARES                    EARNINGS     TREASURY       ON MARKETABLE
                                           OUTSTANDING     AMOUNT      (DEFICIT)      STOCK      EQUITY SECURITIES     TOTAL
                                          -------------  -----------  -----------  -----------  -------------------  ---------
Balances at July 1, 1994................       16,198     $  13,959    $    (719)   $    (503)       $     (32)      $  12,705

Net income..............................                                   2,506                                         2,506
Exercise of stock options...............           35                          8           70                               78
Unrealized loss on marketable equity
  securities............................                                                                  (276)           (276)
Reversal of unrealized loss on
  marketable equity securities, net of
  tax...................................                                                                   308             308
Unrealized gain on marketable equity
  securities, net of tax................                                                                    87              87
Treasury stock reissued.................           72                         35          142                              177
                                          -------------  -----------  -----------  -----------          ------       ---------

Balances at June 30, 1995...............       16,305        13,959        1,830         (291)              87          15,585

Net income..............................                                     788                                           788
Exercise of stock options...............          249           215          186          198                              599
Treasury stock received in lieu of
  cash..................................          (36)                                   (123)                            (123)
Dividends paid to Subchapter S
  shareholders..........................                                    (583)                                         (583)
Reversal of unrealized gain on
  marketable equity securities, net of
  tax...................................                                                                   (87)            (87)
Treasury stock reissued.................           56                         (2)         124                              122
                                          -------------  -----------  -----------  -----------          ------       ---------

Balances at June 30, 1996...............       16,574        14,174        2,219          (92)              --          16,301

Net income..............................                                      44                                            44
Treasury stock reissued.................           18                        (32)          61                               29
                                          -------------  -----------  -----------  -----------          ------       ---------

Balances at December 31, 1996...........       16,592        14,174        2,231          (31)              --          16,374

Net income..............................                                   1,792                                         1,792
Exercise of stock options...............           22            46                                                         46
Exercise of warrant.....................        1,000         2,000                                                      2,000
Treasury stock reissued.................            9                        (13)          31                               18
Employee stock purchase plan............            7            21                                                         21
                                          -------------  -----------  -----------  -----------          ------       ---------

Balances at December 31, 1997...........       17,630     $  16,241    $   4,010    $      --        $      --       $  20,251
                                          -------------  -----------  -----------  -----------          ------       ---------
                                          -------------  -----------  -----------  -----------          ------       ---------

                See notes to consolidated financial statements.

                                  AKORN, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                               YEAR ENDED      SIX MONTHS    YEAR ENDED JUNE 30,
                                                              DECEMBER 31,   ENDED DECEMBER  --------------------
                                                                  1997          31, 1996       1996       1995
                                                             --------------  --------------  ---------  ---------
OPERATING ACTIVITIES
Net income.................................................    $    1,792      $       44    $     788  $   2,506
  Adjustments to reconcile net income to net cash provided
    by operating activities:
      Depreciation and amortization........................         1,515             720          984        980
      (Gain) loss on marketable equity securities..........            --              --          (80)       308
      Provision for losses on accounts receivable and
        inventory..........................................         1,188             303          825        160
      Deferred income taxes................................            34             651         (578)         2
      Write down of building and equipment.................           400              --           --         --
      Other................................................            43              26           --         (1)
      Changes in operating assets and liabilities:
        Accounts receivable................................        (4,170)            267          424       (350)
        Inventory, prepaid expenses and other assets.......        (2,235)           (132)      (3,129)    (1,420)
        Trade accounts payable and accrued expenses........         1,721           1,438        1,229     (1,514)
        Income taxes payable...............................           461            (625)        (155)        70
        Pre-funded development costs.......................          (685)           (139)        (298)       (29)
                                                                  -------         -------    ---------  ---------
Net cash provided by operating activities..................            64           2,553           10        712
INVESTING ACTIVITIES
Purchases of property, plant and equipment.................        (1,154)         (1,986)      (1,360)    (4,818)
Product licensing costs....................................           (68)            (28)        (172)      (421)
Purchases of investments...................................            --            (576)      (1,173)    (2,023)
Sales of investments.......................................           480             902        1,832      2,319
Purchase of product intangibles............................        (5,645)           (340)          --         --
                                                                  -------         -------    ---------  ---------
Net cash used in investing activities......................        (6,387)         (2,028)        (873)    (4,943)
FINANCING ACTIVITIES
Proceeds from sale of stock................................         2,085              29          599        256
Repayments of long-term debt...............................           (33)           (447)        (442)      (944)
Proceeds from issuance of long-term debt...................         3,955           1,500          400      3,900
Pre-funded development costs...............................            --              --          150         --
Principal payments under capital lease obligations.........          (151)            (74)        (151)       (58)
Short-term borrowings, net.................................         1,500          (1,044)       1,006        128
Dividends paid.............................................            --              --         (583)        --
Debt acquisition costs.....................................            --              --           --       (170)
                                                                  -------         -------    ---------  ---------
Net cash provided by (used in) financing activities........         7,356             (36)         979      3,112
                                                                  -------         -------    ---------  ---------
Increase (decrease) in cash and cash equivalents...........         1,033             489          116     (1,119)
Cash and cash equivalents at beginning of year.............         1,380             891          775      1,894
                                                                  -------         -------    ---------  ---------
Cash and cash equivalents at end of year...................    $    2,413      $    1,380    $     891  $     775
                                                                  -------         -------    ---------  ---------
                                                                  -------         -------    ---------  ---------

                See notes to consolidated financial statements.

                                  AKORN, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    CONSOLIDATION: The accompanying consolidated financial statements include the accounts of Akorn, Inc. (the Company) and its wholly owned subsidiaries, Compass Vision, Inc. (Compass), Spectrum Scientific Pharmaceuticals, Inc. (Spectrum), Walnut Pharmaceuticals, Inc. (Walnut) and Taylor Pharmaceuticals, Inc. (Taylor). Balances and activities of Compass, Spectrum and Walnut are immaterial. Intercompany transactions and balances have been eliminated in consolidation.

    The Company acquired Pasadena Research Laboratories, Inc. (PRL) effective May 31, 1996 in a business combination accounted for as a pooling of interests. The acquired operations of PRL were merged into Taylor's operations subsequent to the acquisition (see Note B). All financial information presented for periods prior to the acquisition has been restated to include the operations of PRL.

    CHANGE IN FISCAL YEAR END: Effective July 1, 1996, the Company changed its fiscal year end from June 30 to December 31. The following table sets forth the results of operations for the transition period ended December 31, 1996 and the unaudited results of operations for the six months ended December 31, 1995, the prior period comparable to the transition period:

                                                                              SIX MONTHS
                                                              SIX MONTHS        ENDED
                                                                ENDED        DECEMBER 31,
                                                             DECEMBER 31,        1995
                                                                 1996        (UNAUDITED)
                                                            --------------  --------------
                                                              (IN THOUSANDS, EXCEPT PER
                                                                    SHARE AMOUNTS)
Net sales.................................................    $   16,519      $   16,949
Gross profit..............................................         5,758           6,477
Income before income taxes................................            70           1,289
Provision for income taxes................................            26             493
Net income................................................            44             796
Net income per share--basic...............................    $     0.00      $     0.05
Net income per share--diluted.............................    $     0.00      $     0.05

    USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates and assumptions relate to the reserve for wholesaler chargebacks, the reserve for slow-moving and obsolete inventory and to the carrying value of intangible assets.

    REVENUE RECOGNITION: The Company recognizes sales upon the shipment of goods.

    CASH EQUIVALENTS: The Company considers all highly liquid investments with a maturity of three months or less, when purchased, to be cash equivalents.

    INVENTORY: Inventory is stated at the lower of cost (average cost method) or market (see Note F). Provision is made for slow-moving, unsalable or obsolete items.

    STOCK COMPENSATION PLANS: The Company has an Incentive Compensation Plan under which any officer or key employee is eligible to receive options as designated by the Company's Board of Directors.

                                  AKORN, INC.

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
The Company also has a Stock Option Plan for Directors under which directors are granted nonqualified options.

    INTANGIBLES: Intangibles consist primarily of product licensing and other such costs which are capitalized and amortized on the straight line method over the lives of the related license periods or the estimated life of the acquired product. Accumulated amortization at December 31, 1997 and 1996 was $661,432 and $323,829, respectively.

    The Company annually assesses the impairment of intangibles based on several factors, including probable fair market value and anticipated cash flows.

    PROPERTY, PLANT AND EQUIPMENT: Property, plant and equipment is stated at cost, less accumulated depreciation. Depreciation is provided using the straight-line method in amounts considered sufficient to amortize the cost of the assets to operations over their estimated service lives. The average estimated service lives of buildings and leasehold improvements, furniture and equipment and automobiles are approximately 30, 8 and 5 years, respectively.

    ACCRUAL FOR CHARGEBACKS: The Company accrues an estimate of the difference between the gross sales price of certain products sold to wholesalers and expected resale prices of such products under contractual arrangements with third parties such as hospitals and group purchasing organizations at the time of sale. As part of the Company's sales terms to wholesale customers, it agrees to reimburse wholesalers for such differentials between wholesale prices and contract prices. Because this accrual relates to amounts not yet collected from the wholesalers, this accrual is carried as a reduction of accounts receivable.

    INTEREST CAPITALIZATION: The Company capitalizes interest during periods of construction of qualifying assets. For the six months ended December 31, 1996 and the year ended June 30, 1995, the Company capitalized interest costs of $39,880 and $282,007, respectively. No interest was capitalized during the years ended December 31, 1997 and June 30, 1996.

    INCOME TAXES: The Company files a consolidated federal income tax return with all of its subsidiaries. Deferred income taxes are provided in the financial statements to account for the tax effects of temporary differences resulting from reporting revenues and expenses for income tax purposes in periods different from those used for financial reporting purposes.

    FAIR VALUE OF FINANCIAL INSTRUMENTS: The Company's financial instruments include cash, accounts receivable, accounts payable and short term debt. The fair values of cash, accounts receivable and accounts payable approximate fair value because of the short maturity of these instruments. The carrying amounts of the Company's bank borrowings under its credit facility approximate fair value because the interest rates are reset periodically to reflect current market rates.

    NET INCOME PER COMMON SHARE: In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, "Earnings per Share," which requires presentation of basic and diluted earnings per share. Basic net income per common share is based upon weighted average common shares outstanding. Diluted net income per common share is based upon the weighted average number of common shares outstanding, including the dilutive effect of stock options and warrants using the treasury stock method. All prior period amounts have been restated to conform to current reporting requirements.

                                  AKORN, INC.

NOTE B--ACQUISITION OF PASADENA RESEARCH LABORATORIES, INC.

    On May 31, 1996, the Company acquired Pasadena Research Laboratories, Inc.
(PRL) in a business combination accounted for as a pooling of interests. The Company issued 1.4 million shares of its common stock in exchange for all of the outstanding shares of PRL. PRL was merged into the operations of Taylor and the Company was realigned into an ophthalmic division and an injectable division.

    The Company's financial statements for each of the two years in the period ended June 30, 1996, as contained herein, have been restated to include the results of PRL for all periods presented. Combined and separate results of operations of the Company and PRL during the periods preceding the merger are presented below.

                                                               AKORN       PRL      COMBINED
                                                             ---------  ---------  -----------
                                                                      (IN THOUSANDS)
Eleven months ended May 31, 1996 (unaudited):
  Net sales................................................  $  27,361  $   3,684   $  31,045
  Net income...............................................        675        409       1,084
Fiscal year ended June 30, 1995:
  Net sales................................................     32,863      4,642      37,505
  Net income...............................................      2,280        226       2,506

    These combined financial results include no significant adjustments to conform the accounting policies of the two companies.

    In connection with the merger, the Company recorded certain charges in the fourth quarter of the fiscal year ended June 30, 1996 for transaction costs ($109,534) and transitional costs ($567,772) associated with the realignment of the company into two separate reporting divisions. The transaction costs include legal, accounting and other directly related acquisition costs. Transitional costs consist primarily of provisions for severance related costs.

NOTE C--REORGANIZATION OF MANUFACTURING OPERATIONS

    On January 15, 1992, the Company acquired Taylor Pharmacal Company in a business combination accounted for as a pooling of interests. Taylor was a contract manufacturer of sterile pharmaceuticals, which it produced and delivered pursuant to contracts with third parties.

    As part of the acquisition of Taylor in 1992, the Company paid a finder's fee to an affiliate of Dr. John N. Kapoor, Chairman of the Board and Chief Executive Officer (the affiliate). This finder's fee was in the form of 250,000 shares of Company Common Stock valued at $3.50 per share. Of the total shares issued, 125,000 were subject to forfeiture if the market price of the Company's Common Stock did not reach at least $5.00 per share by January 15, 1996. In August 1995, the Company, the affiliate and Dr. Kapoor entered into an agreement under which (i) the forfeiture period was extended to January 15, 1998, (ii) forfeiture would not occur in the event that persons unaffiliated with Dr. Kapoor acquire beneficial ownership of more than 50% of the outstanding common stock of the Company and (iii) Dr. Kapoor waived his right to receive $40,000 otherwise payable to him by the Company for serving as Chairman of the Board in fiscal 1996. In May 1997 the Company extended the forfeiture period to January 15, 2000 in consideration for which Dr. Kapoor waived his right to receive $40,000 otherwise payable to him for serving as Chairman of the Board in 1997.

                                  AKORN, INC.

NOTE D--PRODUCT ACQUISITIONS

    Effective December 15, 1997, the Company entered into an agreement with Advanced Remedies, Inc. (ARI), a subsidiary of Sidmak Laboratories, Inc., to acquire the ANDAs of two ophthalmic ointments, "Erythromycin Ophthalmic Ointment USP, 0.5%" and "Bacitracin Zinc & Polymyxin B Sulfate Ophthalmic Ointment USP". These products were previously purchased by the Company from third party manufacturers. The total acquisition cost was $1.75 million, payable in seven equal monthly installments, and is included in the accompanying Balance Sheet as short term borrowings at December 31, 1997. The acquisition cost has been allocated to intangibles and will be amortized over 15 years.

    Effective April 1, 1997, the Company entered into an agreement with Becton-Dickinson and Company to acquire the NDAs, ANDAs and the trademarks and trade names of three products. As part of this agreement, the Company also acquired certain product inventory. The total acquisition cost was $4.0 million, of which $2.5 million was paid in cash financed through the Company's revolving line of credit and $1.5 million was paid with a non-interest bearing note maturing in April 1999, secured by an irrevocable bank line of credit. The Company has imputed interest on the note at an annual rate of 7.5%. The portion of the acquisition costs allocated to intangibles amounted to $3,725,000 and will be amortized over 18 years.

    Effective July 1, 1996, the Company entered into an agreement with Janssen Pharmaceutica, Inc. (Janssen) to acquire the NDAs and the U.S. trademarks and trade names of two injectable products, as well as certain high-speed inspection equipment. In exchange, the Company paid Janssen $1.6 million, financed primarily through a $1.5 million commercial credit facility. The portion of the acquisition costs allocated to intangibles amounted to $340,000 and will be amortized over 15 years.

NOTE E--ALLOWANCE FOR UNCOLLECTIBLES

    The activity in the allowance for uncollectibles for the periods indicated is as follows (in thousands):

                                                               SIX MONTHS     YEAR ENDED JUNE 30,
                                              YEAR ENDED          ENDED
                                             DECEMBER 31,     DECEMBER 31,    --------------------
                                                 1997             1996          1996       1995
                                            ---------------  ---------------  ---------  ---------
Balance at beginning of year..............     $     359        $     339     $     291  $     272
Provision for bad debts...................           285               24           124         60
Accounts written off......................          (122)              (4)          (76)       (41)
                                                   -----            -----     ---------  ---------
Balance at end of year....................     $     522        $     359     $     339  $     291
                                                   -----            -----     ---------  ---------
                                                   -----            -----     ---------  ---------

                                  AKORN, INC.

NOTE F--INVENTORY

    The components of inventory are as follows (in thousands):

                                                                               DECEMBER 31,
                                                                           --------------------
                                                                             1997       1996
                                                                           ---------  ---------
Finished goods...........................................................  $   6,774  $   5,181
Work in process..........................................................      1,093      1,375
Raw materials and supplies...............................................      2,088      2,282
                                                                           ---------  ---------
                                                                           $   9,955  $   8,838
                                                                           ---------  ---------
                                                                           ---------  ---------

    Inventory at December 31, 1997 and 1996 is reported net of reserves for slow-moving, unsalable and obsolete items of $709,957 and $589,007, respectively.

NOTE G--PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment consists of the following (in thousands):

                                                                             DECEMBER 31,
                                                                         --------------------
                                                                           1997       1996
                                                                         ---------  ---------
Land...................................................................  $     479  $     479
Buildings and leasehold improvements...................................      8,031      8,217
Furniture and equipment................................................     12,723     11,238
Automobiles............................................................        133        135
                                                                         ---------  ---------
                                                                            21,366     20,069
Accumulated depreciation...............................................     (9,606)    (8,415)
                                                                         ---------  ---------
                                                                            11,760     11,654
Construction in progress...............................................        635      1,179
                                                                         ---------  ---------
                                                                         $  12,395  $  12,833
                                                                         ---------  ---------
                                                                         ---------  ---------

NOTE H--PRE-FUNDED DEVELOPMENT COSTS

    As part of a cross-licensing agreement with Pfizer, Inc. (Pfizer), the Company was paid an advance of $1 million to be used to fund the costs of developing a non-steroidal anti-inflammatory drug for ophthalmic indications. During the twelve months ended December 31, 1997, the six months ended December 31, 1996 and during fiscal 1996 and 1995, the Company incurred development costs of $534,696, $138,829, $297,463 and $29,012, respectively, which were charged against the pre-funded balance.

    As part of the same agreement, Pfizer paid the Company an advance royalty of $1 million. The Company recognized this deferred revenue over a one year period beginning in March 1996.

                                  AKORN, INC.

NOTE I--FINANCING ARRANGEMENTS

    The Company's short-term borrowings are summarized as follows (in thousands):

                                                                               DECEMBER 31,
                                                                           --------------------
                                                                             1997       1996
                                                                           ---------  ---------
Payable under bank and other notes.......................................  $   1,750  $     250
                                                                           ---------  ---------
                                                                           $   1,750  $     250
                                                                           ---------  ---------
                                                                           ---------  ---------

    Long-term debt consists of (in thousands):

                                                                               DECEMBER 31,
                                                                           --------------------
                                                                             1997       1996
                                                                           ---------  ---------
Payable under lines of credit............................................  $   7,300  $      --
Notes payable secured by various assets, with maturities through 2000 at
 interest rates ranging from 8% to 10.25%................................      1,500      4,855
Other obligations........................................................         --         22
                                                                           ---------  ---------
                                                                               8,800      4,877
Less current portion.....................................................         --        (19)
                                                                           ---------  ---------
Long-term debt...........................................................  $   8,800  $   4,858
                                                                           ---------  ---------
                                                                           ---------  ---------

    Maturities of long-term debt are as follows (in thousands):

Years ending December 31:
1998...............................................................      $  --
1999...............................................................      8,800
                                                                     ---------
Total..............................................................     $8,800
                                                                     ---------
                                                                     ---------

    In April 1997, the Company entered into an agreement to purchase certain products from Becton-Dickinson and Company (See Note D). As consideration for this purchase, the Company issued a $1,500,000 non-interest bearing note secured by an irrevocable bank letter of credit. The Company recognizes interest expense on the note at an imputed rate of 7.5 percent.

    In December 1997, the Company entered into a $15,000,000 revolving credit agreement with The Northern Trust Company, of which there were outstanding borrowings of $7,300,000 and the above discussed $1,500,000 letter of credit at December 31, 1997. The total outstanding principal balance is payable in full on December 29, 1999. Outstanding borrowings under this facility currently bear interest at the federal funds rate plus 1.25 percent, which interest rate was
7.09 percent at December 31, 1997. The Company is in compliance with its financial covenants under the revolving credit facility.

                                  AKORN, INC.

    The agreement provides that an annual commitment fee be paid by the Company based on 0.25 percent of the average daily unused amount of the facility. The agreement also requires the Company to maintain certain financial covenants including, but not limited to: minimum net income, minimum net worth, minimum cash flow coverage and maximum funded debt to EBITDA. The agreement prohibits the Company from declaring any cash dividends on its common stock. The revolving credit facility is secured by substantially all of the assets of the Company and its subsidiaries, excluding real property located in Decatur, Illinois.

NOTE J--LEASING ARRANGEMENTS

    The Company leases certain equipment under capital leasing arrangements which expire through the year 2000.

    Property, plant and equipment includes the following amounts relating to such capital leases (in thousands):

                                                                                  DECEMBER 31,
                                                                              --------------------
                                                                                1997       1996
                                                                              ---------  ---------
Furniture and equipment.....................................................  $     806  $     806
Less accumulated depreciation...............................................       (383)      (226)
                                                                              ---------  ---------
                                                                              $     423  $     580
                                                                              ---------  ---------
                                                                              ---------  ---------

    Depreciation expense provided on these assets was $157,034, $78,517, $94,254 and $25,822 for the year ended December 31, 1997, the six months ended December 31, 1996 and the years ended June 30, 1996 and 1995, respectively. The following is a schedule, by year, of future minimum lease payments under these capital leases together with the present value of the net minimum lease payments (in thousands).

Years ending December 31:
1998.................................................................  $     173
1999.................................................................        173
2000.................................................................         43
                                                                       ---------
Total Minimum Lease Payments.........................................        389
Less: Amount Representing Interest...................................        (37)
                                                                       ---------
Present Value of Net Minimum Lease Payments..........................  $     352
                                                                       ---------
                                                                       ---------

    The Company leases real and personal property in the normal course of business under various operating leases, including non-cancelable and month-to-month agreements. Payments under these leases were $289,276, $38,051, $73,196 and $169,825 for the year ended December 31, 1997, the six months ended December 31, 1996 and the years ended June 30, 1996 and 1995, respectively. The

                                  AKORN, INC.

NOTE J--LEASING ARRANGEMENTS (CONTINUED) following is a schedule, by year, of future minimum rental payments required under these non-cancelable operating leases (in thousands):

Years ending December 31:
1998...............................................................  $     326
1999...............................................................        317
2000...............................................................        315
2001...............................................................        311
2002...............................................................        317
2003...............................................................         71
                                                                     ---------
Total Minimum Payments Required....................................  $   1,657
                                                                     ---------
                                                                     ---------

NOTE K--STOCK OPTIONS AND EMPLOYEE STOCK PURCHASE PLAN

    Under the 1988 Incentive Compensation Program (the Incentive Program) any officer or key employee of the Company is eligible to receive nonqualified options as designated by the Company's Board of Directors. As of December 31, 1997, 3,000,000 shares of the Company's Common Stock are reserved to be issued under the Incentive Program. The exercise price of the options granted under the Incentive Program may not be less than 50 percent of the fair market value of the shares subject to the option on the date of grant, as determined by the Board of Directors. All options granted under the Incentive Program during the year ended December 31, 1997, the six months ended December 31, 1996 and the years ended June 30, 1996 and 1995 have exercise prices equivalent to the market value of the Company's Common Stock on the date of grant. Options granted under the Incentive Program generally vest over a period of three years and expire within a period of five years.

    Under the 1991 Stock Option Plan for Directors (the Directors' Plan) persons elected as directors of the Company are granted nonqualified options at the fair market value of the shares subject to option on the date of the grant. As of December 31, 1997, 500,000 shares of the Company's Common Stock are reserved to be issued under the Directors' Plan. Options granted under the Directors' Plan are exercisable six months after the date of grant and expire five years from the date of grant.

    A summary of the status of the Company's stock options as of December 31, 1997 and 1996 and June 30, 1996 and 1995 and changes during the year ended December 31, 1997, the six months ended

                                  AKORN, INC.

NOTE K--STOCK OPTIONS AND EMPLOYEE STOCK PURCHASE PLAN (CONTINUED)
December 31, 1996 and the years ended June 30, 1996 and 1995 is presented below (shares in thousands):

                                                                                             YEAR ENDED JUNE 30,
                                                                                    -------------------------------------
                                          YEAR                   SIX MONTHS
                                         ENDED                     ENDED
                                      DECEMBER 31,              DECEMBER 31,
                                          1997                      1996                      1996               1995
                                ------------------------  ------------------------  ------------------------  -----------
                                              WEIGHTED                  WEIGHTED                  WEIGHTED
                                               AVERAGE                   AVERAGE                   AVERAGE
                                              EXERCISE                  EXERCISE                  EXERCISE
                                  SHARES        PRICE       SHARES        PRICE       SHARES        PRICE       SHARES
                                -----------  -----------  -----------  -----------  -----------  -----------  -----------
Outstanding at beginning of
 period.......................       1,281    $    2.35        1,243    $    2.57        1,624    $    2.56        1,459
Granted.......................         927    $    2.38          401    $    2.19          215    $    2.75          238
Exercised.....................         (22)   $    2.13           --           --         (250)   $    2.40          (73)
Expired/Canceled..............        (287)   $    2.46         (363)   $    3.00         (346)   $    3.00           --
                                     -----                     -----                     -----                     -----
Outstanding at end of
 period.......................       1,899    $    2.35        1,281    $    2.35        1,243    $    2.57        1,624
                                     -----                     -----                     -----                     -----
                                     -----                     -----                     -----                     -----

Options exercisable at end of
 period.......................       1,086    $    2.35          870    $    2.33        1,134    $    2.56        1,348

Options available for future
 grant........................       1,246                       886                       924                       793

Weighted average fair value of
 options granted during the
 period.......................                $    1.04                 $    0.83                 $    1.04

                                 WEIGHTED
                                  AVERAGE
                                 EXERCISE
                                   PRICE
                                -----------
Outstanding at beginning of
 period.......................   $    2.51
Granted.......................   $    2.93
Exercised.....................   $    2.34
Expired/Canceled..............   $      --
Outstanding at end of
 period.......................   $    2.56
Options exercisable at end of
 period.......................   $    2.67
Options available for future
 grant........................
Weighted average fair value of
 options granted during the
 period.......................

    The fair value of each option granted during the year ended December 31, 1997 is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: (i) dividend yield of 0%, (ii) expected volatility of 39%, (iii) risk-free interest rate of 5.75% and (iv) expected life of 5 years.

    The fair value of each option granted during the six months ended December 31, 1996 and the year ended June 30, 1996 is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: (i) dividend yield of 0%, (ii) expected volatility of 28%, (iii) risk-free interest rate of 6.5% and (iv) expected life of 5 years.

                                  AKORN, INC.

NOTE K--STOCK OPTIONS AND EMPLOYEE STOCK PURCHASE PLAN (CONTINUED)
    The following table summarizes information about stock options outstanding at December 31, 1997 (shares in thousands):

                                OPTIONS OUTSTANDING                      OPTIONS EXERCISABLE
                 -------------------------------------------------  ------------------------------
                      NUMBER        WEIGHTED AVERAGE    WEIGHTED         NUMBER         WEIGHTED
   RANGE OF         OUTSTANDING         REMAINING        AVERAGE       EXERCISABLE       AVERAGE
   EXERCISE       AT DECEMBER 31,      CONTRACTUAL      EXERCISE     AT DECEMBER 31,    EXERCISE
    PRICES             1997               LIFE            PRICE           1997            PRICE
---------------  -----------------  -----------------  -----------  -----------------  -----------
$1.50                       88           2.4 years      $    1.50              88       $    1.50
$1.75 - $2.12              306           0.6 years      $    1.90             306       $    1.90
$2.13 - $2.20              692           4.2 years      $    2.14             248       $    2.14
$2.28 - $2.54              410           4.3 years      $    2.37             132       $    2.36
$2.63 - $2.81              185           3.1 years      $    2.75             131       $    2.76
$2.88 - $3.94              218           2.3 years      $    3.59             181       $    3.52
                         -----                                              -----
                         1,899                                              1,086
                         -----                                              -----
                         -----                                              -----

    The Company applies Accounting Principles Board (APB) Opinion 25 and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its stock option plans.

    Had compensation cost for the Company's stock-based compensation plans been determined based on SFAS No. 123, the Company's net income and earnings per share for the year ended December 31, 1997, the six months ended December 31, 1996 and the year ended June 30, 1996 would have been the pro forma amounts indicated below (in thousands, except per share amounts).

                                                    YEAR ENDED             SIX MONTHS ENDED             YEAR ENDED
                                                DECEMBER 31, 1997         DECEMBER 31, 1996           JUNE 30, 1996
                                             ------------------------  ------------------------  ------------------------
                                                 AS                        AS                        AS
                                              REPORTED     PRO FORMA    REPORTED     PRO FORMA    REPORTED     PRO FORMA
                                             -----------  -----------  -----------  -----------  -----------  -----------
Net income, (loss).........................   $   1,792    $   1,441    $      44    $     (40)   $     788    $     769
                                             -----------  -----------       -----   -----------       -----        -----
                                             -----------  -----------       -----   -----------       -----        -----
Net income per share--basic................   $    0.11    $    0.09    $    0.00    $    0.00    $    0.05    $    0.05
                                             -----------  -----------       -----   -----------       -----        -----
                                             -----------  -----------       -----   -----------       -----        -----

Net income per share--diluted..............   $    0.11    $    0.09    $    0.00    $    0.00    $    0.05    $    0.05
                                             -----------  -----------       -----   -----------       -----        -----
                                             -----------  -----------       -----   -----------       -----        -----

    The Akorn, Inc. Employee Stock Purchase Plan permits eligible employees to acquire shares of the Company's common stock through payroll deductions not exceeding 15% of gross compensation, at a 15% discount from market price. A maximum of 1,000,000 shares of the Company's common stock may be acquired under the terms of the Plan. Purchases of shares were issued from treasury stock through the first half of 1997 and approximated 9,000, 18,000, 56,000 and 72,000 shares, respectively, during the year ended December 31, 1997, the six months ended December 31, 1996 and the years ended June 30, 1996 and 1995. New shares issued under the plan approximated 11,000 in 1997.

                                  AKORN, INC.

NOTE L--INCOME TAXES

    The income tax provision (benefit) consisted of the following (in thousands):

                                                                 CURRENT    DEFERRED      TOTAL
                                                                ---------  -----------  ---------
Year ended December 31, 1997:
  Federal.....................................................  $   1,005   $     (79)  $     926
  State.......................................................         13         113         126
                                                                ---------  -----------  ---------
                                                                $   1,018   $      34   $   1,052
                                                                ---------  -----------  ---------
                                                                ---------  -----------  ---------

Six months ended December 31, 1996:
  Federal.....................................................  $    (557)  $     581   $      24
  State.......................................................        (68)         70           2
                                                                ---------  -----------  ---------
                                                                $    (625)  $     651   $      26
                                                                ---------  -----------  ---------
                                                                ---------  -----------  ---------
Year ended June 30, 1996:
  Federal.....................................................  $     756   $    (516)  $     240
  State.......................................................         11         (62)        (51)
                                                                ---------  -----------  ---------
                                                                $     767   $    (578)  $     189
                                                                ---------  -----------  ---------
                                                                ---------  -----------  ---------
Year ended June 30, 1995:
  Federal.....................................................  $   1,177   $       2   $   1,179
  State.......................................................         53          --          53
                                                                ---------  -----------  ---------
                                                                $   1,230   $       2   $   1,232
                                                                ---------  -----------  ---------
                                                                ---------  -----------  ---------

    Income tax expense differs from the "expected" tax expense computed by applying the U.S. Federal corporate income tax rate of 34% to income before income taxes as follows (in thousands):

                                                                                                   YEAR ENDED JUNE 30,
                                                              YEAR ENDED      SIX MONTHS ENDED
                                                             DECEMBER 31,       DECEMBER 31,       --------------------
                                                                 1997               1996             1996       1995
                                                            --------------  ---------------------  ---------  ---------
Computed "expected" tax expense...........................    $      947          $      24        $     332  $   1,271
Increase in income taxes resulting from:
  State income taxes, net of federal income tax
    benefits..............................................            85                  2                4         32
  Pre-merger earnings of PRL..............................            --                 --             (139)       (84)
  Other, net..............................................            20                 --               (8)        13
                                                                 -------                ---        ---------  ---------
Income tax expense........................................    $    1,052          $      26        $     189  $   1,232
                                                                 -------                ---        ---------  ---------
                                                                 -------                ---        ---------  ---------

                                  AKORN, INC.

NOTE L--INCOME TAXES (CONTINUED)

    Deferred tax assets (liabilities) at December 31, 1997 and 1996 include (in thousands):

                                                                 DECEMBER 31,     DECEMBER 31,
                                                                     1997             1996
                                                                ---------------  ---------------
Accrued reorganization costs..................................     $      --        $      40
Other accrued expenses........................................           517              711
Pre-funded development costs..................................            --              253
Intangible assets, net........................................          (288)             (99)
Property, plant and equipment, net............................          (374)            (537)
Other, net....................................................           646              (59)
                                                                       -----            -----
                                                                   $     501        $     309
                                                                       -----            -----
                                                                       -----            -----

    The net deferred tax asset is classified in the accompanying balance sheets as follows (in thousands):

                                                                 DECEMBER 31,    DECEMBER 31,
                                                                     1997            1996
                                                                --------------  --------------
Deferred tax asset--current...................................    $    1,350      $    1,101
Deferred tax liability--noncurrent............................          (849)           (792)
                                                                     -------         -------
                                                                  $      501      $      309
                                                                     -------         -------
                                                                     -------         -------

NOTE M--CHANGES IN ACCOUNTING ESTIMATES

    The Company accrues an estimate of the difference between the gross sales price of certain products sold to wholesalers and expected resale prices of such products under contractual arrangements with third parties such as hospitals and group purchasing organizations at the time of sale. This reserve is carried as a reduction of accounts receivable. The Company evaluates the reserve balance against actual chargebacks processed by wholesalers. Actual chargebacks processed can vary substantially from period to period. The acquisition of two injectable anesthesia products from Janssen Pharmaceutica in the third quarter of 1996 resulted in a substantial increase in chargeback activity. Initial receipt of actual chargeback requests from wholesalers was sporadic during 1996. By year-end 1997, management felt that chargeback activity for these products had stabilized and that sufficient data had been obtained to validate adjustments to chargeback accrual assumptions. During the fourth quarter of the year ended December 31, 1997, the Company revised its assumptions underlying the reserve for chargebacks, resulting in an increase in net sales of $1,300,000. During the fourth quarter of the year ended June 30, 1996, the Company revised its assumptions underlying the reserve for chargebacks, resulting in a reduction of net sales of $250,000.

    The Company records a reserve for slow-moving and obsolete inventory based upon evaluation of product dating and unit sales forecasts. During the fourth quarter of the year ended December 31, 1997, the Company increased its estimate for unsalable inventory by approximately $900,000. During the quarters ended March 31, June 30 and December 31, 1996, the Company increased its estimate for unsalable inventory by approximately $300,000, $200,000 and $260,000, respectively. These changes in estimate are reported as an increase in cost of goods sold.

                                  AKORN, INC.

NOTE M--CHANGES IN ACCOUNTING ESTIMATES (CONTINUED)
    During the quarter ended December 31, 1997, the Company increased its estimate for management bonuses by approximately $300,000.

NOTE N--RETIREMENT PLAN

    All employees who have attained the age of 21 with six months of service are eligible for participation in the Company's 401(k) Plan. The plan-related expense recognized for the year ended December 31, 1997, the six months ended December 31, 1996 and the years ended June 30, 1996 and 1995 totaled $65,704, $34,805, $100,615 and $86,296, respectively. The employer's matching contribution is a discretionary percentage of the amount contributed by each employee and is funded on a current basis.

NOTE O--INDUSTRY SEGMENT INFORMATION

    The Company classifies its operations into two business segments, ophthalmic and injectable. The ophthalmic segment markets and distributes diagnostic and therapeutic pharmaceuticals and surgical instruments and related supplies. The injectable segment markets and distributes injectable pharmaceuticals, primarily in niche markets. Selected financial information by industry segment is presented below (in thousands).

                                                                 SIX MONTHS
                                                 YEAR ENDED        ENDED       YEAR ENDED JUNE 30,
                                                DECEMBER 31,    DECEMBER 31,   --------------------
                                                    1997            1996         1996       1995
                                               --------------  --------------  ---------  ---------
NET SALES
  Ophthalmic.................................    $   24,901      $   10,271    $  20,833  $  23,791
  Injectable.................................        17,422           6,248       13,092     13,714
                                               --------------  --------------  ---------  ---------
    Total net sales..........................    $   42,323      $   16,519    $  33,925  $  37,505
                                               --------------  --------------  ---------  ---------
                                               --------------  --------------  ---------  ---------

OPERATING INCOME
  Ophthalmic.................................    $    1,598      $      691    $   1,037  $   3,515
  Injectable.................................         2,428            (192)         994      1,466
  General Corporate..........................          (861)           (369)        (942)    (1,071)
                                               --------------  --------------  ---------  ---------
    Total operating income...................         3,165             130        1,089      3,910
  Interest and other (expense), net..........          (321)            (60)        (112)      (172)
                                               --------------  --------------  ---------  ---------
  Income before income taxes.................    $    2,844      $       70    $     977  $   3,738
                                               --------------  --------------  ---------  ---------
                                               --------------  --------------  ---------  ---------

IDENTIFIABLE ASSETS
  Ophthalmic.................................    $   20,957      $   12,293    $  13,179  $  13,171
  Injectable.................................        17,758          15,720       16,388     14,320
                                               --------------  --------------  ---------  ---------
    Total identifiable assets................    $   38,715      $   28,013    $  29,567  $  27,491
                                               --------------  --------------  ---------  ---------
                                               --------------  --------------  ---------  ---------
DEPRECIATION AND AMORTIZATION
  Ophthalmic.................................    $      516      $      214    $     331  $     395
  Injectable.................................           999             506          653        585
                                               --------------  --------------  ---------  ---------
    Total depreciation and amortization......    $    1,515      $      720    $     984  $     980
                                               --------------  --------------  ---------  ---------
                                               --------------  --------------  ---------  ---------

                                  AKORN, INC.

NOTE O--INDUSTRY SEGMENT INFORMATION (CONTINUED)
    For the year ended December 31, 1997, operating income for the ophthalmic segment includes non-recurring charges of $1,451,000 related to the relocation of the division from Abita Springs, Louisiana to the Chicago area. For the same period, operating income for the injectable segment includes non-recurring charges of $213,000 related to a change in an estimate of the timing of absorption of manufacturing overhead.

    For the year ended June 30, 1996, operating income for the ophthalmic and injectable segments includes non-recurring charges of $385,000 and $292,000, respectively, related to the acquisition of PRL and the realignment of the Company into two separate divisions.

    The Company records sales between the segments at fully absorbed cost.

NOTE P--COMMITMENTS AND CONTINGENCIES

    The Company is a party in legal proceedings and potential claims arising in the ordinary course of its business. Despite the inherent uncertainties of litigation, management of the Company at this time does not believe that such proceedings will have a material adverse impact on the consolidated financial position, results of operations, or cash flows of the Company.

NOTE Q--SUPPLEMENTAL CASH FLOW INFORMATION (IN THOUSANDS)

                                                                           SIX MONTHS
                                                           YEAR ENDED        ENDED       YEAR ENDED JUNE 30,
                                                          DECEMBER 31,    DECEMBER 31,   --------------------
                                                              1997            1996         1996       1995
                                                         --------------  --------------  ---------  ---------
Interest and taxes paid:
  Interest.............................................    $      592      $      189    $     442  $      25
  Income taxes.........................................           788              --          867      1,150
Noncash investing and financing activities:
  Treasury stock received for exercise of stock
    options............................................            --              --          123         --
  Notes issued for product acquisitions................         3,250              --           --         --
  Additions to capital lease obligations...............            --              --           --        706

NOTE R--SUBSEQUENT EVENTS

    On January 21, 1998, the Company announced the purchase of the NDA, trademark and U.S. trade name rights to Paremyd, a topical mydriatic combination product, from Allergan. Paremyd has been off the market for all of 1997 due to a raw material shortage. The Company will, with Allergan's assistance, move quickly to obtain FDA approval to manufacture the product at Taylor. The total purchase price was $700,000, with $500,000 paid in cash upon closing and $200,000 payable upon receipt of an approved supplement from the FDA or twelve months from closing, whichever is sooner.

    On January 13, 1998, the Company announced the purchase of two branded injectable products, Sufenta and Alfenta, from Janssen Pharmaceutica, Inc. The products are injectable opioid analgesics indicated for use in the induction and maintenance of general anesthesia. Both are NDA products, and Alfenta remains covered under patent. The total purchase price was $6,600,000, with $2,200,000 paid in cash upon closing and two additional payments of $2,200,000 payable on the next anniversary of the

                                  AKORN, INC.

NOTE R--SUBSEQUENT EVENTS (CONTINUED)
closing date and on December 29, 1999, respectively. The second two payments are secured by irrevocable bank letters of credit, which are issued under the revolving credit facility (see Note I).

NOTE S--RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which requires all items of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Other comprehensive income may include foreign currency items, minimum pension liability adjustments and unrealized gains and losses on certain investments in debt and equity securities. The accumulated balance of other comprehensive income must be displayed separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. The Company adopted this accounting standard on January 1, 1998, as required. Because the Company had no other items of comprehensive income, reclassification of financial statements for earlier periods was not required.

    In June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," which redefines how operating segments are determined and requires disclosure of certain financial and descriptive information about a Company's operating segments. The Company will adopt this accounting standard as of December 31, 1998, as required. The Company expects to continue reporting on ophthalmic and injectable segments.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                                 --------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                    -----
Prospectus Summary.............................           1
Risk Factors...................................           5
The Company....................................          13
Use of Proceeds................................          13
Dividend Policy................................          13
Price Range of Common Stock....................          14
Capitalization.................................          15
Selected Consolidated Financial Data...........          16
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................          17
Business.......................................          23
Management.....................................          36
Certain Relationships and Related
  Transactions.................................          41
Principal and Selling Stockholders.............          42
Description of Capital Stock...................          43
Shares Eligible for Future Sale................          45
Underwriting...................................          46
Legal Matters..................................          47
Experts........................................          47
Additional Information.........................          47
Index to Consolidated Financial Statements.....         F-1

                                 --------------

                                5,540,000 Shares

                                  AKORN, INC.

                                  Common Stock

                                  ------------

                                   PROSPECTUS
                                  ------------

                                 BT Alex. Brown
                            Warburg Dillon Read LLC

                                           , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth fees payable by the Company incurred in connection with the issuance and distribution of the Common Stock. All such fees and expenses, except the Securities and Exchange Commission registration fee, are estimated:

Securities and Exchange Commission Registration Fee..............  $  13,275
NASD Fee.........................................................      5,000
Nasdaq Stock Market Listing Fee..................................      2,000
Transfer Agent Fees and Expenses.................................
Printing Engraving Fees and Expenses.............................
Legal Fees and Expenses..........................................    250,000
Accounting Fees and Expenses.....................................
Miscellaneous....................................................
                                                                   ---------
    Total........................................................  $
                                                                   ---------
                                                                   ---------

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 83 of the Business Corporation Law of Louisiana (the "BCLL") and the Company's By-laws provide for the indemnification of directors and officers under certain circumstances, on a case by case basis, against expenses actually and reasonably incurred by a director or officer who was or is a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action by or in the right of the Company) by reason of the fact that he or she is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of the Company of another entity. In accordance with the BCLL, indemnification shall be made by the Company only as authorized in a specific case upon a determination that the applicable standard has been met. Such determination may be made (a) by a majority vote of a quorum of the board of directors who are disinterested, (b) by independent counsel or (c) by the shareholders.

    The Company's By-laws permit the Company to procure insurance on behalf of any current or former director, officer, employee or agent of the Company, or person who is or was serving at the request of the Company as a director, officer, employee or agent of the Company of another entity, against liability asserted against him or her in any such capacity, or arising out of his or her status as such, whether or not the Company would have the power to indemnify him or her against such liability under the BCLL.

    As permitted by the BCLL, the Articles of Incorporation provide that directors and officers of the Company shall have no personal liability to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for (i) any breach of the director's or officer's duty of loyalty to the Company or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) authorizing illegal dividends or redemptions or (iv) any transaction from which the director or officer derived an improper personal benefit.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

    On December 13, 1997, the John N. Kapoor Trust dated September 20, 1989 (the "Kapoor Trust"), of which John N. Kapoor, the Chairman and Chief Executive Officer of the Company, is sole trustee and beneficiary, purchased 1,000,000 shares of Common Stock. The price per share was $2.00 per share and the aggregate purchase price was $2.0 million. The shares were purchased in connection with the exercise of a warrant originally issued to the Kapoor Trust on September 3, 1992.

    In connection with the acquisition of PRL on May 31, 1996, the Company issued to the Benjamin Family Trust, the Yankoff Revocable Living Trust and the Gencarella Revocable Living Trust, as selling shareholders of PRL, 1,400,000 shares of Common Stock as consideration for all of the outstanding shares of PRL. The conversion rate was 14,814.815 shares of Common Stock for each share of PRL stock outstanding at the time of conversion.

    As to all such transactions described above, an exemption is claimed under
Section 4(2) of the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) EXHIBITS

        The following exhibits are filed as part of this Registration Statement:

   (1.1)** Form of Underwriting Agreement.

   (2.1) Agreement and Plan of Merger dated December 17, 1991, by and among Akorn,
           Inc., Aksub, Inc., Taylor Pharmacal Company (currently known as Taylor
           Pharmaceuticals, Inc. and formerly doing business as Taylor
           Pharmaceuticals and referred to herein as "Taylor") and certain former shareholders of Taylor, incorporated by reference to the Company's report on Form 8-K dated January 15, 1992 (file no. 000-13976) (the
           "1992 8-K").

   (2.2) Agreement and Plan of Merger among Akorn Manufacturing, Inc., Taylor and
           Pasadena Research Laboratories, Inc. dated May 7, 1996, incorporated by reference to the Company's report on Form 10-K for the fiscal year ended
           June 30, 1996 (file no. 000-13976) (the "1996 10-K").

   (3.1) Restated Articles of Incorporation of the Company dated September 6, 1991, incorporated by reference to Exhibit 3.1 to the Company's report on Form
           10-K for the fiscal year ended June 30, 1991 (file no. 000-13976) (the
           "1991 10-K").

   (3.2) Articles of Amendment to Articles of Incorporation of the Company dated
           February 28, 1997, incorporated by reference to Exhibit 3.2 to the Company's report on Form 10-K for the transition period from July 1, 1996 to December 31, 1996 (file no. 000-13976) (the "1996 Transition
           10-K").

   (3.3) Current Composite of By-laws of the Company, incorporated by reference to
           Exhibit 3.3 to the 1996 Transition 10-K.

   (4.1) Specimen Common Stock Certificate, incorporated by reference to Exhibit
           4.1 to the Company's report on Form 10-K for the fiscal year ended June
           30, 1988 (file no. 000-13976).

   (5.1)** Opinion of Jones Walker Walchter Poitevent Carrere & Denegre, LLP ("Jones
           Walker") as to the legality of the securities to be registered.

  (10.1) Akorn, Inc. Savings and Retirement Plan effective July 1, 1984, incorporated by reference to Form 10-K for the fiscal year ended June
           30, 1987 (file no. 000-13976).

  (10.2) Consulting Agreement dated November 15, 1990 by and between EJ Financial
           Enterprises, Inc., a Delaware corporation, and the Company, incorporated by reference to Exhibit 10.24 to the 1991 10-K.

  (10.3) 1991 Akorn, Inc. Stock Option Plan for Directors, incorporated by reference to Exhibit 4.3 to the Company's registration statement on Form
           S-8 (registration number 33-44785).

  (10.4) Stock Purchase Agreement dated November 15, 1990 by and between the John
           N. Kapoor Trust dated September 20, 1989 and the Company, incorporated by reference to Exhibit 10.21 to the 1991 10-K.

  (10.5) Amendment dated February 15, 1991 amending Stock Purchase Agreement dated
           November 15, 1990 by and between the John N. Kapoor Trust dated
           September 20, 1989 and the Company, incorporated by reference to Exhibit
           10.25 to the 1991 10-K.

  (10.6) Stock Registration Rights Agreement dated November 15, 1990 by and between the John N. Kapoor Trust dated September 20, 1989 and the Company, incorporated by reference to Exhibit 10.24 to the 1991 10-K.

  (10.7) Employment Agreement among Akorn, Inc., Taylor and Floyd Benjamin dated
           May 31, 1996, incorporated by reference to Exhibit 10.24 of the 1996
           10-K.

  (10.8)* Credit Agreement, dated as of December 29, 1997, among the Company, Taylor and The Northern Trust Company.

  (10.9)* First Amendment to Credit Agreement, dated as of March 27, 1998, among the
           Company, Taylor and The Northern Trust Company.

  (10.10)* Second Amendment to Credit Agreement, dated as of June 30, 1998, among the
           Company, Taylor and The Northern Trust Company.

  (10.11) Amended and Restated Akorn, Inc. 1988 Incentive Compensation Program dated
           February 12, 1998, incorporated by reference to Exhibit A to the
           Company's definitive Proxy Statement dated April 20, 1998.

  (11.1)* Computation of Earnings Per Share.

  (21.1)* Subsidiaries of the Company.

  (23.1)* Consent of Deloitte & Touche LLP.

  (23.2)** Consent of Jones Walker (contained in the opinion filed as Exhibit 5.1).

------------------------

*   Filed herewith

**  To be filed by amendment

ITEM 17.  UNDERTAKINGS

    (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (b) The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
    (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lincolnshire, in the State of Illinois, on the 28th day of July, 1998.

                                AKORN, INC.

                                By:  /s/ JOHN N. KAPOOR, PH.D.
                                     -----------------------------------------
                                     Name: John N. Kapoor, Ph.D
                                     Title: Chief Executive Officer

                               POWER OF ATTORNEY

    The undersigned directors and officers of Akorn, Inc. do hereby constitute and appoint John N. Kapoor, Ph.D. and Rita J. McConville, and each of them, with full power of substitution, our true and lawful attorneys-in-fact and agents to do any and all acts and things in our name and behalf in our capacities as directors and officers, and to execute any and all instruments for us and in our names in the capacities indicated below which such person may deem necessary or advisable to enable Akorn, Inc. to comply with the Securities Act of 1933, as amended (the "Securities Act"), and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but not limited to, power and authority to sign for us, or any of us, in the capacities indicated below and any and all amendments (including pre-effective and post-effective amendments or any other registration statement filed pursuant to the provisions of Rule 462(b) under the Securities Act) hereto; and we do hereby ratify and confirm all that such person or persons shall do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

  /s/ JOHN N. KAPOOR, PH.D.     Chairman of the Board of       July 28, 1998
------------------------------    Directors and Chief
    John N. Kapoor, Ph.D.         Executive Officer
                                  (Principal Executive
                                  Officer)

      /s/ FLOYD BENJAMIN        Executive Vice President       July 28, 1998
------------------------------    and Director
        Floyd Benjamin

      /s/ R. SCOTT ZION         Senior Vice President          July 28, 1998
------------------------------
        R. Scott Zion

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

    /s/ RITA J. MCCONVILLE      Vice President, Chief          July 28, 1998
------------------------------    Financial Officer,
      Rita J. McConville          Secretary and Treasurer
                                  (Principal Financial and
                                  Accounting Officer)

  /s/ DANIEL E. BRUHL, M.D.     Director                       July 28, 1998
------------------------------
    Daniel E. Bruhl, M.D.

       /s/ DOYLE S. GAW         Director                       July 28, 1998
------------------------------
         Doyle S. Gaw

                                  EXHIBIT LIST

(1.1)**    Form of Underwriting Agreement.

(2.1)      Agreement and Plan of Merger dated December 17, 1991, by and among Akorn, Inc.,
             Aksub, Inc., Taylor and certain former shareholders of Taylor, incorporated by reference to the 1992 8-K.

(2.2)      Agreement and Plan of Merger among Akorn Manufacturing, Inc., Taylor and Pasadena
             Research Laboratories, Inc. dated May 7, 1996, incorporated by reference to the
             1996 10-K.

(3.1)      Restated Articles of Incorporation of the Company dated September 6, 1991, incorporated by reference to Exhibit 3.1 to the Company's report on the 1991
             10-K.

(3.2)      Articles of Amendment to Articles of Incorporation of the Company dated February
             28, 1997, incorporated by reference to Exhibit 3.2 to the 1996 Transition 10-K.

(3.3)      Current Composite of By-laws of the Company, incorporated by reference to Exhibit
             3.3 to the 1996 Transition 10-K.

(4.1)      Specimen Common Stock Certificate, incorporated by reference to Exhibit 4.1 to the Company's report on Form 10-K for the fiscal year ended June 30, 1988 (file
             no. 000-13976).

(5.1)**    Opinion of Jones Walker as to the legality of the securities to be registered.

(10.1)     Akorn, Inc. Savings and Retirement Plan effective July 1, 1984, incorporated by reference to Form 10-K for the fiscal year ended June 30, 1987 (file no.
             000-13976).

(10.2)     Consulting Agreement dated November 15, 1990 by and between EJ Financial
             Enterprises, Inc., a Delaware corporation, and the Company, incorporated by reference to Exhibit 10.24 to the 1991 10-K.

(10.3)     1991 Akorn, Inc. Stock Option Plan for Directors, incorporated by reference to
             Exhibit 4.3 to the Company's registration statement on Form S-8 (registration number 33-44785).

(10.4)     Stock Purchase Agreement dated November 15, 1990 by and between the John N.
             Kapoor Trust dated September 20, 1989 and the Company, incorporated by reference to Exhibit 10.21 to the 1991 10-K.

(10.5)     Amendment dated February 15, 1991 amending Stock Purchase Agreement dated
             November 15, 1990 by and between the John N. Kapoor Trust dated September 20,
             1989 and the Company, incorporated by reference to Exhibit 10.25 to the 1991
             10-K.

(10.6)     Stock Registration Rights Agreement dated November 15, 1990 by and between the
             John N. Kapoor Trust dated September 20, 1989 and the Company, incorporated by reference to Exhibit 10.24 to the 1991 10-K.

(10.7)     Employment Agreement among Akorn, Inc., Taylor and Floyd Benjamin dated May 31,
             1996, incorporated by reference to Exhibit 10.24 of the 1996 10-K.

(10.8)*    Credit Agreement, dated as of December 29, 1997, among the Company, Taylor and
             The Northern Trust Company.

(10.9)*    First Amendment to Credit Agreement, dated as of March 27, 1998, among the
             Company, Taylor and The Northern Trust Company.

(10.10)*   Second Amendment to Credit Agreement, dated as of June 30, 1998, among the
             Company, Taylor and The Northern Trust Company.

(10.11)    Amended and Restated Akorn, Inc. 1988 Incentive Compensation Program dated
             February 12, 1998, incorporated by reference to Exhibit A to the Company's definitive Proxy Statement dated April 20, 1998.

(11.1)*    Computation of Earnings Per Share.

(21.1)*    Subsidiaries of the Company.

(23.1)*    Consent of Deloitte & Touche LLP.

(23.2)**   Consent of Jones Walker (contained in the opinion filed as Exhibit 5.1).

------------------------

*   Filed herewith

**  To be filed by amendment